Confidential

Exhibit 10.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

SERVICES AGREEMENT

between

Bottomline Technologies (de), Inc.

and

Bank of America, N.A.

i

ARTICLE 8	INTELLECTUAL PROPERTY	11
8.1	Ownership	11
8.2	Licenses	11
8.3	Bank Information and Tech Information	12
8.4	No Implied Licenses	13
8.5	Representation and Warranty	13

ARTICLE 9	SOURCE CODE	13
9.1	Escrow of Upgraded Application Software	13
9.2	Original Application Software	14
9.3	Updates and Verification	14
9.4	Escrow Costs	14
9.5	Escrow Release Conditions	14
9.6	Escrow Licenses	14

ARTICLE 10	CONFIDENTIALITY	15
10.1	Information Exchanges	15
10.2	Confidential Information	15
10.3	Exclusions	16
10.4	Restrictions on Disclosure	16
10.5	Custody of Confidential Information	16
10.6	Return and Destruction of Confidential Information	16
10.7	Disclosure Required by Law	17
10.8	Ownership & Publicity	17
10.9	User Documentation	17

ARTICLE 11	PAYMODE DATA SECURITY	17
11.1	Information Security	17
11.2	Business Associate Addendum	18
11.3	PayMode Security Program	18
11.4	Modifications Requested by Bank	19
11.5	Additional Participation with Bank	19
11.6	Subcontractors	19
11.7	Bank Network	19
11.8	Injunctive Relief	19

ARTICLE 12	REPRESENTATIONS AND WARRANTIES	20
12.1	Mutual Representation and Warranties	20
12.2	Viruses Warranty	20
12.3	Open Source	20
12.4	Service Quality	21
12.5	Software and Service Level Warranty	21
12.6	Intellectual Property Warranty	21
12.7	BAA Compliance	21
12.8	Privacy and Security Warranty	21
12.9	Customer Service Agreement Warranty	21

ARTICLE 13	INDEMNIFICATION	21
13.1	General	21
13.2	Tech IP Indemnity	22
13.3	Additional Remedy	22
13.4	Exclusions	22
13.5	Indemnification Procedure	22
13.6	Cooperation in Litigation	23

ARTICLE 14	LIMITATIONS OF LIABILITY; DISCLAIMER	23
14.1	Consequential Damages	23
14.2	General Limits	23
14.3	Exceptions	23
14.4	DISCLAIMER OF WARRANTIES	23

ARTICLE 15	TERM AND TERMINATION	24
15.1	Term	24
15.2	Termination Events	24
15.3	Termination for Convenience	24
15.4	Effect of Termination or Expiration	25
15.5	Termination Fee	25
15.6	Transition Services	25

ARTICLE 16	TECH PERSONNEL	26
16.1	Bank Benefit Plans	26
16.2	Replacement of Tech Resources	26
16.3	Subcontractors	26
16.4	Conduct	26
16.5	Hiring and Background Checks	27
16.6	Notification	27

ARTICLE 17	INSURANCE	27
17.1	General	27
17.2	Insurance Certificates	29

ARTICLE 18	ARBITRATION	30
18.1	Binding Arbitration	30
18.2	Procedure	30
18.3	Decisions	30
18.4	Other Remedies	30

ARTICLE 19	AUDIT	31
19.1	Maintenance of Records	31
19.2	[**]	31
19.3	Bank Confidential Audits	31
19.4	Regulators	31
19.5	Other Audits	31

ARTICLE 20	NON-DISCRIMINATION AND DIVERSITY	32
20.1	Equal Opportunity Employers	32
20.2	General	32
20.3	Representation by Tech	32

ARTICLE 21	ENVIRONMENTAL INITIATIVE	32

ARTICLE 22	DEFINITIONS; INTERPRETATION	33

ARTICLE 23	GENERAL	38
23.1	Compliance with Laws	38
23.2	OCC Compliance	38
23.3	Financial Responsibility	38
23.4	Business Continuity and Disaster Recovery	38
23.5	Force Majeure	39
23.6	Affiliates and Restriction on other Third Party Beneficiaries	39
23.7	Entire Agreement	39
23.8	Succession and Assignment	39
23.9	Counterparts and Facsimile Signature	39
23.1	Headings	40
23.11	Notices	40
23.12	Governing Law	40
23.13	Consents and Approvals	40
23.14	Amendments and Waivers	40
23.15	Construction	41
23.16	Severability	41
23.17	Relationship of the Parties	41
23.18	Remedies	41

SCHEDULE A - PayMode Services/Deliverables
SCHEDULE B - PayMode Service Levels/Support Services
SCHEDULE C - Annual Enhancement Value
SCHEDULE D - Service Fees
SCHEDULE E - Bank and Tech Sales and Marketing Responsibilities
SCHEDULE F - Model Escrow Agreement
SCHEDULE G - PayMode Security Requirements
SCHEDULE H - Business Associate Agreement
SCHEDULE I - Agreements Subject to Consent Requirement
SCHEDULE J - Background Checks
SCHEDULE K - Business Continuity Requirements

SERVICES AGREEMENT

    This SERVICES AGREEMENT (the “Services Agreement”) is made effective as of the Closing Date, by and between Bottomline Technologies (de), Inc., a Delaware corporation (“Tech”), and Bank of America, N.A., a national banking association (“Bank”).

    Tech and Bank are parties to an Asset Purchase Agreement entered contemporaneously with this Services Agreement, whereby Tech acquired substantially all of the assets and related operations of Bank’s PayMode business (the “Acquisition Agreement”).  Tech and Bank are also parties to a Transition Services Agreement entered contemporaneously with this Services Agreement that sets out how the PayMode Services will be transitioned from Bank to Tech (the “Transition Agreement”).

    This Services Agreement contemplates that Tech will provide to Bank the PayMode Services for the benefit of Bank’s Customers, as well as certain other related services, on the terms and conditions set forth herein.

    Capitalized terms used in this Services Agreement shall have the meanings ascribed to them in Article 22 or as otherwise set forth in the body of this Services Agreement.

    In consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties  agree as follows.

ARTICLE 1

PAYMODE SERVICES

    1.1 General.  Beginning on the Closing Date and during the Term of this Services Agreement, Tech shall provide the PayMode Services to Bank and, at Bank’s direction, to Bank’s Customers.  Tech shall operate and maintain the PayMode System and all facilities, connectivity, hardware, software and other materials and shall employ all personnel necessary to provide the PayMode Services to Bank and Bank’s Customers as anticipated and required herein.  Unless the Parties otherwise agree in writing, all PayMode Services shall be provided, whether in whole or in part, by Tech, its employees, Representatives and/or Subcontractors in and from a location or locations in one or more of the fifty states of the United States of America only, all subject to applicable laws and regulations.  Notwithstanding the foregoing, Tech and/or its Subcontractors may perform software coding and/or programming outside the fifty states of the United States of America, provided that Tech shall not send, utilize or access PayMode Data outside the fifty states of the United States of America at any time without the prior written consent of Bank.

    1.2 Level of Services.  Tech shall provide the PayMode Services to Bank and/or Bank’s Customers at levels that meet or exceed the performance levels set forth in Schedule B (the “Service Levels”), but in no event having functionality and performance levels less than the Bank provided for itself immediately prior to the Closing Date.  Without limitation of any other remedies available to Bank, failure to meet the Service Levels shall result in a [**] to the Bank as set forth in Schedule B, provided that any such [**] received by Bank shall [**] available to Bank.

    1.3 Use of PayMode System.  Tech shall use the PayMode System to provide the PayMode Services to Bank and/or Bank’s Customers, and as the PayMode System is enhanced and improved, pursuant to Article 3 and otherwise, Tech will incorporate all Enhancements into its provision of the PayMode Services to Bank and Bank’s Customers and will make available to Bank such other enhancements and improvements on similar terms and conditions as such enhancements and improvements are made generally available to other customers of Tech.

    1.4 Customer Files.  In its provision of the PayMode Processing Services, Tech shall accept and process files that are received directly from Bank’s Customers as well as Customer-initiated files that are routed through Bank’s network and systems prior to being submitted to Tech for processing.

    1.5 Bank Services.  At no cost to Tech, Bank shall provide use of ACH and wire transfer systems to debit and credit accounts and shall enable interfaces to Bank systems as outlined in Appendix A to Schedule A (“Bank Interfaces”) as necessary to complete the transactions facilitated by the PayMode Processing Services, solely for Bank’s Customers.  Bank shall provide sponsorship of Tech to [**] as a condition of Tech entering into a direct relationship with [**] solely to provide the PayMode Processing Services to Bank’s Customers.

    1.6 Cooperation.  Each Party shall name a point of contact (such Party’s “Relationship Manager”), who shall be responsible for the day-to-day implementation of this Services Agreement, including attempted resolution of any issues that may arise during the performance of either Party’s obligations hereunder.  The Relationship Manager of each Party (i) must be reasonably acceptable to the other Party; (ii) will meet regularly with the other Party’s Relationship Manager; and (iii) will have the authority to make decisions with respect to actions to be taken by such Party in the ordinary course of performance of this Services Agreement.

    1.7 Status Meetings.  Tech and Bank shall meet on a semi-annual basis to review the status, objectives and future plans for the PayMode Services.  In addition to the Parties’ respective Relationship Managers and others whose attendance will be beneficial, a member of Tech’s senior management and Bank’s head of Global Project Management (or an individual having substantially the same responsibility) shall attend such meetings.

    1.8 Non-exclusive Provider.  The Parties acknowledge and agree that Bank has no obligation whatsoever to obtain the Services or any other services from Tech and that Tech shall not be considered Bank’s exclusive provider of any goods or services provided hereunder.  Bank retains the unconditional right to utilize other vendors in the provision of services and products whether or not the same as or similar to the Services.

ARTICLE 2

ENHANCEMENTS

    2.1 Enhancements to PayMode System.  Tech shall be responsible for the continued development of the PayMode System.  Without limiting the generality of the foregoing, Tech shall develop and incorporate into the PayMode System and PayMode Services the additional features and functionality identified in Section 2.3(a) (collectively, “[**] Enhancements”).  Further, over time Tech will determine, with input from Bank as set forth in Section 2.2(c), additional features and functionality that Tech shall develop and incorporate into the PayMode System and PayMode Services (collectively, [**] Enhancements [**] Enhancements, “Enhancements”).

    2.2 Product Roadmap.

        (a) [**] roadmap [**] (the “Product Roadmap”).  Tech acknowledges and agrees that, at a minimum, the Product Roadmap shall include the [**] Enhancements set forth in Section 2.3(a).

        (b) With respect to [**] Enhancements, the Product Roadmap shall include, at a minimum, the completion dates for particular [**] Enhancements, any interim milestones applicable to the development, and an indication as to how the Annual Enhancement Value (as that term is defined in Section 2.7 below) will be allocated amongst such [**] Enhancements.  Tech shall develop [**] Enhancements in accordance with the Product Roadmap and must deliver the [**] Enhancements to Bank for acceptance testing pursuant to Section 2.9 by the Delivery Date.  In the event Tech fails to deliver the [**] Enhancements for acceptance testing by the Delivery Date, Bank shall be entitled to [**] until the [**] Enhancements are accepted by Bank.  If Tech delivers the [**] Enhancements to Bank for acceptance testing prior to the Delivery Date such that Bank conducts acceptance testing after the Delivery Date, then, in the event the [**] with the functional business requirements pursuant to Section 2.9, Bank shall be entitled to [**], which shall apply retroactively to the Delivery Date, until the [**] Enhancements are accepted by Bank.  Either of the foregoing conditions giving rise to Bank’s entitlement to a [**] shall be a material breach of this Services Agreement and Bank, at its option, may immediately terminate this Services Agreement upon either of the foregoing conditions being met, in addition to other remedies available to it pursuant to this Services Agreement or otherwise.

        (c) Any [**] to which Bank is entitled as a result of the terms of this Section 2.2 shall be determined as follows: (i) for the first month following the Delivery Date, the [**]; (ii) for the month following the first month, the [**]; and (iii) for each month thereafter, the [**].  In the event Bank accepts a [**] Enhancement prior to the expiration of a complete month according to the foregoing schedule, the [**] due hereunder for that month shall be pro-rated to the date of acceptance by Bank.

        (d) Following acceptance of the [**], Tech shall establish a [**] on which Bank shall have a permanent seat, which shall meet on a quarterly basis with Tech’s senior product management executives for the PayMode business.  Subject to Section 2.3(b), the [**] with respect to the development of any [**] and may make modifications and additions to the [**] as it relates to [**].  With respect to [**], the [**] shall include, at a minimum, the anticipated completion dates for particular [**] and, if applicable, an indication as to how the Annual Enhancement Value will be allocated amongst such [**].  In the event the Parties agree that the [**] will be established prior to the acceptance of the [**], the [**] shall have no authority to modify or eliminate any [**] set forth in Section 2.3(a) or to change the [**] with respect to [**], unless agreed to in writing by Bank.

    2.3 Specific Features and Functionality.

        (a) The following [**] Enhancements shall be included in the Product Roadmap for development during Contract Years [**]:

            1. [**]; and

            2. [**].

        (b) Unless otherwise agreed by Tech and Bank in writing, the [**] shall select [**] Enhancements for inclusion in the Product Roadmap from the following features and functionality:

        [**]

    2.4 Changes to the Product Roadmap, Etc.  Bank and Tech acknowledge that the Parties’ priorities may change from time to time, and changes to the Product Roadmap may be required.  Furthermore, the timing of delivery of Enhancements may change based on the various transition activities of the Parties pursuant to the Transition Agreement. Changes to the Product Roadmap that materially impact the timing of delivery of [**] Enhancements or the expected functionality or features included in [**] Enhancements shall be mutually agreed to in writing by the Parties prior to any changes being made.  No changes or deletions may be made to the Product Roadmap that affect the [**] Enhancements without Bank’s prior written consent.  Tech will not publically announce the availability of [**] Enhancements or [**] Enhancements without prior written notification to Bank.

    2.5 Bank Cooperation.  Bank shall reasonably cooperate, and shall cause its applicable Affiliates to reasonably cooperate, with Tech to carry out all tasks reasonably necessary for the development, integration, and acceptance of Enhancements in accordance with the Product Roadmap and as anticipated herein.

    2.6 [**] to any financial institution or similar entity for a [**] period commencing upon the date that such features and functionality are deployed into production.  Additionally, Tech agrees that the [**] shall be made available exclusively to Bank’s Customers, and not to other customers of Tech or customers of any other financial institution.  Bank and Tech will use reasonable efforts to mutually agree upon terms in which the [**] is offered to Tech’s direct customers.

    2.7 Annual Enhancement Value.  During each Contract Year, Tech shall deliver ongoing Enhancements, supporting technology and other infrastructure having a value of at least [**] United States Dollars ($[**]), as calculated in accordance with Schedule C attached hereto (the “Annual Enhancement Value”) and Bank shall have no obligation or liability for such Annual Enhancement Value, which shall be solely borne by Tech.  Notwithstanding anything herein or in the Services Agreement to the contrary, a minimum of $[**] of the $[**] shall be directly attributed to development and implementation of the [**] Enhancements and [**] Enhancements.  Upon the reasonable request of Bank, Tech shall provide Bank with documentation reasonably acceptable to Bank setting forth how the Annual Enhancement Value is being or has been applied for a particular Contract Year.  If, in any particular Contract Year, the Annual Enhancement Value is not applied in its entirety, whether due to the rejection of Enhancements by Bank pursuant to Section 2.9 or otherwise, the remaining unexpended portion of the Annual Enhancement Value will be allocated to Enhancements in subsequent Contract Years.  Upon expiration of the Initial Term, any unexpended portion of the Annual Enhancement Value, which amount shall include the difference between $[**] and the value of all Enhancements delivered and accepted by Bank during the Initial Term, shall be available to Bank as a [**].  If Tech delivers Enhancements having an aggregate value that exceeds the Annual Enhancement Value in any Contract Year, Tech’s obligation with respect to delivering Enhancements in the remaining Contract Years of the Initial Term shall be reduced in the aggregate by the amount of such excess.

    2.8 Delivery of [**] Enhancements.  Subject to Section 2.4, Tech shall use Reasonable Best Efforts to deliver the [**] Enhancements for use by Bank in accordance with the Product Roadmap.

    2.9 Acceptance of Enhancements.

        (a) [**] Enhancements.  As part of Tech’s product development process, Tech shall provide Bank with pre-development, functional business requirements for the [**] Enhancements for Bank’s review and written approval.  Following timely receipt of Bank’s approval, and upon Tech satisfying itself that the [**] Enhancements conform to the functional business requirements, Tech will provide Bank with the applicable Acceptance Materials.  Bank shall review the Acceptance Materials and shall accept or reject the corresponding [**] Enhancement prior to expiration of the Acceptance Period.  If Bank discovers that any [**] Enhancement does not meet the approved functional business requirements, Bank shall notify Tech of the deficiencies, including which acceptance criteria were not met.  Tech, at its own expense and as part of the Annual Enhancement Value, shall modify, repair, adjust or replace the [**] Enhancement in order to correct the deficiency and submit the revised Acceptance Materials within thirty (30) calendar days or such other mutually agreed time frame following the date of Bank’s deficiency notice.  Bank will review the revised Acceptance Materials and determine whether the modified [**] Enhancement is acceptable.  Tech shall assist Bank, as reasonably requested, in reviewing the acceptance tests as anticipated herein.  Bank’s rejection of any [**] Enhancement after two Acceptance Periods shall be a material breach of this Services Agreement and Bank, at its option, may immediately terminate this Services Agreement.  In addition to other remedies that Bank may have under this Services Agreement or otherwise, in the event two (2) or more [**] Enhancements deployed into production result in material production issues, Tech and Bank will mutually modify the acceptance process to allow for additional bank involvement in the overall Enhancement testing process.

        (b) [**] Enhancements. As part of Tech’s product development process, Tech shall provide Bank with pre-development, functional business requirements for the [**]

Enhancements that have been approved by the [**].  Upon Tech satisfying itself that the [**] Enhancements conform to the functional business requirements, Tech will provide Bank with the applicable Acceptance Materials.  Bank shall review the Acceptance Materials and shall, within the Acceptance Period, either confirm that the corresponding [**] Enhancement materially conforms to the functional business requirements or notify Tech that the [**] Enhancement does not conform to the functional business requirements, including specifying the particular manner in which the [**] Enhancement does not so conform.  In the event Tech receives notification that a [**] Enhancement does not conform to the functional business requirements, Tech, at its own expense and as part of the Annual Enhancement Value, shall modify, repair, adjust or replace the [**] Enhancements in order to correct the identified deficiencies and submit the revised Acceptance Materials within thirty (30) calendar days or such other mutually agreed time frame following the date of Bank’s deficiency notice.  Bank will review the revised Acceptance Materials, and will either confirm that the resubmitted [**] Enhancement materially conforms to the functional business requirements or notify Tech again that the [**] Enhancement does not so conform.  Tech shall assist Bank, as reasonably requested, in reviewing the Acceptance Materials as anticipated herein.  If after [**] Acceptance Periods Bank has not confirmed that a [**] Enhancement materially conforms to the functional business requirements, Tech, at its option, may: (a) at its own expense and not as part of the Annual Enhancement Value, repair, modify, adjust or replace the [**] Enhancement so that such [**] Enhancement materially conforms to the functional business requirements; or (b) elect to exclude the value of such [**] Enhancement (as calculated in accordance with Schedule C) from the Annual Enhancement Value; provided, however, that in the event Tech chooses option (a) above and does not satisfactorily adjust, modify, repair or replace the [**] Enhancement within ninety (90) days of the Bank’s third notification of rejection, the value of such [**] Enhancement, as calculated in accordance with Schedule C, shall not be included in the Annual Enhancement Value.

        (c) The Parties acknowledge and agree that, prior to the commencement of the formal Acceptance Period set forth above with respect to Acceptance Materials, Tech may deliver, and Bank may review and conduct preliminary tests with respect to, the Acceptance Materials (or components thereof).  In addition, Bank may from time to time consult with Tech to monitor the interim progress of the creation and development of Enhancements, and Bank may provide preliminary feedback to Tech as to the suitability of any such Enhancements.  The Parties acknowledge and agree that no such informal reviews, preliminary testing, interim monitoring or feedback shall be deemed to be part of the formal acceptance testing procedure set forth in Section 2.9, nor shall it be deemed to act as an acceptance or rejection of any such Enhancements, and Bank shall not be deemed to have waived any of its rights, or any of Tech’s obligations, set forth in this Section 2.9 or elsewhere in this Services Agreement.  Any acceptance or rejection of any Enhancements shall occur only during the Acceptance Periods, as set forth above.  Contemporaneously with its formal delivery to Bank of the Acceptance Materials for acceptance testing, Tech shall provide a written notice to Bank (the “Acceptance Testing Notice”), and Bank’s receipt of such Acceptance Testing Notice shall signal the formal commencement of the acceptance testing with respect to Acceptance Materials.  The Acceptance Testing Notice shall state that Tech has delivered versions of Acceptance

Materials, which Tech reasonably believes to be production ready, to Bank for formal acceptance testing in accordance with Section 2.9 of this Services Agreement.

ARTICLE 3

CUSTOMIZATIONS

    3.1 Development of Customizations by Tech.  Bank may request that Tech develop specific features or functionality that are not included in the Product Roadmap for incorporation into the PayMode Services in order to meet the specific requirements of Bank or one or more of Bank’s Customers (the “Customizations”).  Unless Tech has a reasonable basis for not doing so, Bank and Tech shall enter into a mutually agreed upon Statement of Work for development of each Customization, setting forth, at a minimum: (a) the Customization and other Work Product to be provided by Tech to Bank pursuant to the Statement of Work; (b) specifications for the Customization and/or other Work Product; (c) a Schedule detailing the timeframe for the work and delivery of the Customization and/or other Work Product; and (d) the fees, if any, that Bank will pay Tech for the development (the “Customization Fees”).  Bank shall reasonably cooperate with Tech to carry out all tasks reasonably necessary for Tech’s development of Customizations in accordance with the time Schedule described in the Statement of Work.  All Customizations and other Work Product provided to Bank pursuant to a Statement of Work hereunder shall be subject to the acceptance testing procedure set forth for [**] Enhancements in Section 2.9(a) above.

    3.2 Changes.  Bank may direct changes to Statements of Work, including changes to Customizations and schedules.  If Bank directs any such change, Tech will promptly notify Bank in writing if Tech believes that such change merits an adjustment to the Customization Fees.  Following receipt of such information, Bank may elect to withdraw its request for the change or enter into negotiations with Tech regarding adjustments to the Customization Fees.  Any agreed upon changes, including adjustments to the Customization Fees, will be reflected in written amendments to the affected Statements of Work, executed by the Relationship Managers of both Parties.

ARTICLE 4

MAINTENANCE AND SUPPORT SERVICES

    4.1 General.  Tech shall provide to Bank and/or Bank’s Customers maintenance and support services and assistance reasonably required to permit Bank and Bank’s Customers to use the PayMode System, the Application Software, the Customizations and other Work Product, and to otherwise utilize the Services provided hereunder as contemplated by this Services Agreement and/or any Statement of Work, and to ensure that the Application Software is Operative and that the PayMode Services are being provided in accordance with Schedule B at all times (as further defined below, the “PayMode Maintenance Services” and the “PayMode Support Services”).

    4.2 Maintenance.  The “PayMode Maintenance Services” shall include maintenance of the PayMode System, the Application Software, Customizations and any other Work Product,

the provision of any and all changes, periodic patches, fixes, error corrections, agreed-upon modifications, enhancements, updates, upgrades, and all other additions, improvements or alterations thereto and increased functionality thereof regardless of the nature or advancement of the technologies upon which they are based which are reasonably required or useful for the operation of, or otherwise enhance the efficiency and effectiveness of the PayMode Services and the Work Product.

    4.3 Support and Customer Service.  The “PayMode Support Services” shall include administrative, technical and troubleshooting support via telephone, facsimile, e-mail, Internet and remote access, as further set forth in Schedule B attached hereto.

    4.4 [**] Project.  Upon request by Bank, which shall not be made sooner than one hundred and eighty (180) days after the Closing Date, Tech will provide Bank, at Bank’s expense or as [**], in the sole discretion of Bank, with a written proposal detailing the scope of work associated with Tech developing and implementing enhancements to the PayMode System to allow Bank to [**] (the “[**] Project”).  Bank shall provide reasonable cooperation to Tech in formulating the proposal.  Tech shall provide said proposal no later than one hundred and eighty (180) days after receiving Bank’s request.  The proposal shall include, at a minimum, the cost to Bank, the time required for Tech to complete the [**] Project, and any potential impact to the Product Roadmap.  Bank shall be under no obligation to accept the [**] Project proposal.  Notwithstanding anything herein to the contrary and without limiting any other rights or remedies available to Bank, the Parties agree that upon the occurrence of Tech providing the PayMode Processing Services to [**] of Bank, and upon one hundred and eighty (180) days prior written notice from Bank, Tech shall perform the [**] Project at Bank’s expense or as [**], in the sole discretion of Tech.  In the event Tech determines that the [**] Project will be performed at Bank’s expense, the [**] Project shall be deemed a Customization for purposes of this Services Agreement.  In addition, in the event that the performance metrics for either Service Calls or Abandonment Rate receives a score of [**] as set forth in Attachment 1 to Schedule B, for [**], then, upon written notice from Bank, Tech shall perform the [**] Project at Tech’s expense and Bank may [**].

ARTICLE 5

TRAINING

    As reasonably requested by Bank and at Tech’s expense, Tech shall from time to time provide training on the use of the PayMode Services and the Application Software for Bank personnel to perform internal Bank personnel and Customer training.  Any such training provided hereunder shall be reasonable in scope and frequency, and shall be provided at locations mutually agreed upon by the Parties.  Tech shall provide training documentation for each attendee at any training classes Tech conducts and shall make such training documentation available online.  If Bank desires to train its own personnel, Tech shall provide Bank, at no charge, with all trainer/class leadership materials that Tech has available and/or used in connection with the training classes conducted for Bank.  Bank may duplicate these materials for Bank’s use exclusively and use them to conduct other classes at Bank’s discretion.  Such materials shall be considered Confidential Information of Tech.  In extraordinary circumstances and when requested by Bank, Tech may agree to provide direct Customer training.  If such training is to be conducted at a Customer’s site, Bank will reimburse Tech for reasonable out-of pocket travel expenses.

ARTICLE 6

FEES, INVOICING AND PAYMENTS

    6.1 Invoicing.  Bank shall pay Tech the fees for the provision of the PayMode Services as set forth in Schedule D (the “Service Fees”), [**].  The Subscription Fees and all other Service Fees will be invoiced monthly in arrears on a single invoice totaling all Service Fees applicable to provision of the PayMode Services during the month.  Customization Fees will be invoiced pursuant to the corresponding Statement of Work or, if not specified, monthly in arrears.

    6.2 Invoice Requirements.  Tech shall invoice Bank for all amounts payable under this Services Agreement using a Bank-designated method.  Invoices shall contain such detail as Bank may reasonably require from time to time including, as applicable: (a) the amount for each item on the invoice, (b) the state where any invoiced services were performed, (c) the Bank Services Agreement reference number, and (d) the Statement of Work number if applicable.  Invoices (i) omitting the (A) state where the invoiced services were performed, (B) Agreement reference number or (C) Statement of Work number if applicable, or (ii) that fail to list services separately, or that are incorrect, incomplete or inaccurate, will not be paid, and will be returned to Tech.  The Bank Relationship Manager will contact the Tech Relationship Manager to address any incorrect invoice informally prior to initiating the dispute resolution process under this Services Agreement.

    6.3 Payment Terms.  Bank shall pay Tech for all services and applicable taxes invoiced in accordance with the terms of this Services Agreement within [**] of the date of receipt of a valid and correct invoice by Bank.  Tech shall accept payment through ACH transfer.  Bank reserves the right to pay prior to the expiration of the [**] period.

    6.4 Amounts Not Invoiced.  Amounts not invoiced by Tech to Bank within [**] after such amounts could first be invoiced under this Services Agreement may not thereafter be invoiced, and Bank shall not be required to pay such amounts.

    6.5 Taxes.

        (a) Invoices shall include and list all applicable VAT, sales, use or excise taxes that are a statutory obligation of Bank as separate line items identifying each separate tax category and taxing authority.  Bank will reimburse Tech for all VAT, sales, use or excise taxes levied in accordance with the general statutes or other authoritative directives of the taxing authority on amounts payable by Bank to Tech pursuant to this Services Agreement, however, Bank shall not be responsible for remittance of such taxes to applicable tax authorities.

        (b) Bank shall not be responsible for any ad valorem, income, gross receipts, franchise, privilege, value added or occupational taxes of Tech.  Bank and Tech shall each bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property.  Tech shall ensure that the business personal property tax exemption granted to financial institutions by California, Missouri, Virginia, Maryland, South Carolina, or other states is properly applied.

        (c) Tech shall be responsible for the payment of all interest and penalties related to any taxes assessed or levied as contemplated by this Section 6.5 to the extent that Tech fails to accurately and timely invoice Bank for such taxes and remit such taxes directly to the applicable taxing authority; provided, however, in no event shall Tech be responsible for the payment of the underlying tax liability, which tax liability shall always be a liability of Bank.  In the event that a taxing authority performs a sample and projection audit of Bank, then Tech shall be responsible for the payment of all interest and penalties on any projected taxes assessed resulting from taxing errors identified by such taxing authority on Tech’s invoices. In the event Tech voluntarily registers to collect sales tax at some future date, and wishes to remit historical taxes Tech deems due, Bank will only be responsible for the taxes due for the time period that Bank is statutorily obligated to the tax authorities in each state.

        (d) Tech shall cooperate with Bank and any taxing authority involving any audit of sales, use or excise taxes.  Upon request from Bank, Tech will provide copies of invoices in electronic form that have been selected for review by any taxing authority, together with documents supporting the identification of taxable and nontaxable portions of amounts reflected on such invoices.  Bank may furnish Tech with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation.  If Bank pays or reimburses Tech under this Section 6.5, Tech hereby assigns and transfers to Bank all of its right, title and interest in and to any refund for such taxes paid.  Any claim for refund of taxes against the assessing authority may be made in the name of Bank or Tech, or both, at Bank’s option.  Bank may initiate and manage litigation brought in the name of Bank or Tech, or both, to obtain refunds of amounts paid under this Section 6.5.  Tech shall cooperate fully with Bank, at Bank’s expense, in pursuing any refund claims, including any related litigation or administrative procedures.

    6.6 Records.  Tech shall keep and maintain complete and accurate accounting records in accordance with generally accepted accounting principles consistently applied to support and document all amounts becoming payable to Tech hereunder.  Tech will retain these records for a period of seven (7) years or such longer period as may be required by law.  Upon request from Bank and within a reasonably prompt time after such request, Tech shall provide to Bank (or a Representative designated by Bank) access to such records for the purpose of auditing such records during normal business hours.

ARTICLE 7

SALES AND MARKETING

    7.1 Responsibilities.  The Parties shall comply with the obligations set forth in Schedule E attached hereto.  Notwithstanding anything herein to the contrary, including the foregoing sentence, Bank shall only be responsible for those sales and marketing activities relating to the PayMode Services as Bank deems prudent, in its sole discretion.

    7.2 PayMode Marks.  Any use of the PayMode Marks by Bank shall be solely in connection with Bank’s efforts to sell, market and provide the PayMode Services to Bank’s Customers, and shall be in accordance with the usage guidelines provided to Bank by Tech.  Subject to the foregoing, Tech hereby grants to Bank a non-exclusive, royalty-free, world-wide right and license to use (and to sublicense the use of) the PayMode Marks in connection with Bank’s sale, marketing, and provision of PayMode Services.

ARTICLE 8

INTELLECTUAL PROPERTY

    8.1 Ownership.

        (a) Tech will own exclusively the PayMode System, including the Application Software, related Documentation, and any Enhancements, including the Upgraded Application Software.  Except for Bank’s Information (as defined below), Bank hereby assigns to Tech all right, title and interest (including all Intellectual Property) in any Enhancements that Bank may have arising out of its participation in the development of Enhancements as anticipated herein.  Bank shall provide Tech, upon request and at Tech’s cost, with all assistance reasonably required to register, perfect or enforce such right, title and interest, including providing pertinent information and, executing all applications, specifications, oaths, assignments and all other instruments that Tech shall deem necessary.

        (b) Bank will own exclusively all Work Product and Tech hereby assigns to Bank all right, title and interest (including all Intellectual Property) in the Work Product.  Work Product, to the extent permitted by law, shall be deemed “works made for hire” (as that term is defined in the United States Copyright Act).  Tech shall provide Bank, upon request and at Bank’s cost, with all assistance reasonably required to register, perfect or enforce such right, title and interest, including providing pertinent information and, executing all applications, specifications, oaths, assignments and all other instruments that Bank shall deem necessary.

    8.2 Licenses.

        (a) Subject to the terms of this Services Agreement, Tech hereby grants to Bank: (i) a worldwide, non-exclusive license to access and use the PayMode System, including the Application Software, and any Enhancements thereto, including the Upgraded Application Software, including all Intellectual Property in any of the foregoing, for the benefit of Bank and Customers, consistent with the terms and conditions of this Services Agreement during the Term; and (ii) a worldwide, non-exclusive license to sublicense the access and use of the PayMode System, including the Application Software, and any Enhancements thereto, including the Upgraded Application Software, including all Intellectual Property in any of the foregoing, to

Bank’s Customers in connection with their use of the PayMode Services consistent with the terms and conditions of this Services Agreement and any applicable Customer Service Agreement during the Term.  The foregoing licenses expressly exclude any right of Bank to disclose, decompile, reverse engineer, or disassemble the Application Software or any portion thereof.

        (b) Subject to the terms of this Services Agreement, Bank hereby grants to Tech a worldwide, non-exclusive, royalty-free license under all of Bank’s Intellectual Property in any and all Work Product solely to provide the Services to Bank and Bank’s Customers as anticipated herein and perform its other obligations under this Services Agreement.

        (c) If, during the Term as part of Bank’s collaboration with Tech, participation on the [**], or otherwise in connection with this Services Agreement, Bank learns of any features, functionality, software, Enhancements, ideas, processes, products, inventions, methodologies, tools,  technology, and information owned in whole or in part by Tech (“Tech Proprietary Property”) that Bank, in its discretion, desires to incorporate into products or services of the Bank other than PayMode Processing Services, then, upon provision of written notice by Bank, the Parties shall agree upon reasonable terms that permit use of the desired Tech Proprietary Property by Bank.  Tech shall use Reasonable Best Efforts to retain sufficient rights in Tech Proprietary Property to grant the license anticipated herein to Bank.

    8.3 Bank Information and Tech Information.

        (a) In performing its obligations hereunder, the Bank may provide for Tech’s use proprietary technology, information, works of authorship or products that were not created specifically for Tech or for exclusive use with the PayMode System and/or PayMode Services, including software, methodologies, tools, specifications, drawings, sketches, models, samples, records, data and documentation, as well as Intellectual Property (all of the foregoing, collectively, “Bank Information”).  Bank Information will be the sole property of Bank and is expressly excluded from the assignment made by Bank in Section 8.1(a) above.  To the extent that Bank requires Tech to incorporate Bank Information or any derivative work thereof into the PayMode System and/or the PayMode Services as provided to Bank or generally to Tech’s customers, Bank hereby grants to Tech a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, transferable license, with the right to sublicense, to use, make, reproduce, import, modify, create derivative works based on, store on its servers, display, perform, promote, market, distribute, offer for sale and sell, export, permit the online use of or other electronic use of such Bank Information without identifying or seeking the consent of Bank, but only to the extent Bank has the right to grant such license.  The license granted herein shall not apply to any Bank Information which Bank did not expressly provide to Tech for its use hereunder.

        (b) As part of Tech’s performance of its obligations hereunder, Tech may utilize proprietary technology, information, works of authorship or products that were not created specifically for Bank or in connection with Tech’s performance of this Services

Agreement, including software, methodologies, tools, specifications, drawings, sketches, models, samples, records, data and documentation, as well as Intellectual Property, which have been originated, developed or purchased by Tech or by third parties under contract to Tech (all of the foregoing, collectively, “Tech Information”).  Tech Information will be the sole property of Tech and will be deemed not to be Work Product.  To the extent Tech incorporates Tech Information or any derivative work thereof into Work Product, Tech hereby grants to Bank a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, transferable license, with the right to sublicense, to use, make, reproduce, import, modify, create derivative works based on, store on its servers, display, perform, promote, market, distribute, offer for sale and sell, export, permit the online use of or other electronic use of such Tech Information (but not the PayMode System) without identifying or seeking the consent of Tech.

    8.4 No Implied Licenses.  Except as expressly provided in this Services Agreement, nothing in this Services Agreement shall give rise to any licenses under any Intellectual Property of either Party, whether by implication or otherwise.

    8.5 Representation and Warranty.  Each Party represents and warrants to the other that it has all rights necessary to give full force and effect to the assignments and licenses set forth in this Article 8.

ARTICLE 9

SOURCE CODE

    9.1 Escrow of Upgraded Application Software.  Upon request by Bank, which shall not occur earlier than a first release of Upgraded Application Software being used in production, the Parties will enter into an escrow agreement with the Escrow Agent substantially similar to the escrow agreement attached hereto as Schedule F.  Tech shall promptly thereafter provide to the Escrow Agent, the following items (collectively referred to as the “Deposit Materials”):

        (a) Source Code on magnetic or optical/CD ROM media in the original programming code language for, as applicable, (1) the Original Application Software, and (2) Upgraded Application Software;

        (b) Descriptions of the system/program generation;

        (c) Description of proprietary software, system/programs required for use or support that Tech does not possess, or for which Tech does not have rights sufficient to allow transfer or sublicense;

        (d) Description of menu and support programs and subroutine libraries;

        (e) Detailed explanation of compilation and execution procedures in human and machine-readable form (may be supplemented with video explanation);

        (f) Object Code for, as applicable, the Original Application Software and the Upgraded Application Software; and

        (g) The legal names, EIN numbers, addresses, phone numbers, and email addresses of those entities of the Vendor Network that are associated with Bank’s Customers, as such information is originally supplied by Bank's Customers and thereafter supplemented by Tech through the use of third party resources in order to execute vendor enrollment (collectively, the “Vendor Information”).

    9.2 Original Application Software.  Bank shall be entitled to retain a copy of the Deposit Materials in the form they take on the Closing Date in the event that an Escrow Release Condition occurs before Tech has provided Deposit Materials to the Escrow Agent.

    9.3 Updates and Verification.  Tech will update the Deposit Materials at least once per Quarter, except that Tech shall only be obligated to update the Vendor Information portion of the Deposit Materials once per Contract Year.  Upon each delivery of the Deposit Materials to the Escrow Agent, Bank shall have the right to have the Escrow Agent verify, at Bank’s expense, the Deposit Materials for accuracy, completeness and sufficiency, and to confirm that the Source Code compiles to the pertinent Object Code of the Application Software using the procedures established by the Escrow Agent (“Verification Services”).  Bank shall notify Tech of dates on which any such Verification Services will be performed, and the results thereof.  Each Party may elect to observe the Verification Services at its own expense.

    9.4 Escrow Costs.  Tech shall bear all costs associated with delivering the Deposit Materials to the Escrow Agent and Bank shall pay all fees charged by the Escrow Agent solely as such fees relate to the escrow of the Deposit Materials in connection with this Services Agreement.  Bank shall be entitled to access and use the Deposit Materials pursuant to the escrow licenses granted herein upon the occurrence of an Escrow Release Condition.  Until an Escrow Release Condition occurs, Bank shall not be permitted to access or use the Source Code.

    9.5 Escrow Release Conditions.  Any of the following events shall be deemed an “Escrow Release Condition” for purposes of this Services Agreement: (a) Tech fails to provide the PayMode Processing Services in all material respects for two (2) consecutive days;  (b) Tech causes Bank to be in material violation of any law or regulation governing the financial services industry that affects or, in Bank’s reasonable judgment, may affect the delivery or performance of the PayMode Services; (c) in the event that Tech fails to provide the PayMode Processing Services in all material respects for a period of time longer than fourteen (14) days due to a force majeure event; and (d) all of the events giving Bank a right to terminate this Services Agreement in accordance with Section 15.2.

    9.6 Escrow Licenses.

        (a) Subject to the terms and conditions of this Services Agreement, Tech hereby grants to Bank, commencing upon an Escrow Release Condition, a non-exclusive, non-transferrable, non-royalty bearing license to review and study the Deposit Materials in order to plan for the provision and transition of the PayMode Services through alternative means in the event that any applicable Escrow Release Condition is not resolved as provided herein.  The foregoing license shall terminate upon either the effective date of the license granted in Section 9.6(b) below or the satisfactory resolution of the relevant Escrow Release Condition within thirty (30) days after the occurrence of such Escrow Release Condition.

        (b) In the event that any Escrow Release Condition is not resolved to the satisfaction of Bank within thirty (30) days after the occurrence of such Escrow Release Condition, or in the event that Bank terminates this Services Agreement pursuant to Section 15.2, subject to the terms and conditions of this Services Agreement, Tech hereby grants to Bank a non-exclusive, non-transferable, license to:

            1. Copy, install, operate, modify, improve, and create derivative works from the Deposit Materials solely for purposes of improving and maintaining the Application Software.

            2. Copy, install, review, study, use, create derivative works from and operate the Deposit Materials (and any derivative works thereof created by Bank pursuant to this license) in a production environment at a data center operated by (or for the benefit of) Bank solely for purposes of providing PayMode Services to Bank’s customers.

        (c) The license granted in subsection (b) shall automatically terminate four (4) years after the date of the grant.  Following such termination of the license, at Bank’s option, the Parties shall mutually agree upon a new license for Bank to use the Deposit Materials on reasonable terms and conditions, including the payment of reasonable license fees.

ARTICLE 10

CONFIDENTIALITY

    10.1 Information Exchanges.  Subject to applicable law and good faith claims of privilege, each Party shall provide the other Party with all information regarding itself, the Customers, and the transactions under this Services Agreement that the disclosing Party reasonably believes is required to comply with all applicable laws in connection with the provision of Services pursuant to this Services Agreement.

    10.2 Confidential Information.  The term “Confidential Information” shall mean the terms of this Services Agreement, all information exchanged pursuant to Section 10.1 and all other data, trade secrets, business information and other information of any kind whatsoever that a Party (“Discloser”) discloses, in writing (including email or other electronic transfer), orally, visually or in any other medium, to the other Party (“Recipient”) or to which Recipient obtains access and that relates to Discloser or its Representatives, customers, third party vendors or licensors.  Bank’s Confidential Information includes PayMode Data.  For avoidance of doubt, the Vendor Network, all User Documentation, and the Deposit Materials shall be deemed the Confidential Information of Tech, provided, however, that Bank’s obligations with respect to Tech’s Confidential Information shall not apply to Bank’s treatment and/or use of the Deposit Materials to the extent such obligations are inconsistent with the scope of the licenses granted in Section 9.6.

    10.3 Exclusions.  Confidential Information shall not include any information that (a) Recipient rightfully has in its possession when disclosed to it, free of obligation to Discloser to maintain its confidentiality; (b) Recipient independently develops without access to Discloser’s Confidential Information; (c) is or becomes known to the public other than by breach of this Article 10, or (d) is rightfully received by Recipient from a third party without the obligation of confidentiality.  Any combination of Confidential Information disclosed with information not so classified shall not be deemed to be within one of the foregoing exclusions merely because individual portions of such combination are free of any confidentiality obligation or are separately known in the public domain.  Notwithstanding the foregoing, possession by Bank prior to the Closing Date of Vendor Network information, User Documentation, and Deposit Materials shall not deprive such information of its status after the Closing Date as Confidential Information of Tech under this Services Agreement.

    10.4 Restrictions on Disclosure.  Each of the Parties, as Recipient, hereby agrees that it will not, and will cause its Representatives, consultants, Affiliates, permitted Subcontractors and independent contractors not to disclose Confidential Information of the other Party during or after the Term of this Services Agreement, other than on a “need to know” basis and then only:  (a) to its Affiliates, employees or officers; (b) to its  independent contractors at any level, its agents and consultants, provided that all such persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of Article 10 and, if applicable, Article 11 hereof; (c) pursuant to an exception set forth in 15 U.S.C. 6802(e) and accompanying regulations, which disclosures are made in the ordinary course of business; or (d) as required by law or as otherwise expressly permitted by this Services Agreement.  Recipient shall not use or disclose Confidential Information of the other Party for any purpose other than to carry out its obligations under this Services Agreement.  Without limiting the generality of the foregoing, neither Party shall use the Confidential Information of the other to solicit business or customers.  Bank shall not use the Confidential Information of Tech to develop or sell services that compete with the PayMode Processing Services. Notwithstanding anything herein to the contrary, Tech may use aggregate data based on PayMode Data that does not include any personally identifiable information for marketing and advertising purposes.

    10.5 Custody of Confidential Information.  Recipient shall treat Confidential Information of the other Party with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care.

    10.6 Return and Destruction of Confidential Information.  Subject to Tech’s obligations under Section 15.6, upon expiration or termination of this Services Agreement for any reason or at the written request of a Party during the Term of this Services Agreement, the other Party shall promptly return to the requesting Party or destroy, at the requesting Party’s election, all Confidential Information of the requesting Party in the possession of the other Party or its subcontractors, subject to and in accordance with the terms and provisions of this Services Agreement.  In the event that Bank requests destruction of Confidential Information, Tech shall destroy such Confidential Information in accordance with the Information Destruction Requirements described within Schedule G.

    10.7 Disclosure Required by Law.  Recipient may disclose Confidential Information as required by law; provided however, to the extent legally permitted, Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser’s reasonable, lawful efforts to resist, limit or delay such disclosure.  Nothing in this Section 10.7 shall require any notice or other action by Bank in connection with requests or demands for Confidential Information by bank examiners.

    10.8 Ownership & Publicity.  All Confidential Information disclosed by a Party shall at all times remain the property of the Disclosing Party.  All PayMode Data shall at all times remain the property of Bank or the applicable Customer.  Each Party shall have responsibility for and bear all risk of loss or damage to Confidential Information of the other Party while such Confidential Information is in its possession, as well as damages resulting from the negligence or willful misconduct of the other Party, its Representatives or subcontractors in handling the Confidential Information of the other Party.   Except as otherwise agreed in writing, including as set forth in Section 11.1 of  the Acquisition Agreement, neither Party shall issue any media releases, public announcements and public disclosures, relating to this Services Agreement or use the name or logo of the other Party, including in promotional or marketing material or on a list of customers, provided that nothing in this paragraph shall restrict any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party.

   10.9 User Documentation.  Bank shall require its Customers to maintain as confidential any User Documentation that is distributed or disclosed to such Customers for use in connection with the PayMode Services.

ARTICLE 11

PAYMODE DATA SECURITY

    11.1 Information Security.  Tech acknowledges that Bank is required to comply with the information security standards required by the Gramm-Leach-Bliley Act (15 U.S.C. 6801, 6805(b)(1)) and the regulations issued there under (12 C.F.R. Part 40), the Fair and Accurate Credit Transactions Act (15 U.S.C. 1681, 1681w) and the regulations issued there under (12 C.F.R. Parts 30 and 41), the Health Insurance Portability and Accountability Act of 1996 (PL 104-191) and the regulations issued thereunder, as amended from time to time, and with other statutory, legal and regulatory requirements (collectively, “Privacy Laws”).  If applicable, Tech shall make reasonable best efforts to assist Bank to so comply and Tech shall itself comply and conform with applicable Privacy Laws, as amended from time to time, and with Bank policies for information protection as modified by Bank from time to time.  Tech hereby acknowledges and agrees that Tech has no right to access, receive, accept, transmit, store or otherwise use Bank’s Customer Information under any circumstance whatsoever unless and until Bank has approved the PayMode Security Program (as described below) and confirmed Tech’s compliance therewith and with such other terms or conditions as Bank may require.  After granting such rights to Tech, Bank may suspend, revoke or terminate such rights in its reasonable discretion upon written notice to Tech.  Upon receipt of such notice from Bank, Tech shall (i) immediately stop accessing and/or accepting Customer Information and (ii) promptly disable access to the

PayMode Processing Services by any Customer identified by the Bank.  Notwithstanding anything herein to the contrary, Tech shall not be liable for any failure to provide Services or perform its other obligations under this Services Agreement to the extent such failure is due to Bank’s suspension, revocation or termination of Tech’s rights to use Bank Customer Information under this Section 11.1, except if such suspension, revocation, or revocation is due to a breach by Tech of its obligations in this Services Agreement or other act or omission of Tech.

    11.2 Business Associate Addendum.  Tech hereby agrees to the terms of, and further agrees to execute, the Business Associate Addendum attached hereto as Schedule H (the “BAA”).

    11.3 PayMode Security Program.

        (a) Bank shall cooperate with Tech in the formulation of a PayMode Security Program that complies with the requirements of subsection (b) below, including providing to Tech information about the security program utilized by Bank prior to the Closing Date.  As soon as practically possible after the Closing Date, Tech shall provide Bank with a proposed PayMode Security Program for review by Bank and mutual agreement by the parties.  Bank shall notify Tech of any perceived deficiencies in the PayMode Security Program proffered by Tech and Tech, with Bank’s cooperation, shall submit a revised PayMode Security Program for review and approval by Bank.  Tech shall obtain Bank’s approval of the PayMode Security Program prior to System Day One.  On or prior to System Day One, Tech shall implement the approved PayMode Security Program and shall maintain the PayMode Security Program throughout the Term.  Tech shall not materially deviate from the PayMode Security Program in meeting its obligations under this Services Agreement without Bank’s prior written approval.  After the Closing Date and prior to receipt of Bank’s written approval of the PayMode Security Program Tech shall use the same security program utilized by Bank on the Closing Date.

        (b) At a minimum, the PayMode Security Program shall include:

            (i) Descriptions of systems or procedures designed to ensure the security, integrity and confidentiality of PayMode Data;

            (ii) Descriptions of systems or procedures designed to protect against any anticipated threats or hazards to the security or integrity of PayMode Data;

            (iii) Descriptions of systems or procedures designed to protect against unauthorized access to or use of PayMode Data that could result in substantial harm or inconvenience to the person or entity that is the subject of such PayMode Data;

            (iv) Descriptions of systems or procedures designed to ensure the proper destruction of PayMode Data;

            (v) Descriptions of governance and risk assessment processes to maintain controls over PayMode Data;

            (vi) A security awareness program that communicates security policies to all Tech Representatives having access to PayMode Data;

            (vii) Network diagrams depicting Tech perimeter controls and security policies and processes relevant to the protection of PayMode Data.  Examples of these policies include access control, physical security, patch management, password standards, encryption standards, and change control;

            (viii) Procedures for notifying Bank of changes that may impact the security of PayMode Data.  Such changes requiring notification include outsourcing of computer networking, data storage, management and processing or other information technology functions or facilities and the implementation of external Web-enabled (Internet) access to PayMode Data; and

            (ix) Use of strong, industry-standard encryption of PayMode Data transmitted over public networks (e.g., Internet, non-dedicated leased lines) and backup tapes residing at off-site storage facilities.

    11.4 Modifications Requested by Bank.  As reasonably requested by Bank and/or as necessitated by a change in the PayMode Security Requirements, Tech shall modify the PayMode Security Program and promptly implement the modifications.  If such modifications are made at Bank’s request and Tech does not anticipate incorporating the modifications into its provision of services for other of its customers, Bank shall pay for such modifications and they shall be subject to the terms of Article 3.

    11.5 Additional Participation with Bank.  Upon request by Bank, Tech will: (a) participate in Bank’s assessment process including the completion of online or on-site assessment(s), as appropriate, and remediation of any findings; and (b) participate in periodic discussions between Bank personnel and Tech Information Technology security personnel to review Tech’s security controls and compliance with the PayMode Security Requirements.

    11.6 Subcontractors.  Tech shall require any Subcontractors who have access to PayMode Data to implement and administer an information protection program and plan that complies with PayMode Security Requirements.  Tech shall include or shall cause to be included in written agreements with such Subcontractors or other persons or entities substantially the terms of this Article and the provisions of Schedules F and G.

    11.7 Bank Network.  Bank reserves the right to monitor Tech-maintained platforms that reside on the Bank network.  Tech may be required, at the expense of Bank, to assist with installation, support and problem resolution of Bank-owned equipment or processes, or to provide an information feed from such Tech-maintained platform to the Bank monitoring processes.

    11.8 Injunctive Relief.  In view of the potential for irreparable harm in the event of a breach of the Articles of this Services Agreement entitled “Confidentiality” and “PayMode Data Security”, and without limitation of any other remedies available to it, a Party shall have the right to obtain injunctive relief, without the necessity of posting bond, in the event of a breach of such Sections by the other Party.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

    12.1 Mutual Representation and Warranties.  Each Party represents and warrants the following: (a) it is in good standing in the state of its incorporation and is qualified to do business in each of the states in which it has operations, (b) it has secured, or shall secure, all permits, licenses, regulatory approvals, and registrations required to perform its obligations pursuant to this Services Agreement; (c) it shall perform all obligations pursuant to this Services Agreement, and shall ensure that its Representatives and Subcontractors shall perform all obligations pursuant to this Services Agreement in compliance with all laws, rules, regulations and other legal requirements, including, but not limited to, Privacy Laws; (d) this Services Agreement is the valid and binding obligation of the representing Party, enforceable against such Party in accordance with its terms; (e) such Party is not subject to any pending or threatened litigation or governmental action which could interfere with such Party’s performance of its obligations hereunder; and (f) its execution, delivery and performance of this Services Agreement (i) have been authorized by all necessary corporate action, (ii) do not violate the terms of any law, regulation, or court order to which such Party is subject or the terms of any material agreement to which the Party or any of its assets may be subject, (iii) will not result in the breach of any other agreement or obligation, and (iv) except as set forth on Schedule I, are not subject to the consent or approval of any third party.

    12.2 Viruses Warranty.  Tech represents and warrants that the PayMode Services and the Application Software do not contain, and that Tech will not introduce into any computer or electronic data storage system used by Bank, any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.  Notwithstanding the foregoing, the foregoing does not include any representation or warranty as to the presence or absence of Harmful Code in the Original Application Software in the form provided by Bank to Tech pursuant to the Acquisition Agreement.

    12.3 Open Source.  Tech represents and warrants that it will not:

        (a) incorporate or otherwise combine with any Work Product any Open Source Materials that require, as a condition of use of such Open Source Materials, that other software or data incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

        (b) incorporate or otherwise combine with any Application Software any Open Source Materials that require, as a condition of use of such Open Source Materials, that other data incorporated into, derived from or distributed with such Open Source

Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

    12.4 Service Quality.  Tech represents and warrants that the Services shall be (i) provided in a high quality manner and on a timely basis by employees with the proper skill, training and background necessary to accomplish his or her assigned tasks, and (ii) rendered by competent individuals who possess the skills necessary to perform the Services with the degree of skill and care that is required by current good and sound procedures and practices in accordance with industry standards.

    12.5 Software and Service Level Warranty.  Tech represents and warrants to Bank that the Application Software will be Operative for the Term of this Services Agreement.  Tech further warrants that, following the Closing Date, the PayMode Services shall conform to or exceed, in all material respects, the Service Levels.

    12.6 Intellectual Property Warranty.  Tech represents and warrants to Bank that the provision and use of the PayMode Services and the PayMode System, including any Upgraded Application Software and Work Product furnished under this Services Agreement, and including Documentation, do not and shall not infringe, misappropriate or otherwise violate any Intellectual Property of any third party.  Notwithstanding the foregoing, Tech does not make any representation or warranty that the use of the Original Application Software by the Bank or any Customer in the same manner used by Bank or any Customer immediately prior to the Closing Date does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party.

    12.7 BAA Compliance.  Tech represents and warrants that it shall comply with the terms of the BAA during the Term of this Services Agreement.

    12.8 Privacy and Security Warranty.  Tech represents and warrants to Bank that the Services shall be provided and that Tech shall otherwise be in compliance with the PayMode Security Program.

    12.9 Customer Service Agreement Warranty.  Bank represents and warrants that it has entered into a Customer Service Agreement with each Customer listed on Schedule 7.3(a) to the Acquisition Agreement and that it will use reasonable efforts to enter into a Customer Service Agreement with each Customer acquired after the Closing Date.

ARTICLE 13

INDEMNIFICATION

    13.1 General.  Each Party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and its Representatives, successors, permitted assigns and customers from and against any and all claims or legal actions of whatever kind or nature that are made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses incurred in investigation, defense or settlement (“Damages”), which arise out of, are alleged to arise out of, or relate to (a) any negligent act or omission or willful misconduct by the Indemnifying Party, its Representatives or any subcontractor engaged by the Indemnifying Party in the performance of the Indemnifying Party’s obligations under this Services Agreement, or (b) any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Services Agreement.

    13.2 Tech IP Indemnity.  Tech shall defend or settle at its expense any threat, claim, suit or proceeding against Bank, its Affiliates, Customers, and each of their Representatives alleging infringement, misappropriation or other violation of any Intellectual Property or any other rights arising from or relating to the PayMode System, any Enhancement, Upgraded Application Software, Customizations, Work Product or Services (“Action”).  Tech shall indemnify and hold Bank, its Affiliates, Customers and each of their Representatives harmless from and against and pay any Damages, including royalties and license fees attributable to, such Action.

    13.3 Additional Remedy.  If any Enhancement, Application Software, Work Product or Service furnished under this Services Agreement, including software,  system design, equipment or Documentation, becomes, or in Bank’s or Tech’s reasonable opinion is likely to become, the subject of any claim, suit, or proceeding arising from or alleging facts that if true would constitute infringement, misappropriation or other violation of, or in the event of any adjudication that any Enhancement, Application Software, Work Product or Service infringes, misappropriates or otherwise violates any Intellectual Property or any other rights of a third party, Tech, at its own expense, shall take the following actions in the listed order of preference:  (a) secure for Bank the right to continue using the Enhancement, Upgraded Application Software, Work Product or Service; or (b) if commercially reasonable efforts are unavailing, replace or modify the Enhancement, Application Software, other Work Product or Service to make it non-infringing; provided, however, that such modification or replacement shall not degrade the operation or performance of the Enhancement, Application Software, Work Product or Service.

    13.4 Exclusions.  The indemnity in Section 13.2 shall not extend to any claim of infringement resulting solely from: (a) modification of the Application Software or any Work Product by Bank; or (b) the use of the Original Application Software by Bank or any Customer in the same manner as used by Bank or any Customer immediately prior to the Closing Date.

    13.5 Indemnification Procedure.  If notified promptly in writing of any Action brought against any indemnitee based on a claim for which the indemnitee is entitled to indemnification under this Article 13, the Indemnifying Party shall defend such action at its expense and pay all costs (including reasonable attorneys’ fees) and damages finally awarded in such Action or settlement which are attributable to such claim.  The Indemnifying Party shall have control of the defense of any such Action and all negotiations for its settlement or compromise, provided that the Indemnifying Party shall use counsel reasonably acceptable to the Indemnified Party and the Indemnifying Party may only enter into a settlement or compromise of such Action with the prior written approval of the Indemnified Party.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such claim, and, notwithstanding anything herein to the contrary, may participate in the defense of any claim, as it determines in its sole discretion, and be represented, at the Indemnified Party’s expense, by counsel of the Indemnified Party’s selection.

    13.6 Cooperation in Litigation.  From and after the Closing Date, each Party shall fully cooperate with the other in the defense of any litigation or proceeding which is instituted against such other Party relating to or arising out of Tech’s provision of the Services to Bank.  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

ARTICLE 14

LIMITATIONS OF LIABILITY; DISCLAIMER

    14.1 Consequential Damages.  EXCEPT AS SET FORTH IN SECTION 14.3 HEREOF, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF SUCH PARTY ALLEGED TO BE LIABLE HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

    14.2 General Limits.  EXCEPT AS SET FORTH IN SECTION 14.3 HEREOF, A PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS SERVICES AGREEMENT SHALL BE LIMITED TO THE AMOUNT OF $60,000,000 (LESS ANY AMOUNTS PREVIOUSLY PAID BY THE LIABLE PARTY TO THE OTHER PARTY AS COMPENSATION FOR DAMAGES IN CONNECTION WITH THIS SERVICES AGREEMENT).  NEITHER PARTY SHALL BE RESPONSIBLE FOR THE ACTS OR OMISSIONS OF THE OTHER PARTY, OR THE OTHER PARTY’S OFFICERS, EMPLOYEES OR AGENTS (INCLUDING WITH RESPECT TO THE AMOUNT, ACCURACY, TIMELINESS OR AUTHORIZATION OF ANY INSTRUCTIONS OR INFORMATION FROM THE OTHER PARTY).

    14.3 Exceptions.  NOTWITHSTANDING SECTIONS 14.1 AND 14.2, THE LIMITATIONS SET FORTH IN THIS ARTICLE SHALL NOT APPLY TO OR IN ANY WAY LIMIT THE OBLIGATIONS OR LIABILITIES OF A PARTY UNDER THE ARTICLES OF THIS SERVICES AGREEMENT ENTITLED “INDEMNIFICATION,” “CONFIDENTIALITY” AND “PAYMODE DATA SECURITY,” OR THE LIABILITY OF A PARTY FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

    14.4 DISCLAIMER OF WARRANTIES.  THE EXPRESS WARRANTIES SET FORTH IN THIS SERVICES AGREEMENT, ANY SCHEDULES, ADDENDA OR STATEMENTS OF WORK HEREUNDER ARE THE SOLE WARRANTIES PROVIDED BY THE PARTIES HEREUNDER.  EXCEPT AS MAY BE SET FORTH IN THE ANCILLARY AGREEMENTS, THE ACQUISITION AGREEMENT, THE INTELLECTUAL PROPERTY LICENSE AGREEMENT AND THE TRANSITION AGREEMENT, THE PARTIES SPECIFICALLY DISCLAIM, TO THE FULL EXTENT PERMITTED BY LAW, ALL OTHER REPRESENTATIONS, WARRANTIES, CONDITIONS, AND GUARANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY IMPLIED WARRANTY (A) OF MERCHANTABILITY, (B) OF FITNESS FOR A

PARTICULAR PURPOSE, (C) OF NON-INFRINGEMENT, OR (D) ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.  EXCEPT AS SET FORTH ELSEWHERE IN THIS SERVICES AGREEMENT, TECH DOES NOT WARRANT THAT THE APPLICATION SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

ARTICLE 15

TERM AND TERMINATION

    15.1 Term.  Unless earlier terminated in accordance with the provisions of this Article 15, the term of this Services Agreement shall be in effect for an initial term of five (5) years commencing on the Closing Date (the “Initial Term”).  Upon expiration of the Initial Term, this Services Agreement shall automatically renew for successive three (3) year periods (each, a “Renewal Term”) unless either Party provides the other with written notice of non-renewal at least one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term.  Collectively, the Initial Term and all Renewal Terms shall be referred to as the “Term.”

    15.2 Termination Events.  In addition to any other remedies available, upon the occurrence of a Termination Event (as defined below) with respect to either Party, the other Party may immediately terminate this Services Agreement or a Statement of Work entered pursuant to this Services Agreement by providing written notice of termination.  A Termination Event shall have occurred if:  (a) the other Party materially breaches its obligations (or breaches a series of obligations any one of which is not material, but when taken collectively are material) under this Services Agreement, and the breach is not Cured within forty-five (45) calendar days after written notice of the breach and intent to terminate is provided by the other Party; (b) the other Party becomes insolvent (generally unable to pay its debts as they become due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefit of its creditors; (c) Tech: (i) merges with another entity where Tech is not the surviving entity, without the prior written consent of Bank, (ii) is subject to a transaction or series of related transactions wherein a third party acquires more than fifty percent (50%) of its voting securities on a fully diluted basis without Bank’s prior written consent, or (iii) transfers all, or substantially all, of its assets relating to the PayMode Services without Bank’s prior written consent; (d) in providing Services hereunder, Tech materially violates any law or regulation governing the financial services industry or any Privacy Laws, or causes Bank to be in material violation of any law or regulation governing the financial services industry, which breach, if capable of Cure, is not Cured within fifteen (15) calendar days after written notice of the breach and intent to terminate is provided by Bank; (e) Bank has the right to terminate under the Section entitled “Acceptance of Priority Enhancements;” (f) Tech materially breaches the Service Levels; or (g) a Party attempts to assign this Services Agreement in breach of the Section entitled “Succession and Assignment”.  In order to be effective, any notice of termination under this Section 15.2 must be provided within eighty-five (85) calendar days after the Party providing such notice knows or reasonably should know of a Termination Event.

    15.3 Termination for Convenience.  Bank may terminate this Services Agreement for its convenience, without cause, at any time following expiration of the first Contract Year upon at least ninety (90) days prior written notice to Tech, and Bank thereupon shall have no further obligations under this Services Agreement except as described in Section 15.5.

    15.4 Effect of Termination or Expiration.  Subject to Section 15.6 below, upon termination or expiration of this Services Agreement for any reason, all rights and obligations of the Parties under this Services Agreement shall cease and be of no further force or effect, except that the Sections of this Services Agreement entitled “First-Mover Advantage”, “Fees, Invoicing and Payments”, “Intellectual Property”, “Confidentiality”, “PayMode Data Security”, “Indemnification”, “Limitation of Liability; Disclaimer”, “Term and Termination”, “Arbitration” and “Governing Law” shall survive.  In addition, Bank’s obligations to pay all fees that accrued and were attributable to the period prior to the effective date of termination or expiration, less any applicable [**], shall survive any termination or expiration of this Services Agreement.

    15.5 Termination Fee.

        (a) If Bank terminates this Services Agreement pursuant to Section 15.3 during the Initial Term, provided that Bank provides notice of termination at least one hundred and eighty (180) days before the expiration of the Initial Term, Bank shall be obligated to pay to Tech an early termination fee equal to the lesser of $[**] payable hereunder for the time period remaining in the Initial Term following the date of termination of this Services Agreement.  If Bank terminates this Services Agreement pursuant to Section 15.3 during any Renewal Term, provided that Bank provides notice of termination at least one hundred and eighty (180) days before the expiration of the Renewal Term, Bank shall be obligated to pay to Tech an early termination fee equal to the lesser of $[**] payable hereunder for the time period remaining in the Renewal Term following the date of termination of this Services Agreement.  If Bank provides notice of termination pursuant to Section 15.3 less than one hundred and eighty (180) days before the expiration of the Initial Term or any Renewal Term, then Bank shall pay an early termination fee equal to $[**] payable hereunder for the time period remaining in the then-current Initial Term or Renewal Term following the date of termination of this Services Agreement.

        (b) The amounts set forth in Section 15.5(a) shall be reduced by any [**] outstanding at the date of termination of this Services Agreement and any and all payments made to Tech for Transition Services.

        (c) Any early termination fee payable by Bank hereunder shall be due within thirty (30) days following the date of termination of this Services Agreement, except that in the event Bank requests Transition Services pursuant to Section 15.6 below, the early termination fee shall be due within thirty (30) days following the date of termination of such Transition Services.

    15.6 Transition Services.  Upon termination or expiration of this Services Agreement for any reason, and upon the request of Bank, Tech will continue uninterrupted provision of PayMode Services and will reasonably cooperate with Bank in the transition from use of the PayMode Services to other services provided by Bank and/or a third party (“Transition Services”).  Bank shall provide Tech with written notice of its need for Transition Services as soon as reasonably possible.  The fees associated with such Transition Services shall be in accordance with the fees for PayMode Services in effect at the expiration or termination of this Services Agreement.  In Bank’s sole discretion, such continued rendering of Services and any other required transition assistance shall extend up to the second anniversary of the date of termination, provided that in the event Bank intends to terminate the Transition Services prior to the second anniversary of the date of termination, Bank shall provide Tech with written notice of such termination at least ninety (90) days in advance.  At Bank’s request following termination or expiration of this Services Agreement, Tech shall promptly provide Bank with all requested PayMode Data in a form acceptable to Bank (including in an electronic file format acceptable to Bank).

ARTICLE 16

TECH PERSONNEL

    16.1 Bank Benefit Plans.  Tech’s personnel are not eligible to participate in any of the employee benefit or similar programs of Bank.  Tech shall inform all of its personnel providing services pursuant to this Services Agreement that they will not be considered employees of Bank for any purpose, and that Bank shall not be liable to any of them as an employer for any claims or causes of action arising out of or relating to their assignment.

    16.2 Replacement of Tech Resources.  Upon the request of Bank, Tech shall promptly remove any of Tech’s Representatives or Subcontractors performing Services under this Services Agreement that interact with Bank’s Customers or have entered or have reason to enter facilities controlled by Bank, and Tech shall replace such Representative or Subcontractor as soon as practicable.  Upon the request of Bank, Tech shall promptly, and after consultation with Bank, address any concerns or issues raised by Bank regarding any of Tech’s Representatives or Subcontractors performing Services under this Services Agreement, which may include, as appropriate, replacing such Representative or Subcontractor.

    16.3 Subcontractors.  The engagement of a Subcontractor by Tech shall be subject to Bank’s prior written consent, and shall not relieve Tech of any of its obligations under this Services Agreement.  Tech shall be responsible for the performance or nonperformance of its Subcontractors as if such performance or nonperformance were that of Tech.  Tech shall require all Subcontractors, as a condition to their engagement, to agree to be bound by provisions substantially the same as those included in this Services Agreement, particularly the Sections entitled “Tech Personnel,” “Insurance,” “Confidentiality,” “PayMode Data Security,”  “Audit” and “Business Continuity,” and to comply with the terms of the BAA.

    16.4 Conduct.  Tech shall comply and shall cause its Representatives to comply with all personnel, facility, safety and security policies, rules and regulations and other instructions of Bank, when performing work at a Bank facility or accessing any Bank systems and shall conduct its work at Bank facilities or on Bank systems in such a manner as to avoid endangering the safety, or interfering with the convenience of, Bank Representatives or customers.  Tech understands that Bank operates under various laws and regulations that are unique to the security-sensitive banking industry.  As such, persons engaged by Tech to provide PayMode Services are held to a higher standard of conduct and scrutiny than in other industries or business enterprises.  Tech agrees that its Representatives providing PayMode Services shall possess appropriate character, disposition and honesty.  Tech shall, to the extent permitted by law, exercise reasonable and prudent efforts to comply with the security provisions of this Services Agreement.

    16.5 Hiring and Background Checks.  Tech further represents that, through its hiring policies and procedures including background checks, it endeavors to hire the best candidates with appropriate character, disposition, and honesty; provided, however, Tech shall have no obligation to perform background checks on any former Bank employees that were transferred to, and hired by, Tech in connection with the Acquisition Agreement.  Subject to applicable law, the background checks utilized by Tech shall include at least a check for criminal convictions and the other requirements of Schedule J. Tech shall not knowingly permit a Representative to have access to Bank Confidential Information or premises when such Representative: (a) has been convicted of a crime or has agreed to or entered into a pretrial diversion or similar program in connection with: (i) a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a); or (ii) a felony; or (b) uses illegal drugs.

    16.6 Notification.  Bank shall notify Tech of any act of dishonesty or breach of trust committed against Bank, which may involve a Tech Representative or Subcontractor of which Bank becomes aware, and Tech shall notify Bank if it becomes aware of any such offense.  Following such notice, at the request of Bank and to the extent permitted by law, Tech shall cooperate with investigations conducted by or on behalf of Bank.

ARTICLE 17

INSURANCE

    17.1 General.  Tech shall at its own expense secure and continuously maintain, and Tech shall require its Subcontractors to secure and continuously maintain, throughout the Term, the following insurance with companies qualified to do business in the jurisdiction in which the applicable PayMode Services will be performed and rated A-VII or better in the current Best’s Insurance Reports published by A. M. Best.  Tech shall, within thirty (30) days after the Closing Date and prior to commencing work, furnish to Bank certificates evidencing the insurance described in (c), (d), and (e) and indicating that the issuer of the certificate will endeavor to notify such Bank at least ten (10) days in advance of any cancellation of the described policies prior to the expiration date.  Bank shall also be named as an additional insured by endorsement to the policies described in (c), (d) and (e) below for the purpose of protecting Bank from any expense or liability arising out of, alleged to arise out of, related to, or connected with the PayMode Services.

        (a) Worker’s Compensation Insurance which shall fully comply with the statutory requirements of all applicable state and federal laws.

        (b) Employers’ Liability Insurance which limit shall be $[**] per accident for Bodily Injury and $[**] per employee/aggregate for disease.

        (c) Commercial General Liability Insurance with a minimum combined single limit of liability of $[**] per occurrence and $[**] aggregate for bodily injury, death, property damage and personal injury, and specifically covering infringement of Intellectual Property.  This policy shall include products/completed operations coverage and shall also include contractual liability coverage.

        (d) Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles and equipment used by such Party with a minimum combined single limit of liability of $[**] for injury or death or property damage.

        (e) Excess coverage with respect to (b), (c) and (d) above with a per occurrence limit of $[**]. The limits of liability required in (b), (c) and (d) above may be satisfied by a combination of those policies with an Umbrella/Excess Liability policy.

        (f) Errors and Omissions Insurance with a minimum limit of $[**].

        (g) E-commerce Liability Insurance with a minimum limit of $[**] per occurrence and annual aggregate during the first and second Contract Years, and with a minimum limit of $[**] per occurrence and annual aggregate thereafter.  This shall include, but is not limited to, coverage for:

            (i) Infringement of copyright, title, slogan, trademark, trade name, trade dress, service mark, or service name;

            (ii) Plagiarism, misappropriation of trade secrets, or unauthorized use of titles, formats, performances or artists or other performers, style, characters, plots, or material;

            (iii) Libel, trade libel, slander, disparagement of a person, organization or product or other forms of defamation;

            (iv) Unauthorized disclosure of information, which results in an invasion of privacy or other invasion, infringement, or interference with the right of privacy or publicity, whether under common or statutory law;

            (v) Unfair competition involving the misuse of material, including trademark dilution, deceptive trade practices, passing-off, and violations of Section 43(a) of the Lanham Act or similar statutes;

            (vi) Breach of contract limited to only those, which are implied in fact or in law, resulting from the alleged misuse of material;

            (vii) False advertising or misrepresentation in advertising;

            (viii) Any actual or alleged breach of duty, neglect, error, act, mistake, omission, or failure arising out of Tech's internet and network activities which results in any of the following:

•	An attack that has the intent to affect, alter, copy, corrupt, destroy, disrupt, damage, or provide unauthorized access or unauthorized use of Tech’s or Bank’s computer systems;

•	Computer crime or information theft;

•	Denial of service;

•	Extortion;

•	Introduction, implantation, or spread of Harmful Code;

•	Loss of service;

•	Unauthorized access or use, including the gaining of access to Tech’s or Bank’s computer system by an unauthorized person or persons or an authorized person in an unauthorized manner; and

              (ix) Any actual or alleged breach of duty, neglect, error, act, mistake, omission Any actual or alleged infringement of copyright by Tech or a person or entity for whom Tech is legally responsible relating to software code, user interfaces, or any associated documentation in connection with Tech’s internet and network activities.

       (h) Tech shall be responsible for loss to Bank property and Customer property, directly or indirectly, and shall maintain Fidelity Bond or Crime coverage for the dishonest acts of its employees in a minimum amount of $[**].  Tech shall endorse such policy to include a “Client Coverage” or “Joint Payee Coverage” endorsement.

    17.2 Insurance Certificates.  The failure of Tech to obtain certificates, endorsements, or other forms of insurance evidence (or the failure of Tech to obtain such evidence from its Subcontractors) is not a waiver by Tech of any requirements for Tech and its Subcontractors to secure and continuously maintain the specified coverages.  Tech shall notify and shall advise its Subcontractors to notify insurers of the coverages required hereunder. Bank’s acceptance of certificates or endorsements that in any respect do not comply with the requirements of this Section 17.2 does not release Tech from compliance herewith.  Should Tech or its Subcontractors fail to secure and continuously maintain the insurance coverage required under this Services Agreement, Tech shall itself be responsible to Bank for all the benefits and protections that would have been provided by such coverage, including the defense and indemnification protections.

ARTICLE 18

ARBITRATION

    18.1 Binding Arbitration.  Any controversy or claim arising under this Services Agreement, other than those specifically excluded, between or among the Parties not otherwise resolved, shall be finally resolved by binding arbitration.  The arbitration shall be conducted by three (3) independent arbitrators, each of whom shall be an attorney or retired judge practicing in the areas of banking or information technology law.  The arbitration shall be held in New York, New York in accordance with the United States Arbitration Act (9 U.S.C. 1 et seq.), notwithstanding any choice of law provision in this Services Agreement, and under the auspices of the AAA and the Commercial Rules.

    18.2 Procedure.  Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing Party may rely in support of or in opposition to any claim or defense.  Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.  At the request of a Party, the arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate.  Depositions shall be limited to a maximum of three (3) per Party and shall be held within thirty (30) days of the making of a request.  Additional depositions may be scheduled only with the permission of the arbitrator, and for good cause shown.  Each deposition shall be limited to a maximum of three (3) hours duration.  All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.  Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.  All discovery shall be completed within sixty (60) days following the appointment of the arbitrator.

    18.3 Decisions.  The arbitrator shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue is arbitratable shall be determined by the arbitrator. The arbitrator shall follow the law in reaching a reasoned decision and shall deliver a written opinion setting forth findings of fact, conclusions of law and the rationale for the decision.  The arbitrator shall reconsider the decision once upon the motion and at the expense of a Party.  The Article of this Services Agreement entitled “Confidentiality” shall apply to the arbitration proceeding, all evidence taken, and the arbitrator’s opinion, which shall be Confidential Information of both Parties.  Judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction.

    18.4 Other Remedies.  No provision of this Article 18 shall limit the right of a Party to obtain provisional or ancillary equitable remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration.  The exercise of a remedy does not waive the right of either Party to resort to arbitration.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary equitable remedy shall not constitute a waiver of the right of either Party to submit the controversy or claim to arbitration if the other Party contests such action for judicial relief.

ARTICLE 19

AUDIT

    19.1 Maintenance of Records.  Tech shall maintain at no additional cost to Bank, in a reasonably accessible location, all records pertaining to the Services for a period of seven (7) years or as required by law, if longer.  Such records may be inspected, audited and copied by Bank, its Representatives or by federal or state agencies having jurisdiction over Bank, during normal business hours and at such reasonable times as Bank and Tech may determine.  Records available for review shall exclude: (a) any information pertaining to Tech’s other customers that is deemed proprietary and confidential; and (b) Tech confidential and proprietary information not associated with Tech’s performance of the Services.  Tech shall give prior notice to Bank of requests by federal or state authorities to examine Bank records held by Tech.  At Bank’s written request, Tech shall use reasonable best efforts to cooperate with Bank in seeking a protective order with respect to such records.

    19.2 [**].  No later than [**] after System Day One, and [**] thereafter, Tech shall, at its sole cost and expense, engage a [**] to audit Tech’s controls related to performance of the Services [**].  Each report will cover a minimum six (6) calendar month period.  Tech shall provide a copy of the report to Bank upon request.  [**].

    19.3 Bank Confidential Audits.  Commencing on the Closing Date, during regular business hours but no more frequently than once a year, Bank may, at its sole expense, audit, test, and inspect Tech’s compliance with the PayMode Security Requirements in the provision of the PayMode Services and the handling of PayMode Data. Such audits shall be conducted on a mutually agreed upon date which shall be no more than ten (10) Business Days after Bank’s written notice of time, location and duration, subject to reasonable postponement by Tech, upon Tech’s reasonable request, provided, however, that no such postponement shall exceed twenty (20) Business Days.  Bank shall provide Tech a summary of the findings from each report prepared in connection with any such audit.  In the event Tech’s failure to comply is not an event of termination hereunder, or Bank otherwise chooses to not terminate, Bank and Tech will discuss the findings and agree to an appropriate remediation plan.  Bank shall be entitled to perform up to two (2) additional such audits in that year in accordance with the procedure set forth in this Section 19.3 for purposes of verifying remediation.

    19.4 Regulators.  Tech will allow Bank’s federal and state governmental regulators (at a minimum, to the extent required by law), at Bank’s expense, to inspect records held by Tech and t the procedures and facilities of Tech.  Pursuant to 12 U.S.C. 1867(c), the performance of such services will be subject to regulation and examination by the appropriate federal banking agency to the same extent as if the services were being performed by Bank itself.  Tech acknowledges that regulatory agencies may have authority to audit Tech’s performance at any time during normal business hours and that such audits may include both methods and results under this Services Agreement.

    19.5 Other Audits.  In addition to the requirements under this Article 19, and upon Bank’s request, but only during the Term of this Services Agreement, Tech shall deliver to Bank, within thirty (30) days after its receipt by its board of directors or senior management, a copy of any final report or audit of Tech by any third-party auditors retained by Tech, including any management letter such auditors submit, and on any other audit or inspection upon which Bank and Tech may mutually agree, provided that such report relates to the Services provided to Bank hereunder.

ARTICLE 20

NON-DISCRIMINATION AND DIVERSITY

    20.1 Equal Opportunity Employers.  Bank and Tech represent that they are equal opportunity employers and do not discriminate in employment of persons or awarding of subcontracts because of a person’s race, sex, age, religion, national origin, veteran or handicap status.  Tech is aware of and fully informed of Tech’s responsibilities and agrees to the provisions under the following:  (a) Executive Order 11246, as amended or superseded in whole or in part, and as contained in Section 202 of said Executive Order as found at 41 C.F.R. § 60-1.4(a)(1-7); (b) Section 503 of the Rehabilitation Act of 1973 as contained in 41 C.F.R. § 60-741.4; and (c) The Vietnam Era Veterans’ Readjustment Assistance Act of 1974 as contained in 41 C.F.R. § 60-250.4.

    20.2 General.  Tech recognizes the Bank’s Supplier Diversity efforts supporting minority, woman and disabled owned business enterprises and its commitment to the participation of minority, woman and disabled owned business enterprises in its construction, procurement and professional services programs.

    20.3 Representation by Tech.  Tech represents it is not a Minority-, Woman-, Disabled- or Disabled Veteran-Owned Business Enterprise.  Tech’s expectations, goal(s) and commitment(s) with respect to Bank’s Supplier Diversity effort are as follows:

        (a) During the Term of this Services Agreement, at no additional charge to Bank and consistent with the efficient performance of this Services Agreement, Tech shall, regardless of Tech’s representation set forth in this Section, use reasonable best efforts to use Minority-Owned Business Enterprise(s), Woman-Owned Business Enterprise(s) and Disabled-Owned Business Enterprise(s), as suppliers or Subcontractors to Tech when practical and cost effective.

        (b) Tech shall provide Bank upon request with a report which specifies the total amounts invoiced by and paid to Minority-, Woman- and Disabled-Owned Business Enterprises for the quarter being reported.  The report shall be in the format outlined in the Bank Primary Supplier Subcontracting Reporting Procedures provided to Tech by Bank’s Global Operations & Supplier Relationship Development group.

ARTICLE 21

ENVIRONMENTAL INITIATIVE

    Tech acknowledges that Bank encourages each supplier with which it enters into an agreement for the provision of goods or services to use, consistent with the efficient performance of such agreements, recycled paper goods and other environmentally preferable products, and to implement and adhere to other environmentally beneficial policies and practices.  Tech represents and warrants that Tech uses environmentally beneficial practices specific to its industry that meet at least the minimum standard recommended for its industry.  Upon Bank’s request, Tech will provide written information on its environmental policies and procedures.

ARTICLE 22

DEFINITIONS; INTERPRETATION

    22.1 Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

    22.2 “Acceptance Materials” means: (1) detailed documentation and screen shots based on the approved functional business requirements; (2) certification that the Enhancements have successfully completed Tech quality control testing; and (3) at Bank’s request, a successful, interactive online demonstration of the Enhancements in Tech’s test environment.

    22.3 “Acceptance Period” means the period commencing on the date that a particular Enhancement or item of Work Product is delivered or otherwise made available to Bank and continuing for fifteen (15) Business Days thereafter, or such other period as the Parties may agree upon in writing.

    22.4 “Affiliate” means a business entity now or hereafter controlled by, controlling or under common control with a Party.  Control exists when an entity owns or controls, directly or indirectly, (a) 50% or more of the outstanding equity representing the right to vote for the election of directors or (b) other managing authority of the controlled entity.

    22.5 “Application Software” means, with respect to PayMode Processing Services, the online web software that performs such services.

    22.6 “Business Day” means Monday through Friday, excluding days on which Bank is not open for business in the United States of America.

    22.7 “Closing Date” has the meaning ascribed to it in the Acquisition Agreement.

    22.8 “Confidential Information” has the meaning set forth in Section 10.2.

    22.9 “Consumer Information” means any record about an individual, whether in paper, electronic, or other form, that is a consumer report as such term is defined in the Fair Credit Reporting Act (15 USC 1681 et seq.) or is derived from a consumer report and that is maintained or otherwise possessed by or on behalf of Bank for a business purpose.  Consumer Information also means a compilation of such records.  The term does not include any record that does not identify an individual.

    22.10 “Contract Year” means each twelve (12) month period during the Initial Term of this Services Agreement.

    22.11 “Cure” means a Party has made reasonable best efforts to mitigate losses arising from the applicable default or breach and implemented corrective measures in an attempt to prevent the re-occurrence of the applicable default or breach.

    22.12 “Customer” means an existing customer of Bank listed on Schedule 7.3(a) to the Acquisition Agreement and each additional customer of Bank with whom Bank agrees to provide the PayMode Processing Services during the Term.

    22.13 “Customer Information” means any record containing information about a Customer, its usage of Bank’s services, or about a customer’s accounts, whether in paper, electronic, or other form that is maintained by or on behalf of Bank for a business purpose.

   22.14 “Customer Service Agreement” means one or more written, binding agreements between Bank and a Customer pursuant to which Customer receives the PayMode Services.

    22.15 “Customizations” has the meaning set forth in Section 3.1.

    22.16 “Deposit Materials” has the meaning set forth in Section 9.1.

    22.17 “Customization Fees” has the meaning set forth in Section 3.1.

    22.18 “Delivery Date” means the date two (2) years after the Closing Date.

    22.19 “Development Services” means the development services provided by Tech pursuant to the Product Roadmap and Statements of Work hereunder.

    22.20 “Disabled-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled, by an individual of United States citizenship with a permanent mental or physical impairment that substantially limits one or more of the major life activities and which has a significant negative impact upon the company’s ability to successfully compete.  The ownership and control shall be real and continuing and not created solely to take advantage of special or set aside programs aimed at supplier diversity.  Due to the absence of a certifying agency for this category of business owners, the Disabled-Owned Business Enterprise must complete an affidavit and provide supporting documentation to be eligible for consideration towards diverse supplier participation.

    22.21 “Disabled Veteran-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated, and controlled by a disabled veteran.  The disabled veteran’s ownership and control shall be real and continuing and not created solely to take advantage of special or set aside programs aimed at supplier diversity.  The Association of Service Disabled Veterans, www.asdv.org provides certification for this category of business owners throughout the United States.

    22.22 “Documentation” means the User Documentation and the specifications for the PayMode Services, including any specifications set forth in the Product Roadmap.

    22.23 “Enhancements” has the meaning set forth in Section 2.1.

    22.24 “Escrow Agent” means Iron Mountain Intellectual Property Services or such other escrow agent as the Parties may mutually agree.

    22.25 “Escrow Agreement” means an agreement substantially equivalent to the model escrow agreement attached as Schedule F.

    22.26 “Escrow Release Condition” has the meaning set forth in Section 9.5.

    22.27 “Intellectual Property” has the meaning ascribed to it in the Acquisition Agreement.

    22.28 “Minority Group” means African Americans, Hispanic Americans, Native Americans (American Indians, Eskimos, Aleuts, and native Hawaiians), Asian-Pacific Americans, and other minority group as recognized by the United States Small Business Administration Office of Minority Small Business and Capital Ownership Development.

    22.29 “Minority-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, physically located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled, by one or more member(s) of a Minority Group who maintain United States citizenship.

    22.30 “Object Code” means machine-readable computer instructions that can be executed by a computer.

    22.31 “OCC” means Office of the Comptroller of the Currency.

    22.32 “Open Source Materials” has the meaning ascribed to it in the Acquisition Agreement.

    22.33 “Operative” means conforming in all material respects to the performance levels and technical specifications described in the Documentation or, with respect to Customizations, the applicable Statement of Work.

    22.34 “Original Application Software” means the Application Software provided by Bank to Tech pursuant to the Acquisition Agreement.

    22.35 “Party” means Bank or Tech.

    22.36 “PayMode Data” means: (a) all Consumer Information and Customer Information received by Tech from Bank or Customers; (b) all data provided by Bank or Customers for processing by the Application Software in connection with this Services Agreement; and (c) all derivative data generated from any of the foregoing data.

    22.37 “PayMode Marks” means the Business Trademarks and any other Trademarks used by Tech after the date hereof exclusively in connection with the sales and marketing of the PayMode Services.

    22.38 “PayMode Security Program” means the security program developed and/or maintained by Tech pursuant to Section 11.3.

    22.39 “PayMode Security Requirements” means the security requirements for provision of the PayMode Processing Services as described in Schedule G and as required by the Business Associate Agreement at Schedule H.

    22.40 “PayMode Services” means the PayMode Processing Services, the PayMode Maintenance Services, and the PayMode Support Services.

        (a) “PayMode Processing Services” means the PayMode® transaction processing services for payments set forth in Schedule A attached hereto and more fully described in Appendix A to Schedule A, which processing services may be modified by mutual agreement of the Parties from time to time in accordance with this Services Agreement.

        (b) “PayMode Maintenance Services” has the meaning set forth in Article 4.

        (c) “PayMode Support Services” has the meaning set forth in Article 4.

    22.41 “PayMode System” means the Application Software, the Web Site, the Vendor Network, and the computer, communications and network systems, and other infrastructure and technology utilized by Tech to provide the PayMode Services.

    22.42 “Quarter” has the meaning set forth in Schedule D.

    22.43 “Representative” means any individual providing labor to a Party or a Subcontractor, including employees, officers, directors, advisors, and agents thereof.

    22.44 “[**]” means a [**] may apply [**] hereunder.

    22.45 “Service Fees” has the meaning set forth in Section 6.1.

    22.46 “Service Levels” has the meaning set forth in Section 1.2.

    22.47 “Services” means Development Services and PayMode Services.

    22.48 “Source Code” means the human-readable code from which a computer can compile or assemble the Object Code of the Application Software.

    22.49 “Statement of Work” means a written instrument executed by both Parties as described in Section 3.1.

    22.50 “Subcontractor” means a third party to whom Tech has delegated or subcontracted responsibility for performance of PayMode Processing Services.

    22.51 “Subscription Fee” has the meaning set forth in Schedule D.

    22.52 “System Day One” means the date of the first day on which the PayMode System is operated by Tech outside of Bank-controlled premises.

    22.53 “Term” has the meaning set forth in Section 15.1.

    22.54 “Upgraded Application Software” means any Application Software other than the Original Application Software, including any upgrades, modifications or enhancements (including Enhancements) to the Original Application Software and excluding Customizations.

    22.55 “User Documentation” means the user manuals, user identification codes, passwords, codes, keys, test keys, security devices, digital signatures and certificates, other similar devices and information and other documentation that Tech provides in connection with the PayMode Services, including documentation provided in electronic or online format.

    22.56 “Vendor Network” has the meaning ascribed to it in the Acquisition Agreement.

    22.57 “Web Site” means the URL from which Customers access the PayMode Processing Services.

    22.58 “Woman-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled by a female of United States citizenship.

    22.59 “Work Product” means all information, data, materials, discoveries, inventions, works of authorship, documents, documentation, models, deliverables, computer programs, software (including Source Code and Object Code), Customizations, firmware, designs, drawings, specifications, processes, procedures, techniques, algorithms, diagrams, methods, and all tangible embodiments of each of the foregoing (in whatever form and media) conceived, created, reduced to practice or prepared by or for Tech at the request of Bank within the scope of any Statement of Work hereunder.

    22.60 Interpretation.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” shall be construed to have the same meaning and effect as “and/or.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to any law, statute, rule, regulation, code, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, as they from time to time may be enacted, repealed or amended, (c) any reference herein to any person or entity shall be construed to include the person’s or entity’s successors and permitted assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Services Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion; and (f) all references herein to Articles, Sections, Exhibits, Schedules or Annexes shall be construed to refer to Articles, Sections, Exhibits, Schedules or Annexes of this Services Agreement.

ARTICLE 23

GENERAL

    23.1 Compliance with Laws.  Each Party’s obligations are subject to the export administration and control laws and regulations of the United States.  Each Party shall comply fully with such laws and regulations in the provision of, and use of, services pursuant to this Services Agreement.  Should any entity outside the United States be utilized to provide PayMode Services in accordance with the terms of this Services Agreement, Tech shall obtain all necessary export licenses.  Each Party’s obligations are subject to the export administration and control laws and regulations of the United States.  Each Party shall comply fully with such laws and regulations in the export, reexport, sale or other disposition of Product pursuant to this Services Agreement.  Tech shall notify Bank in writing of any known restrictions on the export or reexport, sale or other disposition of any Upgraded Application Software or any Work Product not generally applicable to commercial software.

    23.2 OCC Compliance.  Tech agrees to be subject to OCC supervision and examination, subject to the limitations and requirements of 12 U.S.C. §§ 1820a and 1831v.

    23.3 Financial Responsibility.  Upon Bank’s request, Tech shall promptly furnish its quarterly financial statements as prepared by or for Tech in the ordinary course of its business.  If Tech is subject to laws and regulations of the U.S. Securities & Exchange Commission (SEC), the financial reporting and notification requirements contained herein shall be limited to all information that can be provided and in accordance with timelines which are legally permitted.  Financial information provided hereunder shall be used by Bank solely for the purpose of determining Tech’s ability to perform its obligations under this Services Agreement.  To the extent any such financial information is not otherwise publicly available, it shall be deemed Confidential Information of Tech.  If Bank’s review of financial statements causes Bank to question Tech’s ability to perform its duties hereunder, Bank may request, and Tech shall provide to Bank, reasonable assurances that Tech has adequate financial resources to perform its duties hereunder.  A failure to provide such reasonable assurances shall be deemed a material breach hereunder.

    23.4 Business Continuity and Disaster Recovery.  Bank shall cooperate with Tech in the formulation of a Business Continuity Plan.  Such cooperation shall include providing to Tech information about the business continuity and disaster recovery plan utilized by Bank prior to the Closing Date.  As soon as practically possible after the Closing Date, Tech shall provide Bank with a proposed Business Continuity Plan for review by Bank and mutual agreement by the parties.  Bank shall notify Tech of any perceived deficiencies in the Business Continuity Plan proffered by Tech and Tech, with Bank’s cooperation, shall submit a revised Business Continuity Plan for review and approval by Bank.  Tech shall obtain Bank’s written approval of the Business Continuity Plan prior to System Day One and, thereafter, shall not materially deviate from the Business Continuity Plan in meeting its obligations under this Services Agreement.  After the Closing Date and prior to receipt of Bank’s written approval of the Business Continuity Plan Tech shall use the same business continuity plan utilized by Bank on the Closing Date.  The Business Continuity Plan shall be updated and delivered to Bank by Tech upon Bank’s request and shall include the items set forth in Schedule K, entitled “Business Continuity Requirements.”

    23.5 Force Majeure.  Neither Party shall bear any responsibility or liability for any damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Services Agreement due to acts of God, acts of the public enemy or due to war, or riot, provided, however, that Tech shall only be excused from its obligations in accordance with this Section 23.5 to the extent that strict adherence to Tech’s accepted Business Continuity Plan would not have avoided the delay, inability to perform, or interruption of Tech’s performance of its obligations hereunder.

    23.6 Affiliates and Restriction on other Third Party Beneficiaries.  Tech acknowledges and agrees that the rights of Bank set forth in this Services Agreement shall inure to the benefit of Bank’s Affiliates.  Except as expressly set forth in this Services Agreement and with the exception of the Affiliates of Bank, the Parties do not intend the benefits of this Services Agreement to inure to any person other than the Parties and their respective successors and permitted assigns, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such other person, against either of the Parties hereto.

    23.7 Entire Agreement.  This Services Agreement, the Schedules and other documents incorporated herein by reference, the Acquisition Agreement, the Intellectual Property License Agreement, the Ancillary Agreements, and the Transition Agreement are the final, full and exclusive expression of the agreement of the Parties and supersede all prior agreements, understandings, writings, proposals, representations and communications, oral or written, of either Party with respect to the subject matter hereof and the transactions contemplated hereby.  Notwithstanding the foregoing, as it relates to their subject matter, nothing contained herein shall supersede the terms and conditions set forth in the Acquisition Agreement, the Intellectual Property License Agreement, the Ancillary Agreements, the Transition Agreement, and the Non-Disclosure Agreement dated June 24, 2008 between Bank and Tech, each of which shall remain in effect in accordance with its terms.

    23.8 Succession and Assignment.  Neither Party may assign this Services Agreement or any of the rights hereunder or delegate any of its obligations hereunder, without the prior written consent of the other Party, and any such attempted assignment shall be void, except that Bank or any permitted Bank assignee may assign any of its rights and obligations under this Services Agreement to any Bank Affiliate, the surviving corporation with or into which Bank or such assignee may merge or consolidate or an entity to which Bank or such assignee transfers all, or substantially all, of its business and assets.  Subject to the foregoing, this Services Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

    23.9 Counterparts and Facsimile Signature.  This Services Agreement may be executed by the Parties in one or more counterparts, and each of which when so executed shall be an original but all such counterparts shall constitute one and the same instrument.  The Parties agree to accept a digital image of this Services Agreement, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

    23.10 Headings.  Section headings are included for convenience or reference only and are not intended to define or limit the scope of any provision of this Services Agreement and shall not be used to construe or interpret this Services Agreement.

    23.11 Notices.  All notices or other communications required under this Services Agreement shall be given to the Parties in writing to the applicable addresses set forth on the signature page, or to such other addresses as the Parties may substitute by written notice given in the manner prescribed in this Section 23.11 as follows:  (a) by first class, registered or certified United States mail, return receipt requested and postage prepaid, (b) overnight express courier, or (c) by hand delivery to such addresses.  Such notices shall be deemed to have been duly given (i) five (5) Business Days after the date of mailing as described above, (ii) one (1) Business Day after being received by an overnight express courier during business hours, or (iii) the next Business Day if by hand delivery.

    23.12 Governing Law.  This Services Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.  To the maximum extent permitted by the governing law, this Services Agreement and the transactions called for herein shall not be governed or affected by any version of the Uniform Computer Information Transactions Act enacted in any jurisdiction.

    23.13 Consents and Approvals.  Wherever this Services Agreement requires either Party’s approval or consent, such approval or consent shall not be unreasonably withheld, conditioned or delayed.

    23.14 Amendments and Waivers.

        (a) No delay, failure or waiver of either Party’s exercise or partial exercise of any right or remedy under this Services Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy.  Any waiver by either Party of any provision of this Services Agreement shall not imply a subsequent waiver of that or any other provision of this Services Agreement.

        (b) If any provision of this Services Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        (c) No amendments or waiver of any provision of this Services Agreement shall be valid unless made by an instrument in writing signed by both Parties specifically referencing this Services Agreement.

        (d) Tech and Bank shall mutually agree upon any amendment to this Services Agreement that is necessary for compliance with a change in federal law, rule or regulation that is binding upon and subject to enforcement against financial services companies or the suppliers of financial services companies, provided, however, that any failure of the Parties to mutually agree upon reasonable terms and conditions for such amendment shall constitute a material breach of this Services Agreement by Tech, subject to Cure by Tech as set forth in Section 15.2(a).

    23.15 Construction.  Notwithstanding the general rules of construction, both Bank and Tech acknowledge that both Parties were given an equal opportunity to negotiate the terms and conditions contained in this Services Agreement, and agree that the identity of the drafter of this Services Agreement is not relevant to any interpretation of the terms and conditions of this Services Agreement.

    23.16 Severability.  If any provision of this Services Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

    23.17 Relationship of the Parties.  The Parties are independent contractors.  Nothing in this Services Agreement or in the activities contemplated by the Parties hereunder shall be deemed to create an agency, partnership, employment or joint venture relationship between the Parties (or any of their subcontractors or Representatives).  Tech shall have no lien and no legal right to assert control over any funds held by any Customer of Bank.  Tech acknowledges that no privity of contract exists between Tech and Bank’s Customers, and that Bank is solely liable for any payments that may be due to Tech pursuant to this Services Agreement.  To the extent required by a Customer Service Agreement, Tech shall be bound by any negotiation, arbitration, appeal, adjudication or settlement of any dispute between Bank and Customer to the extent such dispute affects this Customer Service Agreement.  Bank shall pay (in accordance with the terms of this Services Agreement) for any additional Services Tech may be required to render as a result of any such negotiation, arbitration, appeal, adjudication or settlement; provided, however, for avoidance of doubt, this provision shall not relieve Tech from its liability for its breach of this Services Agreement or its liability pursuant to Article 13.

    23.18 Remedies.  Except where expressly stated otherwise, the remedies under this Services Agreement shall be cumulative and are not exclusive.  Election of one remedy shall not preclude pursuit of other remedies available under this Services Agreement or at law or in equity.  In arbitration a Party may seek any remedy generally available under the governing law.

    IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the Closing Date.

TECH

By:           /s/ Robert A. Eberle

Name:      Robert A. Eberle

Title:        President and CEO

BANK

By:           s/ Mike Butz

Name:      Mike Butz

Title:        VP, Supply Chain
Addresses for notices:

If to Bank: Bank of America 525 N. Tryon Street Charlotte, NC 28255 NC1-023-09-01 Attn: GPS Sourcing Manager	Copy to: Bank of America 101 S. Tryon Street Charlotte, NC 28255 NC1-002-29-01 Attn: SCM Legal
If to Tech: Robert A. Eberle President and CEO Bottomline Technologies (de), Inc. 325 Corporate Drive Portsmouth, NH 03801 Fax: (603) 436-0300	Copy to: John A. Burgess, Esq. Wilmer Cutler Pickering Hale & Dorr LLP 60 State Street Boston, MA 02109 Fax: (617) 526-5000

Agreement Reference Number: ____________________________________________

SCHEDULE A

SCHEDULE A

PAYMODE SERVICES/DELIVERABLES

1.	Executive Overview:

Tech will support and enhance the PayMode online solution to enable them to provide the services listed in the description of services below to Bank Customers.

Tech will:

•	host the Web Site for the PayMode application
•	provide support for incoming and outgoing file transmissions of transactions to be processed or already processed
•	provide technical implementation support for new Customers
•	provide phone and email based business and technical customer support for the Customers using the service and their trading partners
•	provide sales support for Bank as outlined in Article 7 of the Services Agreement and Schedule E attached thereto
•	provide Customer billing and Bank management reporting support

Tech also will invest in and enhance the PayMode Services based upon the Product Roadmap.  Processing Services described herein will evolve from time to time to accommodate the Upgraded Application Software. Notwithstanding, Bank and Tech agree there will be no elimination or material reduction of services or deliverables unless mutually agreed to in writing between Bank and Tech.

2.	Description of Services

The following PayMode Services will be provided by Tech:

PayMode Processing Services

Index	Processing Service	Description
1	PayMode (core product)
PayMode is an internet based payment system that enables the initiation, processing and transmission of electronic payments and remittance information between disbursing companies and their vendors, suppliers and service providers.  Payments are accompanied by Customer-specified, detailed remittance information.

2	PayMode Plus
PayMode Plus, an extension of core PayMode, adds the ability for a Customer to include multiple payment types (check, card, wire, PayMode, etc.) in their PayMode payment files.  PayMode Plus joins electronically initiated payments such as card and wire with check print files to provide a fully integrated AP solution that initiates both electronic payments and paper checks.

SCHEDULE A-1

3	PayMode for Reimbursement
The PayMode for Reimbursement product, an extension of core PayMode, is an Internet based application that enables initiation, processing and electronic transmission of travel and procurement expense payments between Customers and their employees, contractors, directors, etc.

4	PayMode Payer Invoice Management
PayMode’s Payer Invoice Management product enables the receipt, routing, approval or disputing of electronic invoices.  Flexible business rules, including optional purchase order matching, enable Customers to efficiently manage their incoming invoices.  The product also features the upload of an approved invoice file to the AP system, eliminating many aspects of the costly invoice entry process.

5	PayMode Concentrator
The PayMode Concentrator Service provides Customers who receive payments initiated from home banking systems with consolidated electronic delivery of payment and remittance information in a format that is easily processed by their accounts receivable systems.  This provides significant advantages over existing paper-based, lockbox solution.

6	PayMode Out of Network ACH
The PayMode Out of Network ACH product allows existing Customers of PayMode to originate ACH credit and debit instructions via the PayMode web user interface to entities that are not members of the PayMode network. The transactions are processed by Bank as if the submitter were ACH Origination customers rather than a PayMode Customer.

7	PayMode Out of Network Wires
The PayMode Out of Network Wires product allows existing users of PayMode to initiate USD wire transfers via the PayMode web user interface to entities that are not members of the PayMode network. The transactions are processed by Bank as if the submitter were a wire transfer customer rather than a PayMode Customer.

8	PayMode for Employees
The PayMode for Employees product is an Internet based application that enables the initiation, authorizing, processing and electronic transmission of travel and procurement expense claims and payments between employers and their employees.  It allows for feeds to & imports from, General Ledger and HR systems respectively for the purposes of ledger updates and the automated import of employee data.

In addition, the following services will be provided during the agreed upon transition period, allowing Bank to identify and implement an alternative solution for the impacted Customers.

Index	Processing Service	Description
9	[**]	The [**] in the [**] to [**] receiving these types of payments. [**]. Bank of America utilizes [**] as the [**].
SCHEDULE A - 2

10	[**]	PayMode provides support to [**]

Additional details with respect to the service description are found in Appendix A.  In Appendix A, Customers initiating payments may be referred to as “Disbursers” and entities receiving payments (except for Customers that receive payments through the PayMode Concentrator Service) may be referred to as “Collectors.”

3.	Service Provider’s Responsibilities

Tech’s responsibilities are outlined in detail in Appendix A

4.	Deliverables Schedule

Tech will begin to provide the described services on the Closing Date in accordance with the terms and conditions of the Services Agreement and the Transition Agreement.

5.	Change Control Procedure

Tech and Bank may amend this Schedule A if required from time to time.  In the event the Parties agree on a material change to the PayMode Processing Services or Tech’s responsibilities hereunder, the Parties shall execute an amendment to this Schedule A prior to the adoption of any such change.

SCHEDULE A - 3

APPENDIX A TO SCHEDULE A

PAYMODE SERVICES

I.	KEY FEATURES AND FUNCTIONS

A.	General (applies to all services)

a.	Web access

The PayMode application will have a web user interface that allows Customers to send and receive payments, manage their PayMode profile and view reports of their payments.  The web user interface will be accessed through the web URL of www.paymode.com.  Bank may redirect Customers using the web URL www.bankofamerica.com/paymode to the web site hosted by Tech at the URL of www.paymode.com.

b.	Login

The application will require each user accessing the system to have a unique user ID and confidential password to log in to the system.  Users will be locked out of the system after [**] invalid logon attempts.

Passwords will have a minimum password expiration time period and a minimum password length that are consistent with Bank’s information security standards.  Password composition requirements (e.g. contain at least [**] character) also will be consistent with Bank’s information security standards.

Tech users will not have access to any Customer user passwords.  They will be able to assist properly authenticated users by resetting passwords.  Password resets will generate a confidential email to the email address on file for the user and the application will require the user to change their password upon the first login after a password reset.

As each user is added to the PayMode application, they will receive a validation email with a confidential link which is to be used for their assigned user ID to login to the application.  The link is valid for [**] hours and the user must utilize this activation link in order to complete their first login to the system.  Users experiencing difficulty with the link can work with Tech’s customer support team to have the validation link resent.

c.	Enrollment

Each Customer using the PayMode Processing Services must enroll in PayMode through the user interface.  During enrollment, the user enters information about the Customer, about the bank account(s) to be used to send or receive payments, about one PayMode account to be associated with that bank account and about themselves as the enrolling user.  Customers will not be required to accept any

APPENDIX TO SCHEDULE A - 1

Terms of Use in order to access the PayMode Processing Services, except that in the event a Customer wishes to be a Collector or a biller using the PayMode Payer Invoice Management service, the application will prompt the user to review and accept the PayMode Terms of Use agreement.  The user can accept the agreement, decline it, or forward it via system generated email to another user at their company for review and approval.  If the agreement is declined the enrollment is not completed and the new membership is not authenticated and activated.

After the enrollment is completed, the company cannot use PayMode to send or receive payments until the Authentication process described in Section II-B of this Appendix A is completed.  The enrolling user, however, can utilize profile administration to add and update information while they are waiting for the authentication to be completed.

d.	Profile administration

Users with the appropriate privileges will be able to use the PayMode membership administration function to:

•	Update company information for the membership (name, address, tax ID, etc.)
•	[**]
•	[**]
•	[**]
•	Add, delete or change the profile of users on the membership.
•	Add, delete or change the user privileges associated with each user for each PayMode account

e.	User security

Every user will have a unique set of privileges that defines what functions they can use within the PayMode system.  When user privileges are changed, an email notification is sent to all of the administrative users on the PayMode membership.

The user privilege set will be sufficiently granular to allow Customers to segregate duties in a way that meets audit and risk management requirements, including, but not limited to, allowing Customers using PayMode for healthcare claims payments to meet the minimum necessary access requirement for the HIPAA regulations.

As new functions are added to the application, new privileges will be added as needed.

f.	User home page

APPENDIX TO SCHEDULE A - 2

The application will present to each user that logs in to the system, a user home page that presents them with a variety of useful information:

[**]

g.	Customer facing reports

The application will provide a variety of Customer facing reports which provide information applicable to the functions for which the Customer is using the specified report.

The reports will have a consistent look and feel.  When applicable, each report will have the following common functionality:

[**]

h.	Web Site navigation

The Web Site will have a consistent look and feel with navigation that utilizes best practices for website navigation.  As new web technologies evolve, the Web Site will take advantage of those technologies which are stable to provide the best possible user experience when navigating the site.

When possible, the Web Site will provide multiple options for navigating to frequently used functions, so as to meet the needs of users with preferences for varying approaches.  For example, reports and administration can be accessed through tabs and/or through links on the sidebar.

Tech will execute usability testing when introducing significant new functionality to the Web Site in order to ensure that the navigation of the Web Site is intuitive to users and easy to use.  Use of the Web Site should continue to be intuitive enough that minimal printed user documentation is required.  Online help functions should be sufficient in most cases to supplement the intuitive navigation presented on the web pages themselves.

The Web Site will be able to be accessed and utilized by users with the following minimum system requirements.  The requirements will be updated as technological advancements require that they evolve.

PayMode® Minimum System Requirements

For optimum workstation performance, the following is recommended:

* Intel® 1 GHz processor or higher (or equivalent)

* 56 Kbps modem or faster Internet connection

* 512 MB of RAM (1024 MB or higher recommended)

* monitor capable of 800x600 resolution (1024 x 768 recommended)

* Microsoft XP® (Home or Professional edition) or later

APPENDIX TO SCHEDULE A - 3

* Microsoft® Internet Explorer 6 SP1 or later, or Mozilla Firefox® 2.0 or later (your browser must support Java® and JavaScript®)

i.	Online help information

The application will provide online help that provides information designed to support users who prefer to be self sufficient in researching additional information on how to use the system.  This information will include:

•	Background information on PayMode and it’s features and benefits
•	Topic based information on all major functions of the system
•	Frequently asked questions and their answers

In addition to a specific “Help” function, online assistance will be available in the form of “More Info” links associated with each of the key functions in the system.

j.	Settlement Options

The PayMode application will support a variety of options for how payment settlement with Customers can take place.  The purpose of the settlement options is to allow [**].  In addition, the settlement options provide the [**].

Settlement options are configured at the PayMode membership level and can be applied to:

[**]
For each settlement option, the following parameters can be specified:

[**]

k.	Payment Processing Controls

The application will provide a set of non-Customer facing reports designed to provide the payment processing controls needed to ensure that all payments are processed accurately and timely and to ensure that no payment is lost or altered in processing.  This includes reports needed for payment and transaction balancing and reconciliation.  These reports take two forms:  reports designed to provide sub-ledger detail for expected balances in system settlement accounts and reports designed to provide “warehouse” balancing for transactions in some state of being processed.

l.	Administrative/operational functions

In addition to the Support Services functions outlined elsewhere in this Appendix A, Tech will provide Bank a variety of administrative services to support the delivery of the PayMode service to Bank Customers.  These include:

APPENDIX TO SCHEDULE A - 4

•
Daily processing of payment and invoice files, including processing of incoming Customer payment instruction files and distribution of outgoing settlement and reporting files to payment systems and/or Customers

•	Daily monitoring of the website and the underlying application
•	Technical problem resolution for any problems experienced with the Web Site or the underlying application
•
Daily processing and settlement account balancing and reconciliation designed to provide early problem detection as well as to meet prudent audit and risk management requirements.  There will be segregation of duties between the reconciliation and payment processing functions and a daily management review and sign-off on the reconciliation.

•	Month end reporting of the reconciliation of settlement accounts to the Bank owner of the settlement account, for any settlement account owned by Bank
•	Monthly preparation of reports of customer service volumes for delivery to facilitate billing via the analysis system
•	Monthly invoicing of Customers that cannot be billed via the analysis systems
•	Daily SLA tracking and monitoring and monthly SLA reporting
•	Weekly OFAC monitoring of currently enrolled companies and users

m.	Bank interfaces

The PayMode application will interface with Bank systems necessary to provide payment and invoice processing services for Bank’s Customers.  Initially, these interfaces include:

•	A file based interface to the ACH system
•	A file based interface to the [**] application (for ePayables transactions)
•	A file based interface to [**] product (for select ACH, wire and International payments)
•	A message based interface to the wire system via [**] (formerly [**])
•	An online and a file based interface to [**] or similar tool ([**]) for wire drawdown initiation
•	A spreadsheet based interface to the analysis systems ([**] and [**]) for billing purposes
•	A spreadsheet based interface to [**] for float revenue reporting
•	A file based interface from the bank’s M2M (machine to machine) information reporting

For the avoidance of doubt, Tech acknowledges and agrees that it shall have no right, title or interest in any systems of Bank, its Affiliates or vendors with which the PayMode application interfaces.

n.	Other interfaces

APPENDIX TO SCHEDULE A - 5

The PayMode application will interface with other service providers’ systems necessary to provide PayMode services to Bank’s Customers.  These interfaces are described in the context of the specific service to which they apply.

o.	Data retention

Tech will ensure that all processing records required for Customer reporting and for non-repudiation of any alleged processing errors will be retained for a minimum of seven years.  Customer reporting data will be available to Customers in an online real-time environment for a minimum of [**] months. [Note: archiving is not currently an element of the system]

B.	PayMode

a.	Payment initiation

The PayMode application will support a variety of options through which Customers can initiate payments to their vendors who are members of the PayMode Network.  Regardless of the payment initiation method, the entity being paid is identified using the [**].  There is no need for the company [**].

Payments can be initiated through a manual data entry function in the PayMode user interface.  Users enter payment data and also enter remittance data associated with the payment to be initiated, using a variety of [**].

Payments also can be initiated by importing a payment instruction file through the user interface.  During the import process, the user will be given the ability to browse the directories on their network to find the file to be imported.  Once selected, the location of the file can be saved as the default directory for future imports.  Users are also prompted to [**] for that Customer.

In addition payments can be initiated via the delivery of a payment instruction file through any secure file transfer mechanism.  Tech will support a variety of file transfer mechanisms, including, but not limited to:

•	FTP with PGP encryption
•	HTTPS
•	SSHFTP
•	AS2 with appropriate encryption, such as S/MIME

Regardless of the input method (browser based import or other secure file transfer mechanism), the application will feature a flexible integration infrastructure which allows customized parsers to quickly and easily be developed for each Customer, enabling the Customers to deliver their payment instructions in whatever file format is easiest for them to produce.

The application will require PayMode payment instruction files to be digitally signed with a valid digital certificate prior to processing.  [**]. Tech will never be

APPENDIX TO SCHEDULE A - 6

in possession of the certificates, but will have the ability to assist Customers by revoking and/or reissuing certificates should the need arise.

Payments will [**].  It is only after the payments receive all required approvals that the debit to the disbursing Customer or the credit to the vendor being paid will be released to the wire and/or ACH systems.

During the processing of payment instructions, the application will perform a variety of file and transaction level validations on the files and payments.  [**].

b.	Payment management

The PayMode application will provide users with appropriate privileges with the ability to [**].  In addition, prior to the release of the settlement transactions to the payment systems, users will have the ability to [**].

Should an erroneous payment be detected by a Customer after the [**], Tech’s customer support unit will work with the Disburser to assist in retrieving the payment from the vendor to whom it was sent.

The PayMode application will allow the user to search for payments via the user interface using a number of different parameters to filter the search.  A list of payments matching the search criteria will be presented and the user will have [**].

If there is a return of an ACH debit or ACH credit related to a PayMode payment, Tech’s Customer Support team will research and resolve the return and will use the application’s Payment Management function to [**].

c.	Payment Receipt

The PayMode application will [**].  It will not contain confidential data, but it will include a [**].

Payments are typically sent in CCD format, but for those vendors wishing to receive the remittance detail through the ACH network, the PayMode application will send a CTX formatted ACH transaction.  A Tech technical implementation consultant will work with the vendor to configure the options for their CTX set-up and test that set-up.

d.	Reports

Customer facing reports for PayMode will include:

[**]

In addition to the human readable reports specified here, specialized file based GL reporting will be made available to Customers with this feature enabled (currently

APPENDIX TO SCHEDULE A - 7

one Customer).  This specialized reporting merges information from Bank’s M2M balance reporting for the Customer with information about PayMode payments sent and received to provide a GL posting file for a line of business that doesn’t have a sophisticated GL system.

C.	PayMode Plus

a.	Payment initiation

The application will support the initiation of a comprehensive payment instruction file that contains multiple payment types.  This type of file will be accepted in the format that it is easiest for Bank’s Customer to produce, [**].  Files can be delivered via the same secure file transfer methods listed in section B.  This type of payment instruction cannot be imported through the browser using the PayMode application itself.

During the processing of payment instructions, the application will perform a variety of file and transaction level validations on the files and payments.  [**].

The PayMode integration processing will process the comprehensive payment instruction file splitting the payments based on the payment type and will forward the various payment types according to the following chart:

Payment Type	Destination
Check	Check Print and Mail Supplier
PayMode	PayMode application
ePayables	[**] application at Bank
Out-of-Network ACH	PayMode application
Out-of-Network Wire	PayMode application
Other Wires, ACH and International Payments	[**]

Payments destined for the PayMode application will be [**].

Check payments will be delivered to the print mail supplier for either same day or next day printing, based on the deadlines provided by the supplier.  Should Tech choose to move to a new supplier, deadlines will continue to be no later than the currently established deadlines.  Same day checks must be delivered to the print mail supplier no later than [**] in order to be printed and mailed that day and next day checks must be delivered to the print mail supplier no later than [**] in ordered to be printed and mailed the next Business Day.  To meet these deadlines, Customers are asked to deliver same day checks to Tech no later than [**].  Certain large volume print mail Customers, such as those delivering semi-monthly health care claims payments files, will be processed according to a mutually agreed upon time schedule.

APPENDIX TO SCHEDULE A - 8

Tech will ensure that the check printing and mailing service includes the following features:

•	Ability to [**]
•	Ability to [**]
•	Ability to [**].
•	Ability to [**]
•	Ability for Customers to [**]
•	Ability for Customer to [**]
•	Ability to [**]
•	Ability to [**]
•	Check stock with industry standard fraud protection features including, but not limited to:
[**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Ability to [**]
•	Robust testing of [**]
•	Production of a set of test checks for [**]
•	Control procedures designed to ensure [**]
•	Control procedures design to verify that [**]

Payments destined for Bank’s [**] and [**] applications will be delivered to those applications as defined in mutually agreed upon schedules.

b.	Payment management

Payments destined for the PayMode application will have the same payment management functionality described in Section B.

For check payments, Customers may request Tech’s support group to have the print/mail supplier “pull” a check if it has not yet been mailed.

APPENDIX TO SCHEDULE A - 9

For payments delivered to [**], Customers will need to use the [**] application to manage those payments.

c.	Processing controls

Tech will implement reconciliation processes to ensure that files delivered to other applications for processing are received and processed.  Where possible, this will include receipt and review of some sort of report or acknowledgment from the receiving system.

d.	Interfaces

As part of the PayMode Plus comprehensive payment service, Tech will establish and maintain interfaces to the destination systems, as identified in the table in part a of this Section C.

D.	PayMode for Reimbursement

a.	Initial and recurring employee load file processing

Tech will process csv formatted files from Customers that wish to have an automated load of their initial employee profile data for PayMode for Reimbursement.  For Customers with large volumes of changes, Tech also will process a regular (e.g. weekly or daily) file with updates to employee profiles.

b.	Profile maintenance

For each employee, officer, director, consultant or other individual to whom a Customer needs to make expense reimbursement payments, the Customer will have the ability to [**].  The profile will include the following information:

[**]

Profile information can be [**].

c.	Payment initiation and receipt

PayMode for Reimbursement payments can be initiated using the same mechanisms used for a PayMode payment.  The [**].  This includes:  [**].

Individuals paid through PayMode for Reimbursement do not have [**].

d.	Payment management

PayMode for Reimbursement payments can be managed using the same mechanisms used for a PayMode payment.

e.	Reports

APPENDIX TO SCHEDULE A - 10

PayMode for Reimbursement payments can be viewed on the same reports used for PayMode payments.  In addition, they can be viewed on the [**].

For those Customers using an automated employee load file, the PayMode application will also provide an [**]

E.	PayMode Payer Invoice Management

a.	Payer functionality

i.	PO files

Customers will have the ability to deliver a file of purchase order information against which incoming electronic invoices can be matched.  This file will have information about [**].

The PO file can be delivered through any of the [**].  In addition, the PO can be [**].

The Customer will be able to [**].  Tech will support an integration infrastructure that allows them to quickly and easily [**].

ii.	Profile management

In addition to the profile details managed for PayMode payments, PayMode Invoice Management Customers will have to ability to [**].  Users with the appropriate privilege set [**].  These [**].

[**].

iii.	Invoice Processing

When electronic invoices are delivered to the PayMode application, the invoices are processed using the [**].  This includes [**] such as the following:

[**]

Successfully processed electronic invoices are routed to the users with appropriate privileges to act upon them.  The invoices are [**]for the users and the PayMode application [**].

iv.	Unmatched Invoices

Unmatched invoices are [**].  Users with appropriate privileges will be able to use the PayMode application to [**].  Alternatively, the user can [**].

Other actions which also can be taken on invoices in the [**] include:

APPENDIX TO SCHEDULE A - 11

[**]
v.	Matched Invoices

Users with appropriate privileges will be able to take the following actions on invoices in their [**]:

[**]
vi.	Invoices Pending Approval

Users with appropriate privileges will be able to take the following actions on invoices in their invoices [**]:

[**]

vii.	Dispute/Rejection Process

Users with appropriate privileges can dispute [**].  When disputing an invoice, the PayMode application will prompt the user to [**].  In addition, there will be an opportunity to [**].  When an invoice is disputed, it is placed in the [**].

Users with appropriate privileges also can [**], sending them back to the [**].  Rejected invoices are in a state that [**].  When the invoice is rejected, the [**].  In addition, there will be an opportunity to [**].  When an invoice is rejected, an [**].

viii.	Post approval maintenance

Users with appropriate privileges also will be able to [**].  They will have a [**].  This function is designed to give the Customer the [**].

ix.	Reporting

The following invoice management reports are available to users with the appropriate privileges:

[**]

b.	Biller functionality

i.	Profile management

Billers using the invoice management service will have the ability to [**].  In addition, they can establish a [**].

ii.	Invoice entry

Billers enrolled in the PayMode network will be given the ability to [**].

APPENDIX TO SCHEDULE A - 12

First, invoices can be [**].  When using the [**], the PayMode application will [**].  If the line item type includes a [**].  In addition, it will [**].

Second, the PayMode application will provide an opportunity to [**].  Invoices files can be [**].  Tech will support a [**].  When importing a file, the user will be prompted to [**].  Once selected, [**].

Finally, invoice files can be delivered via any of the secure file transfer mechanisms that are offered.  Like files imported through the browser, these files can be [**].  When a file is delivered, the PayMode application will send a [**].

iii.	Dispute process

Users with appropriate privileges will be able to take the following actions on disputed invoices in their queue:

[**]

iv.	Reporting

The following reports will be available to billers submitting electronic invoices to the PayMode network:

[**]

F.	PayMode Concentrator

a.	Payment processing

Concentrator payments are home banking payments destined to PayMode Concentrator Customers.  Tech will receive those payments through a number of channels, including but not limited to:

                            [**]
Incoming payment files from all of the Concentrator channels are processed by [**].  In addition, the funds are [**].

b.           [**]  PayMode Concentrator uses [**] to provide three kinds of services to Customers:

[**]

c.Settlement options

PayMode Concentrator Customers can choose to receive [**].  Exceptions exist when [**].

APPENDIX TO SCHEDULE A - 13

d.Returns

PayMode Concentrator will provide Customers with the ability to [**].  This is done through the [**].  Payments flagged for return are [**].

e.Reporting

PayMode Concentrator Customers can view [**].  In addition, those using a [**]

f.A/R files

PayMode Concentrator Customers can elect to [**].  This file contains the [**].  It is produced in the [**].  A/R files can be [**].

PayMode Concentrator Customers also can receive [**]. A Tech technical implementation consultant will work with the Customer to [**]

G.	PayMode Out-of-Network ACH

a.	Payment initiation

PayMode Out-of-Network ACH payments can be initiated using the same mechanisms used for a PayMode payment.  [**].  These payments are being sent to entities that are not members of the PayMode network, so the Customer’s payment instruction file needs to include all the data elements needed to originate an ACH credit or debit.  This information is [**].  It includes:

[**]

b.	Payment management

The PayMode application will provide users with appropriate privileges with the ability to [**].  In addition, prior to the release of the out-of-network transaction to the ACH system, users will have the ability to [**].

Should an erroneous payment be detected by a Customer after the release of the transaction to ACH, Tech’s customer support unit will [**].

The PayMode application will allow the user to [**].

[**].  The return reporting will be set-up this way by Tech’s technical implementation consultant during the implementation.

c.	Reports

PayMode Out-of-Network ACH payments can be viewed on the same reports used for PayMode payments.

H.	PayMode Out-of-Network Wires

APPENDIX TO SCHEDULE A - 14

a.	Payment initiation

PayMode Out-of-Network Wire payments can be initiated using the same mechanisms used for a PayMode payment.  Unlike PayMode payments, the payment recipient is [**].  These payments are being sent to entities that are not members of the PayMode network, so the Customer’s payment instruction file needs to [**].  This information is [**].  It includes:

[**]

As payments are processed by Bank’s wire transfer system, the following [**].

[**]

b.	Payment management

The PayMode application will provide users with appropriate privileges with the ability to reject [**]. PayMode Out-of-Network Wire payments are processed using a [**].  As a result, there is no opportunity for the user to [**].

Should an erroneous payment be detected by a Customer after the release of the transaction to wire, Tech’s customer support unit will [**].

The PayMode application will allow the user to [**].

If Bank’s wire system rejects the wire payment, the change in status is [**].

c.	Reports

PayMode Out-of-Network Wire payments can be viewed on the same reports used for PayMode payments.

I.	PayMode for Employees

a.	Profile Management

PayMode for Employees Customers can use the PayMode user interface to update their processing profile.  The following parameters can be updated:

[**]
b.	Approval Hierarchy Management

Customers using PayMode for Employees will be given the ability to [**].  Sometimes referred to as a GL file, this file provides [**].  In addition, it [**].

Approval hierarchy information also can be updated via the PayMode user interface.  This functionality can be [**].

c.	Expense Report Submission

APPENDIX TO SCHEDULE A - 15

The PayMode application will provide a web user interface through which users can enter and submit expense reports.  This entry process will [**].  The entry process includes the following features:

[**]
d.	Expense Report Approval

When an expense report is successfully submitted, the expense report is [**].

Approving users will be given the opportunity to review expense report details and warning messages. They can reject the expense report, [**].

e.	Payment Processing

For expense reports that are approved by the time the last ACH file of the day is being produced, the PayMode application will [**].  Both the employee submitting the expense report and the card issuer will be [**].

f.	Reports

The PayMode application will provide the following reports to assist PayMode for Employees Customers in managing their Expense Reimbursement program.

[**]

g.	General Ledger File

The PayMode application will provide a periodic general ledger update file that reflects the details of the expenses submitted and paid.  This file will be generated in the [**] that are available.

J.	Transition Only: PayMode Bill Payment Service

a.	Payment and DMP Processing

Credit counseling and remote banking consumer payments and administrative messages to be originated through the [**] network can be initiated through the PayMode Bill Payment Service using the same payment initiation methods available for PayMode payments.  One exception is that they cannot be initiated through manual payment entry.  These types of payments and administrative messages (e.g. debt management proposals, balance verifications and other message types used by the credit counseling industry to coordinate with billing entities) are only accepted in the [**] file format defined by [**]; however, they can be delivered via any of the secure file transfer mechanisms and all of the approval signature requirements and business rules apply.

Once a Customer’s payment instruction file has received all the necessary approvals and the funds have been collected from the disburser, an ACH credit is

APPENDIX TO SCHEDULE A - 16

sent to a PayMode settlement account that has been designated for these payments and the payment details are sent to [**] by the PayMode application.  [**] will process the payment file and draw the funds down from the settlement account using a wire drawdown.

b.	Returns

When [**] or the billing entity receiving the payments are unable to process the payments, the payments are returned.  The PayMode application receives return information on a [**] formatted file delivered from [**].  In addition, [**] wires funds for the returned payments into the designated settlement account.

When the PayMode application processes a return file, it [**].

c.	Reporting

PayMode Bill Payment Service features the following reports:

[**]

K.	Transition Only: Other Translation Services

a.	NACHA to BAI Translation – ACH Entry Detail Report

PayMode’s integration services receive NACHA formatted entry detail reports for Customer’s requesting this for their ACH Origination activity.  These files are delivered from Bank’s ACH system.  PayMode translates this information into a BAIv2 formatted entry detail report and delivers it to the Customer using any of the secure file transfer methods.

Customers may choose whether to have payments reported upon presentment or on settlement date or on the day after the settlement date.  Customers also can choose whether to have the BAI transaction codes that match the payments used or to use the BAI codes that match the offsetting settlement transaction to their account.

b.	SWIFT TO BAI Translation – International Balance Reporting

PayMode’s integration services receive incoming SWIFT balance reporting messages (940s or 950s) sent to a Bank SWIFT BIC designated to receive these international cash management balance reports.  Customers are set-up to have these messages translated into a BAIv2 formatted balance reporting file and then transmitted to them using any of the secure file transfer methods.

Account numbers on incoming messages are compared to a table listing SWIFT BICS and account numbers for accounts to be included in each transmission.  If a message is received for an account that is not found, an exception email is sent to Tech’s customer support team.  Tech is to forward this email to the designated

APPENDIX TO SCHEDULE A - 17

contact(s) in Bank’s International Client Servicing team for coordination with the Customer to determine if a new account needs to be added.

c.	Legacy EDI Translation – Version 3020 to 4030 for Check Print

PayMode’s integration services receive 820s for check print activity destined for The Payment Network (TPN).  These 820s are transmitted from a Customer and are in a legacy format (version 3020) and PayMode translates them into Bank’s standard 820 format (version 3040) and delivers the file to TPN

[**]

II.	VENDOR ONBOARDING

A.	Enrollment Campaigns

Vendor enrollment is a core process within the PayMode application.  New and existing Customers will provide [**].  An enrollment manager will be assigned to the Customer who will [**]. Tech will:

a)	Provide Customer with segmented [**]
b)	Conduct enrollment campaigns [**].
c)	[**]

B.	Authentication and Activation

a)
The authentication and activation process is a key component of the network expansion and security.  Tech will provide all authentication and activation processes as outlined in established SOPs.  The authentication and activation process includes:

b)	[**];
c)	[**];
d)	[**];
e)	[**]; and
f)	[**]

C.	Activation Reporting

The activation reporting is a key component of the Customer implementation and network usage.  Tech will provide reports of [**].  Reports may be sent [**]. Tech will notify Customer and Bank upon completion of campaign program.

III.	SUPPORT SERVICES

A.	Toll free phone support

The help desk support of PayMode is a key driver to overall Customer/vendor satisfaction. Tech will provide a toll free number for Customers and vendors to access

APPENDIX TO SCHEDULE A - 18

operator support Monday through Friday 8:00 AM – 8:00 PM ET excluding bank holidays. Service levels for this support are outlined in Schedule B.

B.	Email support

In addition to live phone support, PayMode Customers and vendors also rely on timely response to email inquiries.  Tech will provide support for Customer inquiries that come through the email channel.  Specific service levels for email servicing are outlined in Schedule B.

C.	Dedicated Customer Support

Tech will provide a dedicated customer support contact for those Customers that: 1) Bank is currently providing such services for, 2) Bank Customers that are anticipated to generate $[**], and 3) Bank and Tech mutually agree have a level of complexity that warrant dedicated customer support. A dedicated contact is defined as an individual whom the Customer can contact with issues instead of using the toll free number.  Such a contact may support more than one Customer provided that Tech ensures that the Customer is highly satisfied with the service.

D.	Escalation of service issues

A process for escalation of service issues is key to the ongoing Customer satisfaction of the PayMode system/service.  Tech will provide appropriate escalation process/support for Customers as outlined in Schedule B of this Services Agreement. This may include:

a)	Escalation to Technology partners in the event of a system issue.
b)	Escalation to appropriate levels of Tech management as required
c)	Escalation to Bank Customer team for:
1.	Customer issues not resolved to customer satisfaction
2.	Customer issues with pricing of service
d)	Escalation to Bank Risk/Fraud team for issues relating to:
1.	Suspected Fraud
2.	Suspected misuse of system
e)	Escalation to Bank Product team for issues relating to:
1.	Any issues escalated to any Bank team; Bank Product team should be notified of any escalation to Bank team.

IV.	IMPLEMENTATION SUPPORT

Implementation Support is a key function of the PayMode service that includes all aspects of the Customer technical integration for new or existing Customers (changes). Bank and Tech understand that Bank will manage the Customer implementations, and be the primary Customer contact for the majority of Implementation-related communications.

Specific components of this process include:

APPENDIX TO SCHEDULE A - 19

A.	File mapping

This component includes the mapping of a customer file for development of a [**]. File mapping requires the Bank to provide a test file or appropriate file specification from the Customer as part of the Bank’s Implementation responsibilities. Tech will provide a [**].

B.	Membership Configuration Consulting

This component includes the requirement for Tech to provide consultative support to Bank Customers in the set up of the Customer’s membership within the PayMode application. Membership configuration consulting specifically includes:

a)	Identification of products to be used and appropriate settings activated to use such products
b)
Settlement options required for appropriate execution of Customer’s payment initiations and/or receipt of payments as defined by product(s) utilized (See description of product services in Schedule A).

c)	Establishment/consultation of user privileges as required by Customer and product(s) utilized
d)	Identification of any HIPAA type payments and required settings to support such payments
e)	Check print options/setup
f)	Identification of any special remittance type options required by Customer to ensure optimal vendor/Customer experience
g)	Identification of business rules and associated account set up required by Customer to ensure optimal usage of the PayMode membership and account setups.

C.	[**] Development and Testing

[**] development and testing are key functions that are required to utilize the PayMode payment initiation process of the system.  Tech will:

a)	Develop Customer [**] in accordance with test files/maps/file specs provided
b)	Develop Customer [**] business rules as identified in requirements documents and maps developed by Tech’s implementation support team
c)	Test all Customer [**] and business rules including negative testing scenarios to ensure successful Customer implementation to production.

D.	A/R Formatter Development and Testing

A/R Formatters are required for PayMode Concentrator Customers receiving AR files of payments received.  Tech will:

a)	Develop Customer [**] files in accordance with the test files/maps/file specs provided
b)	Develop Customer [**] business rules as identified in requirements
c)	Develop [**] as appropriate for Customers requesting such service

APPENDIX TO SCHEDULE A - 20

d)	Test all A/R files and [**] including negative testing scenarios to ensure successful Customer implementation to production.

E.	CTX Configuration and Testing

PayMode network vendors and/or PayMode Concentrator Customers may request the settlement of their ACH transaction in the CTX format. Tech will provide this service, specifically:

a)	Develop CTX format in accordance with Customer or bank provided specification
b)	Test all CTX files including negative testing scenarios to ensure successful Customer/vendor implementation to production.

F.	UAT/Training Coordination and Support

Other key components of a successful Customer implementation of the PayMode service include the delivery of a Customer-facing User Acceptance Test and appropriate Customer training. Tech will provide support for these key services as required by Bank implementation team.  Specific services as requested by Bank of America include but are not limited to: Providing a Customer-facing User Acceptance environment with Customer set up configured

a)	Coordination and processing of Customer test files to the UAT environment
b)	Successful processing of Customer files through UAT environment
c)	Support for any issues encountered by Bank or Customer in UAT environment including file transmission
d)	Support for Customer or bank specified training including, but not limited to:
1.	Providing materials
2.	Conducting training
3.	Providing coaching of Bank associates
4.	Providing onsite customer support for strategic Customers as needed
5.	Providing on-call technical support

G.	Implementation Management Coordination with Bank

Tech will meet with Bank for an implementation status call at a minimum of twice a week on a mutually agreed upon schedule.  The purpose of the call is to facilitate communication that will enable rapid implementation with high customer satisfaction ratings.  In addition, Tech will provide a monthly status report of implementations assigned, in progress and completed.

V.	SALES SUPPORT

Continued growth of the PayMode suite of products requires appropriate resources to support sales efforts.  Tech will provide sales support as identified below:

A.	Pricing

APPENDIX TO SCHEDULE A - 21

Pricing for PayMode payment deals requires an analysis of customer-provided vendor history files.  [**]. Tech will provide this support in accordance with the established Service Levels as outlined in Schedule B to specifically include:

[**]

B.	Input for product collateral

Another key component of the continued growth of the PayMode suite of products is the product collateral available to the Banks sales/customer team.  Tech will work with Bank to assist in the development of new collateral for enhancements as well as updates to existing collateral as required by Bank.

C.	Consulting for large deals

Large deals often require detailed support and/or exceptions to processes.  In accordance with Article 7, Tech will work with the Bank to consult on large deals.  Services will include, but are not limited to:

a)	RFP support
b)	Customer calls/visits
c)	Customer customization requests
d)	Solutions development

VI.	MANAGEMENT REPORTING

A.	Monthly billing

Tech will provide monthly billing/reconciliation reporting to the Bank which includes:

a)	Files/reports of transactions to be fed to Bank’s appropriate analysis systems: [**]
b)	Revenue file of all transactions for Bank tracking reconciliation of revenue
c)
File/Report of all direct billed revenue and number of days funds have been held for the purposes of calculating [**] by Customer for input into Bank’s [**] system for revenue tracking and recognition.

B.	Monthly scorecard

Tech will provide a monthly scorecard for Bank to review.  The format and content of the scorecard are outlined in Schedule B.

C.	Weekly implementation tracking

Tech will provide Bank with implementation updates for Bank to incorporate into Bank’s weekly implementation reports.

APPENDIX TO SCHEDULE A - 22

SCHEDULE B

SCHEDULE B

PayMode Service Levels/Support Services

I.	System Availability and Maintenance

A.	System Availability

Tech will make the PayMode System available for Customer access 24 hours a day, except during periods of scheduled system maintenance (see below).

To satisfy customer demand for robust service, Tech will maintain a minimum availability of [**] excluding scheduled maintenance windows.

B.	System Maintenance

Tech will regularly conduct system maintenance to maintain and enhance the PayMode System.  Maintenance will be performed during Scheduled Maintenance windows unless non-scheduled maintenance is required.

Scheduled Maintenance:  Scheduled Maintenance is used to perform routine software and hardware upgrades to the PayMode System.  Scheduled Maintenance periods are scheduled in accordance with release planning and are typically from 11:30 PM ET Friday to 12:00 PM ET Saturday.  Tech will insure that all scheduled transmissions and files and processes have occurred prior to shut down. Every attempt is made to schedule necessary upgrades and system enhancements into these maintenance windows.  In the event Scheduled Maintenance occurs at any other time, Customers and Bank shall be notified in accordance with the Maintenance Notification Schedule below.

Tech will also provide Bank with an annual maintenance schedule, subject to change in accordance with the release planning process.

Non-Scheduled Maintenance:  Non-Scheduled Maintenance may be required as a result of recommended software patches, critical operational maintenance or fix deployment.  In most cases this maintenance work does not impact system performance.  If maintenance is necessary prior to a scheduled maintenance window and the maintenance has a customer impact of more than 15 minutes during business hours, Tech will provide notification to Bank in accordance with the Maintenance Notification Schedule below.

Emergency Maintenance:  Emergency maintenance may occur as a result of unexpected events and is used when system components are at risk.  Tech will make every attempt to provide Customers and end users with prior notification of emergency maintenance.  Due to the nature of emergency maintenance, however, prior notification may not be possible.  In these cases Tech will notify Bank and end users as appropriate as soon as possible, but this notification may occur after emergency maintenance has been completed.

SCHEDULE B - 1

MAINTENANCE NOTIFICATION SCHEDULE

	Bank of America	End Users	System Availability
SCHEDULED MAINTENANCE:	Routine maintenance scheduled in accordance with release planning; typical outages are from 11:30 PM ET Friday to 12:00 PM ET Saturday.
	Tech will issue an email to Bank of America’s designated distribution 5 calendar days in advance of the outage	Scheduled maintenance notification is posted on users Home Page on PayMode Web Site at least 3 Business Days in advance of outage.	Unavailable
Non-Scheduled MAINTENANCE/ Emergency MAINTENANCE:	Urgent maintenance to repair or upgrade service that should not be delayed until a scheduled maintenance period.
	Tech will issue an email to Bank of America’s designated distribution as soon as outage is known.	Maintenance notification will be posted on users Home Page on PayMode website as soon as outage is determined if outage is to be longer than 15 minutes	Unavailable

II.	Production Support

Tech will provide ongoing production support to PayMode Customers and users.  Issues will be categorized as Critical (caused by a functional flaw (“bug”) in the production application for which there is no workaround;), High (important, but a work around is available), Medium or Low. Tech will make every reasonable attempt to resolve Critical issues within [**].  Issues categorized as High, Medium and Low will be managed through a prioritization process for inclusion in a future planned release. Customer issues which are not caused by a flaw in the application, but which may delay the processing of payments, are also treated as Critical with respect to the urgency with which detailed information about the error is researched and provided to the Customer.

A.	System issues

Tech will identify system issues utilizing the Bank standard severity matrix (as defined in the matrix below).  All Sev 1 and Sev 2 issues will be reported to the Bank within [**] of identification of said Sev 1 or Sev 2 level, to the designated Bank distribution list (to be provided).  Status notifications will be sent to the designated distribution every 1 hour for Sev 1 and every 2 hours for Sev 2 until issue is closed. Bank may, at its discretion require conference call updates in addition.

SCHEDULE B - 2

Metric Definitions ]
Legend	Definition
Severity 1	Systems down or seriously impacted, products/services are unavailable	[**]	[**]	[**]
Severity 2	Systems are degraded/unreliable; performance or legal agreements are	[**]	[**]	[**]
SLA – Wire End-of Day	Processing Wire End-of-Day	[**]	[**]	[**]
SLA – ACH-End-of-Day	Processing ACH-End-of-Day	[**]	[**]	[**]
SLA – Application Avail	Web App 24x7 Availability	[**]	[**]	[**]
Metric #4
Overall Daily (Row 5)
Monthly Frequency	# of green days per month divided by total # of business days per month	[**]	[**]	[**]
Monthly Intensity	Total # of FCI’s	[**]	[**]	[**]

B.	Help Desk & Support Escalation

Tech will provide Network Operations Support for all PayMode jobs/files 24/7 either via live operator or pager notification as set forth below.

a)
Support During Business Hours: Tech will provide live operator support during Business Hours, including support for all jobs including manual intervention.  Business Hours are defined as Monday through Friday, 8:00 AM ET to 8:00 PM ET, excluding Bank holidays. Due to the nature of the PayMode process, business hour support must coincide with published Bank holiday schedules.

b)
Support During Non-Business Hours:  Non-Business Hours are defined as Monday through Thursday from 8:00 PM ET to 8:00 AM ET, Friday 8:00 PM ET through Monday 8:00 AM ET, and all Bank holidays.  Email and telephone support requests received during Non-Business Hours will be responded to within [**] of the start of subsequent Business Hours.

c)	Issues with Bank Interfaces

To the extent that services are delivered to PayMode Customers through interfaces with Bank systems, Bank will provide Tech with a contact list for each interface, including after hours and escalation contacts.  Tech and Bank will work together to determine the cause of any issues and to resolve them as quickly as possible.  In the event that an issue is the result of an underlying system issue with a Bank system, Bank will make every effort to ensure PayMode processing is completed successfully without negative impact to PayMode Customers.

SCHEDULE B - 3

III.	Support Services

Tech will provide toll free customer service to all Bank Customers and associated network members.  Live service support hours of service should be no less than 8:00 AM ET to 8:00 PM ET Monday through Friday, excluding Bank holidays. In addition, Tech will provide all services as listed and described in Schedule A.

A.	Call Center Service Metrics

The following minimal service standards will be provided by Tech:

a)	Calls: Percent of calls answered within [**] shall be no less than [**]% of the calls.

b)	Average Speed to Answer Calls: < [**]

c)	Abandonment Rate: Percent of abandoned calls shall be less than < [**]%.

d)	Customer Satisfaction Scores: > [**]%. Tech to provide opportunity for Bank to do Quality Listening or provide third party Customer satisfaction results

e)	Average Handle Time ≤[**]

f)
First Call Resolution: Tech will resolve [**]% of First Call Resolution Calls (i.e.  Password resets, application functionality-training, etc) within [**] of initial call.  Bank to provide Tech with a list of call-types that are “First Call Resolutions Calls” for the purposes of this metric.

B.	Processing Metrics

The following service standards will be met for transactional processing:

a)
ACH:  Tech will run a minimum of [**] ACH runs per day with a normal schedule of [**].  Exceptions due to system or customer issues will be communicated to the Bank via escalation contact list (to be provided).  PayMode system/process delays that result in a delayed settlement to the vendors or Customers will be the sole liability of Tech and Tech will assume responsibility for any resulting late fees or loss of interest by the impacted party.

b)
Wire Drawdown/Wire Customer Initiated:  Tech will run a minimum of [**] wire runs per day with a normal schedule of [**] to ensure appropriate time for receipt of funds.  Exceptions due to system or Customer issues will be communicated to the Bank via escalation contact list (to be provided) if the delay is to go beyond [**].

SCHEDULE B - 4

c)
[**] Reconciliation:  Tech will provide [**] processing and settlement account balancing and reconciliation of the system and all funds flowing through PayMode.  Any discrepancies not resolved within [**] impacting a Bank Customer will be communicated to the Bank in the form of the monthly report as defined in the Report Section of Schedule B.

d)
In addition, Tech will provide a report of the month-end reconciliation of any settlement accounts used which are owned by the Bank.  This month end report will be delivered to the bank no later than the [**] of the month. Note that any transfer from a Bank owned DDA settlement account to General Ledger Account of the Bank will be handled by Bank.

e)	Bank Account Authentications: All Bank changes processed by Tech or the Customers/vendors will be authenticated as defined in the SOP within [**] of notification that the account has changed.

f)	Email Response Times: Customer email inquiries to Tech will be responded to within [**] of receipt, for all products except Concentrator.

g)	General Research Response Times: All general research items received will be resolved within [**] of receipt.

h)	ACH Returns: All ACH returns received will be acted upon within [**] of notification from the Bank.

i)	Concentrator Research Items: All Concentrator research will be acted upon and Customer follow-up provided within [**] of request.

j)	Billing: Billing files for direct bills and [**] for Bank to calculate [**] revenue will be sent to Bank per the schedule to be provided by Bank.

C.
Customer Escalation Reporting - Tech will generate reporting to track escalations and resolutions to provide to Bank.  Tech will acknowledge all escalation requests from Bank of America within [**] of sending during normal business hours.  Tech will have [**] to provide a resolution to the Customer or Bank escalation or a timeline for resolution.  All escalations exceeding [**] will require a [**] status update with material milestones completed towards resolution.

IV.	New Customer Implementations

Tech will be responsible for the execution of new Customer implementations and existing Customer changes as defined in the services section of Schedule A. Tech will be responsible for acknowledging and identifying the Tech Implementation contact, and contact information, within [**] of any submitted implementation request.

Tech implementation representative will respond to any inquiries from Bank implementation personnel within [**] of request.

SCHEDULE B - 5

ESCALATIONS:  Tech will acknowledge all escalation requests from Bank of America within [**] of sending during normal business hours.  Tech will have [**] to provide a resolution to the Customer or Bank escalation or a timeline for resolution.  All escalations exceeding [**] will require a [**] status update with material milestones completed towards resolution.

PayMode Plus & Comprehensive (Integrated Payments)
Client Expectation: [**] from receipt of test file
Implementation Assigned	Test File/Reqs to Dev	Development	QC	Production Deployment	Total
1 day – 24 hour to assignment to BT Tech	[**]	[**]	[**]	[**]	[**]
PayMode (Core)
Client Expectation: [**] from receipt of test file
Implementation Assigned	Test File/Reqs to Dev	Development	QC	Production Deployment	Total
1 day – 24 hour to assignment to BT Tech	[**]	[**]	[**]	[**]	[**]
Concentrator
Client Expectation: [**] from receipt of test file [**]
Implementation Assigned	Test File/Reqs to Dev	Development	QC	Production Deployment	Total
Simple: UI Enabled
1 day – 24 hour to assignment to BT Tech	[**]	[**]	[**]	[**]	[**]
Custom AR Format
	[**]	[**]	[**]	[**]	[**]
Cross Reference File
	[**]	[**]	[**]	[**]	[**]
Translation Services – NACHA to BAI ONLY
Implementation Assigned	Test File/Reqs to Dev	Development	QC	Production Deployment	Total
1 day – 24 hour to assignment to BT Tech	[**]	[**]	[**]	[**]	[**]
Modifications/Changes
Implementation Assigned	Test File/Reqs to Dev	Development	QC	Production Deployment	Total
1 day – 24 hour to assignment to BT Tech	[**]	[**]	[**]	[**]	[**]
Deletions
Implementation Assigned	Test File/Reqs to Dev	Development	QC	Production Deployment	Total
1 day – 24 hour to assignment to BT Tech				[**]	[**]

In the rare event a Customer’s implementation requirements exceed typical levels of complexity, Tech and Bank will define a mutually agreed upon service level for the particular implementation once the requirements are understood.

In addition to the timeframes outlined above, Tech will work with Bank on a best efforts basis to complete rush implementation requests in the timeframe requested by the Customer.  Bank will implement processes and procedures designed to ensure the validity of the business reason for and to minimize the number of rush requests.

SCHEDULE B - 6

Implementation UAT/Training and Support - Tech will make available a UAT test environment to Bank at least [**] prior to Customer training. Bank shall provide Tech with prior notice of Customer training at least [**] prior to the Customer training.

V.	Vendor Onboarding

A.	Enrollment Campaigns

Tech will execute vendor enrollment programs for all new and existing Customers, even if existing network matches meet or exceed [**].  Unless otherwise instructed by Bank or Customer, Tech will:

a)	[**] of Customer achieving first pay capability, providing Customer has returned all necessary approvals and materials needed to execute vendor campaigns within the agreed upon timeline.

b)	[**]

c)	Customer Reporting: Provide Customer reporting on designated, Customer preferred frequency

d)	Success Rates: Average conversion rate of [**] within [**] for new Customer campaigns.

B.	Authentications

Tech will be responsible for full authentication of new vendors which will comply with all Bank standards, regulatory and compliance requirements, including Bank standards around: [**] and as outlined in the SOP (Standard Operating Procedure).   Tech will notify Bank of any material changes to the SOP [**] of the change.

VI.	Sales Support

Tech will provide support to the Bank:

a)
Pricing: deliver vendor segmentation and vendor adoption forecasts for pricing support and Customer proposal purposes as outlined in Schedules A and E within [**] of vendor file in good order and all other required applicable information

VII.	Management Routines and Reporting

Tech shall provide monthly reports, unless otherwise indicated, on the following:

Data	Definition	Monthly (unless otherwise stated)

SCHEDULE B - 7

Data	Definition	Monthly (unless otherwise stated)
Severity 1 Incidents	A problem where systems are down or seriously impacted and/or products/services are unavailable. Report should include number of incidents per month by date.
Severity 2 Incidents	A problem where systems are degraded/unreliable; performance and/or legal agreements are at risk. Report should include number of incidents per month by date.
Critical Production Support Requests	- Resolved within [**] or agreed upon time frame - # successfully resolved/total # reported
Average Speed of Answer	Average duration of time it takes to answer a call
Email Response Rate	Average number of hours to respond to client emails
Quality Listening - 3 Quality listenings per associate per month (client satisfaction)	Report of average scores by Product for the listening sessions
Initial Call Resolution (ICR)**	% First Call Problem Resolution
Bank Account Authentications	% Completed w/in [**]
ACH Returns	An ACH is returned back, which is usually caused by a bad account number. (Vendor has changed bank or account). Report to include volume and average turnaround time
Modifications
Updates to existing clients account (i.e. changes to file formats, adding check printing and other services).  Include in report: 1) # of requests, and 2) Time in days from receipt of Customer File in good order, to completion

SCHEDULE B - 8

Data	Definition	Monthly (unless otherwise stated)
Deletions	Any clients exiting the product of the Bank. Include in report: 1) # of requests, and 2) Time in days from receipt of request from Implementation in good order, to completion
Sales Support: Pricing Support Inventory and Turnaround Report
Report tracks Pricing Support Inventory and Turnaround Time (actual performance versus Tech 5 [**] -  time from when PayMode vendor file and/or ePayables Works Match file received by Tech to delivery of data to Bank as outlined in “V: Sales Support (Pricing)” in Schedule A.
Semi-monthly (15th of month and end of month).
Key Metrics Report
# of transactions, total $ processed, and total active Customers (monthly and YTD) for each PayMode Processing Service.  Include Rejected invoices, Approved invoices, Returned transactions where applicable
Monthly (15th of month).
Implementations- Concentrator Basic, Custom A/R Formatter and Cross Reference File	Time in days from receipt of Customer File in good order, to deployed in production

VIII.	Remedies

A.	Failure to Achieve Availability Service Level Standard

a)	Failure to Fulfill System Availability Standard over One Month

If the monthly PayMode System Availability falls below the standard ([**]%) during [**], Tech shall deliver to Bank within 10 Business Days after the close of the month, a written plan of corrective action describing the steps that Tech will take to cause PayMode System Availability to equal or exceed the standard during the current month and each month thereafter.

SCHEDULE B - 9

Bank may comment on this plan, and Tech shall consider in good faith and make reasonable efforts implementing Bank’s suggestions.

b)	Failure to Fulfill Availability Standard over Several Months

If monthly PayMode System Availability metric falls below the standard ([**]%) for [**] during a [**], Tech shall meet with Bank’s representative at Bank’s request to determine a course of action.  Bank may make commercially reasonable requests to Tech to add redundant facilities, eliminate single points of failure, replace components and otherwise to supply additional resources, at Tech’s sole expense, that are reasonably designed to improve availability, and Tech shall make reasonable efforts to comply with those requests.  Bank’s making requests and Tech’s complying with them do not relieve Tech of its obligation to fulfill its obligations under this Services Agreement.

B.           [**]

[**]

[**] shall apply based on other metrics as set forth in the Scorecard attached to this Schedule B as Attachment 1.  [**] are based on the total Subscription Fee and Per-Transaction Fee in the month the service level metrics is missed and are cumulative of all metrics.  [**] for Implementations are cumulative of all implementations.

No [**] will be assessed for Technology metrics prior to System Day 1.  No [**]will be assessed for Vendor Onboarding, Implementation or Service during the first 180 days following the Closing Date.

B.	Material Breach

If PayMode System Availability falls below the standard set forth for any four months during a six-month period, such failure shall be deemed a material breach of the Service Levels.

SCHEDULE B - 10

ATTACHMENT 1 TO SCHEDULE B

[**]

SCHEDULE B - 1

SCHEDULE C

SCHEDULE C

The Annual Enhancement Value shall be determined as follows:

1)	ITEMS INCLUDED IN THE ANNUAL ENHANCEMENT VALUE

i.	Items Tech will cover at its own expense and specifically not included in the Annual Enhancement Value are as follows:

[**]

ii.	Items included in the Annual Enhancement Value are as follows:

a.	[**]
b.	The value of Enhancements, as calculated in accordance with Section 2 below, subject to the terms of Section 2.9 of the Services Agreement.
c.	Expenses directly related to the items set forth in subsections (a) and (b) above, such as travel, shipping, taxes, duties and the like.

2)	GUIDELINES FOR CALCULATING VALUE OF ENHANCEMENTS

i.	Development work will be accounted for in accordance with the Rate Card set forth in Schedule D.

ii.	Hardware will be accounted for at cost plus a [**]% administrative fee.

iii.	Software purchased from vendors and third party professional services will be accounted for at cost plus [**]%.

SCHEDULE C - 1

SCHEDULE D

SCHEDULE D

Service Fees

The following defined terms apply to calculation of the Service Fees:

1.	“Concentrator Transactions” means PayMode Concentrator transactions processed as defined in Schedule A.

2.
“Core PayMode Transactions” means PayMode, PayMode Plus (electronic transactions), PayMode for Reimbursement, PayMode Out-of-Network ACH and PayMode Out of Network Wire transactions as defined in Schedule A

3.	“Implementation Fees” means fees for Customer implementations.

4.	“Per-Transaction Fees” means per transaction processing fees paid by Bank to Tech per the schedule below.

5.	“[**] Revenue-Sharing” means a [**] Revenue Sharing is currently computed monthly based on the [**].

6.	“RPPS Fees” means the per transaction fees paid by Bank to [**] to process Concentrator Transactions and Bill Payment Services

7.	“Subscription Fee” means the fixed fees paid by Bank to Tech to perform PayMode Processing Services

1.	Service Fees

Service fees are comprised of: 1) a Subscription Fee, 2) Per-Transaction Fees, and 3) [**] Revenue-Sharing.

SUBSCRIPTION FEE: The Subscription Fee will be paid monthly per the schedule below.  “Payment will commence with the first full month of Tech providing Processing Services”

Processing Month	Subscription Fee	Processing Month	Subscription Fee
Month 1	[**]	Month 31	[**]
Month 2	[**]	Month 32	[**]
Month 3	[**]	Month 33	[**]
Month 4	[**]	Month 34	[**]
Month 5	[**]	Month 35	[**]
Month 6	[**]	Month 36	[**]
Month 7	[**]	Month 37	[**]
Month 8	[**]	Month 38	[**]
Month 9	[**]	Month 39	[**]
Month 10	[**]	Month 40	[**]
Month 11	[**]	Month 41	[**]
Month 12	[**]	Month 42	[**]

SCHEDULE D - 1

Processing Month	Subscription Fee	Processing Month	Subscription Fee
Month 13	[**]	Month 43	[**]
Month 14	[**]	Month 44	[**]
Month 15	[**]	Month 45	[**]
Month 16	[**]	Month 46	[**]
Month 17	[**]	Month 47	[**]
Month 18	[**]	Month 48	[**]
Month 19	[**]	Month 49	[**]
Month 20	[**]	Month 50	[**]
Month 21	[**]	Month 51	[**]
Month 22	[**]	Month 52	[**]
Month 23	[**]	Month 53	[**]
Month 24	[**]	Month 54	[**]
Month 25	[**]	Month 55	[**]
Month 26	[**]	Month 56	[**]
Month 27	[**]	Month 57	[**]
Month 28	[**]	Month 58	[**]
Month 29	[**]	Month 59	[**]
Month 30	[**]	Month 60	[**]

		5 YEAR TOTAL	[**]

Notwithstanding Implementation Fees, service fees for 2009 to perform PayMode Processing Services will be limited to Subscription Fees and any applicable Implementation Fees.

[**]

2009 calendar year [**] and [**] amounts will serve as floors for the schedules below for the balance of the Term.  Beginning [**], for PayMode products listed below, [**] and [**] will apply for actual volumes processed and revenues realized each calendar year above the floor. The floor will continue to be based on [**] for each year of the contract term and any Renewal Term(s); the floor will not re-set annually, however actual volumes processed and revenues realized each calendar year will be reset to zero on January 1st for each calendar year. For the schedules below that are tiered, pricing and [**] Revenue Sharing levels will only apply for volumes within the specific tier.  [**].  For Example, in 2011, if [**] exceed the floor in [**], Tech would invoice Bank for monthly transactions in accordance with Article 6 for [**] for volumes above the floor beginning in [**].  In [**], Tech would invoice bank for monthly transactions up to and including [**], then invoice Bank for [**] thereafter for that calendar year.

PER-TRANSACTION FEE SCHEDULE

PRODUCT	VOLUME ABOVE FLOOR	FEE
Concentrator (excluding RPPS Fees)	[**]	[**]
Core PayMode	[**]	[**]
PayMode Invoice Management	[**]	[**]
PayMode Plus Check Print/Mail Services	[**]	[**]

SCHEDULE D - 2

* Floor does not apply.  Fees will be charged on all transactions.

[**] REVENUE SHARING SCHEDULE

PRODUCT	REVENUE ABOVE FLOOR ($)	Revenue Share to Tech
Core PayMode	[**]	[**]

2.	Implementation Fees

[**].  Custom implementations will generally include one of the following characteristics: 1) greater than [**] or [**], 2) A disburser sending [**], 3) multiple ERP interfaces, 4) inclusion of foreign wires, or 5) [**]. Such implementations are anticipated to be less than [**] implementations. Bank and Tech shall mutually agree on the amount of Implementation Fees on a case-by-case basis, and Bank shall not be liable for any Implementation Fees other than those agreed upon by Bank in advance.

3.	Transition Products

In Schedule A, Bank and Tech have identified certain PayMode Processing Services as not being performed by Tech indefinitely (“Transition Only”). Notwithstanding the foregoing, Tech agrees to process each service outlined below as part of the Subscription Fee.  Except as otherwise noted, Bank will not add any new Transition Only customers.

PayMode Bill Payment Service: Tech will process transactions through [**]

Translation Services – NACHA to BAI Translation: Tech will process transactions through [**].  Bank will continue to add new NACHA to BAI Translation Services into Implementation through [**].

Translation Services – SWIFT to BAI: Tech will process transactions through [**].  If Tech is still processing these transactions on [**] for Bank Customers, Bank shall pay Tech a [**] for processing services for the balance of [**]

Translation Services – Legacy EDI Translation: Tech will process transactions through [**].  If Tech is still processing these transactions on [**] for Bank Customers, Bank shall pay Tech a [**] for processing services for the balance of [**].

Translation Services – [**] Translation: Tech will process transactions through [**].   If Tech is still processing these transactions on [**] for Bank Customers, Bank shall pay Tech a [**] for processing services for the balance of [**].

4.	PayMode for Employees

[**].  Notwithstanding the foregoing, as part of the Subscription Fee, Tech will continue to service the existing Bank Customer using PayMode for Employees through [**].

SCHEDULE D - 3

5.	Non-Standard Pricing

From time to time, [**], non-standard pricing is needed [**].  Bank and Tech agree to collaboratively work on constructing non-standard pricing where mutually beneficial.

6.	Future Products

In accordance with Article 2, Tech will develop and incorporate Enhancements into the PayMode offering.  Where applicable, Tech agrees to work closely with Bank to develop competitive Service Fees for Enhancements to enable Bank to successfully sell Enhancements to Customers and prospects.

7.	Development Fees

Fees for development of Customizations will be billed according to the Rate Card unless otherwise mutually agreed to by the Parties in the Statement of Work.  The “Rate Card” is as follows:

Staff	Daily Rates	Hourly

Project manager	[**]	[**]
Senior Developer	[**]	[**]
Developer	[**]	[**]
QA	[**]	[**]
QA Manager	[**]	[**]
Consulting engineer	[**]	[**]
Blended Offshore Support	[**]	[**]

The rates in the Rate Card shall apply for a [**] period commencing on the Closing Date.  Thereafter Tech may in increase the rates by written notice to Bank by an amount not to exceed the rate of increase of the Consumer Price Index for all Urban Workers published by the US Department of Labor, Bureau of Labor Statistics over the period of time since the previous twelve months (the second anniversary of the Closing Date).  In the event the Consumer Price Index ceases to be published, the Parties may substitute a comparable index.

    8.           [**]

[**].  If Bank, acting reasonably and based on market intelligence, requests Tech to validate [**], Tech will comply by providing supporting data, subject to Tech customer confidentiality. Without limiting the foregoing, the fees charged by Tech to Bank during the Term of this Services Agreement for PayMode Services, taken as a whole, will be no greater [**] for comparable services, provided under comparable terms and conditions, to the services provided under this Service Agreement.

    9.Renewal Term Pricing

SCHEDULE D - 4

During any Renewal Term, pricing will be set at a $[**] Subscription Fee.  All other fees, terms, conditions, and calculations remain in place.

SCHEDULE D - 5

SCHEDULE E

SCHEDULE E

Bank and Tech Sales and Marketing Responsibilities

Bank’s responsibilities include:

1.
Sales Forecasting.  Thirty (30) days prior to commencement of each quarter, Bank will provide Tech with the number of Core PayMode deals offered to Customer which Tech can use for forecasting purposes. Sales forecasts shall not be binding upon Bank.

2.
Annual Marketing Plan.  Bank will create an annual marketing plan, incorporating new product releases, and providing Tech a summary of that plan.  Bank will work closely with Tech in creating product launch plans, including marketing activities, for new product releases.  The Annual Marketing Plan shall be Confidential Information of Bank and Bank shall not be obligated to fulfill the Annual Marketing Plan.

3.
Customer-Specific Presentations and Marketing Materials. Notwithstanding anything in the Services Agreement to the contrary, Bank is empowered to use the PayMode Marks and create and use customer-specific, customized presentation materials for sales and marketing activities without the written approval of Tech.

4.
Training.  Bank will engage in training activities from time to time to ensure that Bank Representatives have the requisite knowledge to market PayMode to prospective Customers.  Tech will provide support as requested by Bank in providing content and/or participating in training. Additionally, Tech will provide Bank training on all new product releases at least 30 days prior to the scheduled date of release.

5.
Sales Support.  Tech shall provide Bank PayMode subject matter expert support (at Tech’s expense) to assist in advancing strategic, complex sales opportunities and Request for Proposal responses, including online demo support. If the support request requires Tech resources to be on site for Bank Customer visits, Bank and Tech will mutually agree in advance on Tech reimbursements for reasonable per diem and/or out of pocket expenses on a case by case basis. All such requests requiring Tech to travel for Sales Support must be approved by Bank Relationship Manager.

6.
Tech agrees to perform vendor segmentation analyses and vendor adoption forecasts as requested by Bank on each sales opportunity for Bank pricing and Customer proposal purposes as outlined in Schedules A and B.

7.
Customer Requirements.  Bank will use reasonable efforts to maintain prospective customers at the minimum volume and revenue levels in place for PayMode Processing Services as of the Closing Date. As the PayMode vendor network expands, Bank and Tech will work to reduce the minimum thresholds for transaction volumes and revenue.

8.	Bank and Tech will meet at a mutually agreed schedule to perform:

(a)	Sales review. Discuss prior quarter activities and any support required of Tech.

SCHEDULE E - 1

(b)	Operational review. Review Customer issues and escalations

(c)	Vendor Network Review. Review performance versus plan

Rules of Engagement for Tech Direct Sales Activities

Bank and Tech will cooperate to minimize conflict between Bank and Tech sales efforts.  In the normal course of Tech’s direct sales activities, Tech will use reasonable efforts to determine whether Tech’s prospects have a commercial banking relationship with Bank.  In instances where Tech believes that such a relationship exists, Tech’s direct sales force will inform such prospects that PayMode Services are also available through their Bank relationship.  Both Tech and Bank agree that the prospective customer’s preference will dictate whether the customer relationship ultimately belongs to Bank or Tech.

SCHEDULE E - 2

SCHEDULE F

SCHEDULE F

Model Escrow Agreement

THREE-PARTY ESCROW SERVICE AGREEMENT

Deposit Account Number:______________________

1.	Introduction.

This Three Party Escrow Service Agreement (the “Agreement”) is entered into by and between Bottomline Technologies, Inc. (the “Depositor”), and by Bank of America, N.A. (the “Beneficiary”) and by _______________________ (“Escrow Agent”) on this __ day of      , 20009 (the “Effective Date”). Depositor, Beneficiary, and Escrow Agent may be referred to individually as a “Party” or collectively as the “Parties” throughout this Agreement.

(a) The use of the term services in this Agreement shall refer to Escrow Agent services that facilitate the creation, management, and enforcement of software or other technology escrow accounts (“Services”). A Party shall request Services under this Agreement by submitting a work request for certain Escrow Agent Services (“Work Request”) via written instruction.

(b) The Beneficiary and Depositor have entered into a Services Agreement dated _________________ (the “Services Agreement”), which agreement conveys intellectual property rights to the Beneficiary, and the Parties intend this Agreement to be considered as supplementary to such agreement, pursuant to Title 11 United States [Bankruptcy] Code, Section 365(n).

(c) Capitalized Terms used herein and not otherwise defined shall have the meaning set forth in the Services Agreement.

2.	Depositor Responsibilities and Representations.

(a) Depositor shall make an initial deposit that is complete and functional of all Deposit Materials to Escrow Agent within thirty (30) days of the Effective Date. Depositor shall also update Deposit Materials each Quarter during the Term of this Agreement, except that Depositor shall only be obligated to update the Vendor Information portion of the Deposit Materials once per Contract Year. At the time of each deposit or update, Depositor will provide an accurate and complete description of all Deposit Materials sent to Escrow Agent.

(b) Depositor represents that it lawfully possesses all Deposit Materials provided to Escrow Agent under this Agreement free of any liens or encumbrances as of the date of their deposit. Any Deposit Materials liens or encumbrances made after their deposit will not prohibit, limit, or alter the rights and obligations of Escrow Agent under this Agreement. Depositor warrants that with respect to the Deposit Material, Escrow Agent’s proper administration of this Agreement will not violate the rights of any third parties.

SCHEDULE F - 1

(c) Depositor represents that all Deposit Materials is readable and useable in its then current form; if any portion of such Deposit Materials is encrypted, the necessary decryption tools and keys to read such material are deposited contemporaneously.

(d) Depositor agrees, upon request by Escrow Agent, in support of Beneficiary’s request for Verification Services, to promptly complete and return any questionnaires provided by Escrow Agent. Depositor consents to Escrow Agent’s performance of any level(s) of Verification Services and Depositor further consents to Escrow Agent’s use of a subcontractor to perform Verification Services. Any such subcontractor shall be bound by the same confidentiality obligations as Escrow Agent and shall not be a direct competitor to either Depositor or Beneficiary. Escrow Agent shall be responsible for the delivery of Services of any such subcontractor as if Escrow Agent had performed the Services. Depositor represents that all Deposit Materials is provided with all rights necessary for Escrow Agent to verify such proprietary technology and materials upon receipt of a Work Request for such Services or agrees to use commercially reasonable efforts to provide Escrow Agent with any necessary use rights or permissions to use materials necessary to perform verification the Verification Services. Depositor agrees to reasonably cooperate with Escrow Agent by providing reasonable access to its technical personnel for Verification Services whenever reasonably necessary.

3.	Beneficiary Responsibilities and Representations.

(a) Beneficiary acknowledges that, as between Escrow Agent and Beneficiary, Beneficiary assumes all responsibility for the completeness and functionality of all Deposit Material.

(b) Beneficiary may submit a Work Request to Escrow Agent for Verification Services and further consents to Escrow Agent’s use of a subcontractor if needed to provide such Verification Services. Beneficiary warrants that Escrow Agent’s use of any materials supplied by Beneficiary to perform the Verification Services is lawful and does not violate the rights of any third parties.

4.	Escrow Agent Responsibilities and Representations.

(a) Escrow Agent agrees to use commercially reasonable efforts to provide the Services requested by Authorized Person(s) (as identified in the “Authorized Person(s)/Notices Table” below) representing the Depositor or Beneficiary in a Work Request. Escrow Agent may reject a Work Request (in whole or in part) that does not contain all required information at any time upon notification to the Party originating the Work Request.

(b) Escrow Agent will conduct a visual inspection upon receipt of any Deposit Materials and associated descriptions. If Escrow Agent determines that the Deposit Materials does not match the description provided by Depositor, Escrow Agent will notify Depositor of such discrepancies.

(c) Escrow Agent will provide notice to the Beneficiary of all Deposit Materials that is accepted and deposited into the escrow account under this Agreement.

(d) Escrow Agent will work with a Party who submits any Work Request for Verification Services covered under this Agreement to either fulfill any standard Verification Services Work Request or develop a custom Statement of Work (“SOW”). Escrow Agent and the requesting

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Party will mutually agree in writing to an SOW on the following terms and conditions that include but are not limited to: description of Deposit Materials to be tested; description of Verification testing; requesting Party responsibilities; Escrow Agent responsibilities; Service Fees; invoice payment instructions; designation of the paying Party; designation of authorized SOW representatives for both the requesting Party and Escrow Agent with name and contact information; and description of any final deliverables prior to the start of any fulfillment activity. After the start of fulfillment activity, each SOW may only be amended or modified in writing with the mutual agreement of both Parties, in accordance with the change control procedures set forth therein.

(e) Escrow Agent will hold and protect Deposit Materials in physical or electronic vaults that are either owned or under the control of Escrow Agent, unless otherwise agreed to by the Parties.

(f) Upon receipt of written instructions by both Depositor and Beneficiary, Escrow Agent will permit the replacement or removal of previously submitted Deposit Material. The Party making such request shall be responsible for getting the other Party to approve the joint instructions.

5.	Payment.

The Party responsible for payment of fees (“Paying Party”) shall pay to Escrow Agent all fees as set forth in the Work Request (“Service Fees”). Except as set forth below, all Service Fees are due within thirty (30) calendar days from the date of invoice in U.S. currency and are non-refundable. Escrow Agent may update Service Fees with a ninety (90) calendar day written notice to the Paying Party during the term of this Agreement. The Paying Party is liable for any taxes related specifically to Services purchased under this Agreement or shall present to Escrow Agent an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice. Depositor and Beneficiary agree that if this Agreement terminates during the term for any reason, other than for the fault of Escrow Agent, all prepaid fees shall be non-refundable. Any Service Fees not collected by Escrow Agent when due shall bear interest until paid at a rate of one percent (1%) per month (12% per annum) or the maximum rate permitted by law, whichever is less. Notwithstanding, the nonperformance of any obligations of Depositor to deliver Deposit Materials under the License Agreement or this Agreement, Escrow Agent is entitled to be paid all Service Fees that accrue during the Term of this Agreement.

6.	Term and Termination.

(a) The “Term” of this Agreement is for a period of one (1) year from the Effective Date (“Initial Term”) and will automatically renew for additional one (1) year terms (“Renewal Term”) and continue in full force and effect until one of the following events occur: (i) Depositor and Beneficiary provide Escrow Agent with sixty (60) days’ prior written joint notice of their intent to terminate this Agreement; (ii) Beneficiary provides Escrow Agent and Depositor with sixty (60) days’ prior written notice of their intent to terminate this Agreement; (iii) the Agreement terminates under another provision of this Agreement; or (iv) any time after the Initial Term, Escrow Agent provides a sixty (60) days’ prior written notice to the Depositor and Beneficiary of Escrow Agent’s intent to terminate this Agreement. If the Effective Date is

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not specified in the Introduction section, then the last date noted on the signature blocks of this Agreement shall be the Effective Date.

(b) Unless the express terms of this Agreement provide otherwise, upon termination of this Agreement, Escrow Agent shall return the Deposit Materials to the Depositor. If reasonable attempts to return the Deposit Materials to Depositor are unsuccessful, Escrow Agent shall destroy the Deposit Material.

(c) In the event of the nonpayment of undisputed Service Fees owed to Escrow Agent, Escrow Agent shall provide all Parties to this Agreement with written notice of Escrow Agent’s intent to terminate this Agreement. Any Party to this Agreement shall have the right to make the payment to Escrow Agent to cure the default. If the past due payment is not received in full by Escrow Agent within thirty (30) calendar days of the date of such written notice, then Escrow Agent shall have the right to terminate this Agreement at any time thereafter by sending written notice to all Parties. Escrow Agent shall have no obligation to perform the Services under this Agreement (except those obligations that survive termination of this Agreement) so long as any undisputed Service Fees due Escrow Agent under this Agreement remain unpaid.

7.	General Indemnity.

Subject to Section 10 and 11, Depositor and Beneficiary shall defend, indemnify and hold harmless Escrow Agent and its officers, directors, employees, and agents and its successors and assigns from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable attorneys’ fees), arising under this Agreement from the negligent or intentional acts or omissions of the indemnifying Party or its subcontractors, or the officers, directors, employees, agents, successors and assigns of either of them.  Subject to Section 10 and 11, Escrow Agent shall defend, indemnify and hold harmless Depositor and Beneficiary and their respective officers, directors, employees, and agents and their respective successors and assigns from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable attorneys’ fees), arising under this Agreement from the negligent or intentional acts or omissions of Escrow Agent or its subcontractors, officers, directors, employees, agents, successors and assigns.

8.	Warranties.

(a) ESCROW AGENT WARRANTS ANY AND ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.  AN AGGRIEVED PARTY MUST NOTIFY ESCROW AGENT PROMPTLY OF ANY CLAIMED BREACH OF ANY WARRANTIES AND SUCH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE RETURN OF THE PORTION OF THE FEES PAID TO ESCROW AGENT BY PAYING PARTY FOR SUCH NON-

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CONFORMING SERVICES. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE. THE WARRANTY PROVIDED IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN THIS AGREEMENT.

(b) Depositor warrants that all Depositor information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Depositor information during the Term of this Agreement.

(c) Beneficiary warrants that all Beneficiary information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Beneficiary information during the Term of this Agreement.

(d) Ownership Warranty. Depositor warrants that it is the owner or legal custodian of the Deposit Materials and has full authority to store the Deposit Materials and direct their disposition in accordance with the terms of this Agreement. Depositor shall reimburse Escrow Agent for any expenses reasonably incurred by Escrow Agent (including reasonable legal fees) by reason of Escrow Agent’s compliance with the instructions of Depositor in the event of a dispute concerning the ownership, custody or disposition of Deposit Materials stored by Depositor with Escrow Agent.

9.	Confidential Information.

Escrow Agent shall have the obligation to reasonably protect the confidentiality of the Deposit Material. Except as provided in this Agreement Escrow Agent shall not use or disclose the Deposit Material. Escrow Agent shall not disclose the terms of this Agreement to any third Party. If Escrow Agent receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Material, Escrow Agent will notify the Parties to this Agreement unless prohibited by law. After notifying the Parties, Escrow Agent may comply in good faith with such order. It shall be the responsibility of Depositor or Beneficiary to challenge any such order; provided, however, that Escrow Agent does not waive its rights to present its position with respect to any such order. Escrow Agent will cooperate with the Depositor or Beneficiary, as applicable, to support efforts to quash or limit any subpoena, at such party’s expense. Any party requesting additional assistance shall pay Escrow Agent’s standard charges or as quoted upon submission of a detailed request.

10.	Limitation of Liability.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT , ALL LIABILITY, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OF ANY PARTY TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT EQUAL TO ONE YEAR OF FEES PAID OR OWED TO ESCROW AGENT UNDER THIS AGREEMENT. IF CLAIM OR LOSS IS MADE IN RELATION TO A SPECIFIC DEPOSIT OR DEPOSITS, SUCH LIABILITY SHALL BE LIMITED TO THE FEES RELATED SPECIFICALLY TO SUCH DEPOSITS. THIS LIMIT SHALL NOT APPLY TO ANY PARTY FOR: (I) ANY CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT; (II) LIABILITY FOR

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DEATH OR BODILY INJURY; (III) PROVEN THEFT; OR (IV) PROVEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11.	Consequential Damages Waiver.

IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANOTHER PARTY FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR INFORMATION, ANY COSTS OR EXPENSES FOR THE PROCUREMENT OF SUBSTITUTE SERVICES, OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EVEN IF THE POSSIBILITY THEREOF MAY BE KNOWN IN ADVANCE TO ONE OR MORE PARTIES.

12.	General.

(a) Incorporation of Work Requests. All valid Depositor and Beneficiary Work Requests are incorporated into this Agreement.

(b) Purchase Orders. In the event that the Paying Party issues a purchase order or other instrument used to pay Service Fees to Escrow Agent, any terms and conditions set forth in the purchase order which constitute terms and conditions which are in addition to those set forth in this Agreement or which establish conflicting terms and conditions to those set forth in this Agreement are expressly rejected by Escrow Agent.

(c) Right to Make Copies. Escrow Agent shall have the right to make copies of all Deposit Materials as reasonably necessary to perform the Services. Escrow Agent shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on Deposit Materials onto any copies made by Escrow Agent. Any copying expenses incurred by Escrow Agent as a result of a Work Request to copy will be borne by the Party requesting the copies. Escrow Agent may request Depositor’s reasonable cooperation in promptly copying Deposit Materials in order for Escrow Agent to perform this Agreement.

(d) Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of Delaware, USA, as if performed wholly within the state and without giving effect to the principles of conflicts of laws.

(e) Authorized Person(s). Depositor and Beneficiary must each authorize and designate one person whose actions will legally bind such party (“Authorized Person” who shall be identified in the Authorized Persons (s) Notices Table of this Agreement) and who may manage the Escrow Agent escrow account through the Escrow Agent website or written instruction. The Authorized Person for each the Depositor and Beneficiary will maintain the accuracy of their name and contact information provided to Escrow Agent during the term of this Agreement.

(f) Right to Rely on Instructions. Escrow Agent may act in reliance upon any instruction, instrument, or signature reasonably believed by Escrow Agent to be genuine and from an Authorized Person(s), officer, or other employee of a Party. Escrow Agent may assume that such representative of a Party to this Agreement who gives any written notice, request, or instruction has the authority to do so. Escrow Agent will not be required to inquire into the truth or evaluate

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the merit of any statement or representation contained in any notice or document reasonably believed to be from such representative. With respect to Release and Destruction of Deposit Materials, Escrow Agent shall rely on an Authorized Person(s).

(g) Force Majeure. No Party shall be liable for any delay or failure in performance due to events outside the defaulting Party’s reasonable control, including without limitation acts of God, earthquake, labor disputes, shortages of supplies, riots, war, acts of terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused Party shall be extended on a day-to-day basis for the time period equal to the period of the excusable delay.

(h) Notices. All notices regarding Exhibit A (release) shall be sent by commercial express mail or other commercially appropriate means that provide prompt delivery and require proof of delivery. All other correspondence, including invoices, payments, and other documents and communications, may be sent electronically or via regular mail. The Parties shall have the right to rely on the last known address of the other Parties. Any correctly addressed notice to last known address of the other Parties that is relied on herein and that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by electronic mail, the postal authorities by mail, through messenger or commercial express delivery services.

(i) No Waiver. No waiver of rights under this Agreement by any Party shall constitute a subsequent waiver of this or any other right under this Agreement.

(j) Assignment. Except in those circumstances where assignment of the Services Agreement is permitted, no assignment of this Agreement by Depositor or Beneficiary or any rights or obligations of Depositor or Beneficiary under this Agreement is permitted without the written consent of Escrow Agent, which shall not be unreasonably withheld or delayed. Escrow Agent shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Beneficiary unless Escrow Agent receives clear, authoritative and conclusive written evidence of the change of parties.

(k) Severability. In the event any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. If this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for any Party, as determined by such Party in its sole discretion, then the affected Party may terminate this Agreement by written notice to the others.

(l) Independent Contractor Relationship. Depositor and Beneficiary understand, acknowledge, and agree that Escrow Agent’s relationship with Depositor and Beneficiary will be that of an independent contractor and that nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship.

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(m) Attorneys’ Fees. In any suit or proceeding between the Parties relating to this Agreement, the prevailing Party will have the right to recover from the other(s) its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit or proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

(n) No Agency. No Party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other Parties or bind the other Parties in any respect whatsoever.

(o) Disputes. Any dispute, difference or question relating to or arising among any of the Parties concerning the construction, meaning, effect or implementation of this Agreement or the rights or obligations of any Party hereof will be submitted to, and settled by arbitration by a single arbitrator chosen by the corresponding Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The Parties shall submit briefs of no more than 10 pages and the arbitration hearing shall be limited to two (2) days maximum. The arbitrator shall apply Massachusetts law. Unless otherwise agreed by the Parties, arbitration will take place in Boston, Massachusetts, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by regular mail or by commercial express mail, to the attorney for the Party or, if unrepresented, to the Party at the last known business address. If however, Depositor or Beneficiary refuse to submit to arbitration, the matter shall not be submitted to arbitration and Escrow Agent may submit the matter to any court of competent jurisdiction for an interpleader or similar action. Unless adjudged otherwise, any costs of arbitration incurred by Escrow Agent, including reasonable attorney’s fees and costs, shall be divided equally and paid by Depositor and Beneficiary.

(p) Regulations. All Parties are responsible for and warrant, to the extent of their individual actions or omissions, compliance with all applicable laws, rules and regulations, including but not limited to: customs laws; import; export and re-export laws; and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.

(q) No Third Party Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all the parties hereto.

(r) Entire Agreement. The Parties agree that this Agreement, which includes all the Exhibits attached hereto and all valid Work Requests submitted by the Parties, is the complete agreement between the Parties hereto concerning the subject matter of this Agreement and replaces any prior or contemporaneous oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. Each of the Parties herein represents and warrants that the execution, delivery, and performance of this Agreement has been duly authorized and signed by

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a person who meets statutory or other binding approval to sign on behalf of its business organization as named in this Agreement. This Agreement may only be modified by mutual written agreement of the Parties.

(s) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(t) Survival. Sections 6 (Term and Termination), 7 (General Indemnity), 8 (Warranties), 9 (Confidential Information), 10 (Limitation of Liability) 11(Consequential Damages Waiver), and 12 (General) of this Agreement shall survive termination of this Agreement or any Exhibit attached hereto.

BENEFICIARY: BANK OF AMERICA, N.A. By: Print Name: Title:	DEPOSITOR: BOTTOMLINE TECHNOLOGIES, INC. By: Print Name: Title:
ESCROW AGENT: By: Print Name: Title:

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EXHIBIT A

RELEASE OF DEPOSIT MATERIALS

Deposit Account Number:____________________________

Escrow Agent will use the following procedures to process any Beneficiary Work Request to release Deposit Material. All notices under this Exhibit A shall be sent pursuant to the terms of Section 12(h) Notices.

1. Release Conditions. The Depositor and Beneficiary agree that a Work Request for the release of the Deposit Materials shall be based solely on one or more of the Escrow Release Conditions set forth in Section 9.5 of the Services Agreement.

2. Release Work Request. A Beneficiary may submit a Work Request to Escrow Agent to release the Deposit Materials covered under this Agreement. Escrow Agent will send a written notice of this Beneficiary Work Request within five (5) business days to the Depositor’s Authorized Person(s).

3. Contrary Instructions. From the date Escrow Agent mails written notice of the Beneficiary Work Request to release Deposit Materials covered under this Agreement, Depositor authorized representative(s) shall have ten (10) business days to deliver to Escrow Agent contrary instructions. Contrary instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured (“Contrary Instructions”). Contrary Instructions shall be on company letterhead and signed by an authorized Depositor representative. Upon receipt of Contrary Instructions, Escrow Agent shall promptly send a copy to Beneficiary’s Authorized Person(s). Additionally, Escrow Agent shall notify both Depositor and Beneficiary Authorized Person(s) that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Escrow Agent will continue to store Deposit Materials without release pending (i) joint instructions from Depositor and Beneficiary with instructions to release the Deposit Material; or (ii) dispute resolution pursuant to the Disputes provisions of this Agreement; or (iii) receipt of an order from a court of competent jurisdiction.

4. Release of Deposit Material. If Escrow Agent does not receive Contrary Instructions from an authorized Depositor representative, Escrow Agent is authorized to release Deposit Materials to the Beneficiary or, if more than one Beneficiary is registered to the deposit, to release a copy of Deposit Materials to the Beneficiary. Escrow Agent is entitled to receive any undisputed, unpaid Service Fees due Escrow Agent from the Parties before fulfilling the Work Request to release Deposit Materials covered under this Agreement. Any Party may cure a default of payment of Service Fees.

5. Termination of Agreement Upon Release. This Agreement will terminate upon the effective date of the license granted under Section 9.6(b) of the Services Agreement following release of Deposit Materials held by Escrow Agent.

6. Right to Use Following Release. Beneficiary has the right under this Agreement to use the Deposit Materials for the sole purpose of continuing the benefits afforded to Beneficiary by the Services Agreement. Notwithstanding, the Beneficiary shall not have access to the Deposit Materials unless there is a release of the Deposit

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Materials in accordance with this Agreement. Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Material.

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SCHEDULE G

SCHEDULE G

PayMode Security Requirements

In addition to the other provisions in the Services Agreement relating to confidentiality, the handling of data, etc., the following security requirements shall apply.  Notwithstanding anything in the Services Agreement to the contrary, Bank may amend these requirements from time to time.

1.	Privacy Policy

1.1 With respect to all PayMode Data, Tech’s privacy policy will conform, in [**] reasonable judgment, to that of [**], as it may exist from time to time.

2.	Protection

2.1 Tech shall implement reasonable controls to ensure that access to its systems [**].  Tech shall notify Bank of any [**].  No such change [**] of PayMode Data, may be [**] shall have the right to approve these types of changes prior to their becoming effective.

2.2 Tech shall conduct [**] testing on those portions of the Tech network which [**] PayMode Data on a mutually agreed schedule and terms.  Tech agrees to [**] this service.

2.3 Tech shall permit [**], and PayMode Data [**] on a mutually agreed schedule and terms.  Tech’s agreement with [**] of this Services Agreement shall likewise [**].

2.4 Subject to the terms of this Services Agreement and the Schedules attached hereto, Tech will use reasonable best efforts to [**] PayMode Data, [**] by Tech.  Tech shall [**], in order to ensure [**] in accordance with the terms of this Services Agreement, its Schedules, [**].

3.	Detection and Response

3.1 Tech shall monitor [**].  Tech shall notify Bank [**], in the event of a [**].  Per Section IV of the Supplier Security Requirements, [**] shall be contacted by calling [**] retains the right to make appropriate notifications to [**] shall make no notice to [**] without the written permission, and at the written direction, of [**] shall cooperate fully with all [**].

3.2 Tech shall maintain for a mutually agreed-upon length of time, [**] PayMode Data.  Bank may [**] upon reasonable prior notice.  Tech acknowledges and agrees that [**] PayMode Data [**] in the event of a [**].  Upon the request of Bank, Tech shall [**].  Nothing in this Section 3.2 shall give [**].

3.3 Tech shall monitor [**] in an adequate and timely manner.  Unless otherwise expressly agreed in writing, [**].  This obligation [**].

3.4 Tech will perform [**].  Tech will promptly provide the results to Bank.

4.	Security Program Features

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4.1 At the request of Bank, Tech shall meet with the Bank [**] at mutually agreeable times and locations.

4.2 Bank acknowledges and agrees that the information Tech so provides [**], as defined in this Services Agreement, and is [**]. Tech shall provide [**].

[**].

5.	Information Destruction Requirements

5.1 At Bank’s direction, subject to Section 10.6 of the Services Agreement, Tech shall destroy all Bank’s Confidential Information [**] after it is no longer needed for performance under this Services Agreement or to satisfy regulatory requirements.  Tech must have in place [**].  These information destruction requirements are to be applied to [**].

5.2 [**] includes [**].  This media must be [**] and it is no longer needed.  This media may be [**].  The media may be [**].  Tech is responsible for [**].  Confidential Information in this media must be [**] for any purpose.

5.3 [**] includes [**].  This media is to be [**].  The resulting media must be [**] for any purpose.

5.4 These processes must be [**].  The procedure must also [**].  Tech shall keep records [**].

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SCHEDULE H

SCHEDULE H

Business Associate Addendum

This Business Associate Addendum (the “Addendum”) is made and entered into as of Effective Date by and between BANK OF AMERICA, N. A. (“Bank”) and BOTTOMLINE TECHNOLOGIES, INC. (the “Tech”) (each a “Party” and collectively the “Parties”).

WHEREAS, Bank and Tech are entering into the Services Agreement to which this Addendum is attached (the “Services Agreement”), pursuant to which Tech will provide services to Bank; and

WHEREAS, the services provided by Bank to its customers that are “covered entities” (“Covered Entities”) (as defined below) under privacy and information security regulations, including the regulations contained in 45 C.F.R. Parts 160 and 164, as amended from time to time (the “HIPAA Regulations”) promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) cause Bank to be considered a “business associate” of those Covered Entities, and pursuant to the Services Agreement, Tech will provide certain services to Bank requiring Tech to have access to Protected Health Information (“PHI”) (as defined below) of the Covered Entities; and

WHEREAS, under its business associate agreements with the Covered Entities, Bank is required to obtain contractual assurances from its subcontractors who receive or obtain PHI of the Covered Entities in the course of providing services to Bank that they will safeguard the PHI in accordance with applicable requirements under the HIPAA Regulations; and

WHEREAS, Bank and Tech desire to incorporate into the Services Agreement certain provisions required to be implemented by Bank under its business associate agreements with the Covered Entities.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and the continued provision of PHI by Bank to Tech under the Services Agreement in reliance on this Addendum, the Parties agree as follows:

1.	Definitions. For purposes of this Addendum, the terms below shall have the meanings given to them in this Section.

(a)	Covered Entities shall mean the customers of Bank that are covered entities as defined in 45 C.F.R. § 160.103.

(b)
Data Aggregation shall mean, with respect to PHI created or received by Bank in its capacity as the business associate of a Covered Entity, the combining of such PHI by Tech with the PHI received by Bank in its capacity as a business associate of another Covered Entity, to permit data analyses that relate to the Health Care Operations (defined below) of the respective Covered Entities.

(c)	Designated Record Set shall mean a group of Records maintained by or for Bank that: (a) consists of medical records and billing records about individuals

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maintained by or for a Covered Entity; (b) consists of the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (c) consists of Records used, in whole or part, by or for the Covered Entity to make decisions about individual patients.  As used herein, the term “Record” shall mean any item, collection or grouping of information that includes PHI and is maintained, collected, used or disseminated by or for a provider.

(d)	De-Identify shall mean to alter the PHI such that the resulting information meets the requirements described in 45 C.F.R. § 164.514(a) and (b).

(e)	Effective Date shall mean the date first written above.

(f)	Electronic PHI shall mean any PHI maintained in or transmitted by “electronic media” as defined in 45 C.F.R. § 160.103.

(g)	Health Care Operations shall have the meaning given to that term at 45 C.F.R. § 164.501.

(h)	HHS shall mean the U.S. Department of Health and Human Services.

(i)	HITECH Act shall mean the Health Information Technology for Economic and Clinical Health Act included in the American Recovery and Reinvestment Act of 2009.

(j)	Protected Health Information or PHI shall have the meaning given to that term at 45 C.F.R. § 164.501.

(k)
Security Incident shall mean the attempted or successful unauthorized access, use, disclosure, modification, or destruction of PHI or interference with system operations in an information system that contains PHI.

2.	Use and Disclosure of PHI.

(a)
Except as otherwise provided in this Addendum, Tech may use or disclose PHI as reasonably necessary to provide the services described in the Services Agreement, or to undertake other activities of Tech permitted or required by this Addendum or as required by law.

(b)
Except as otherwise limited by this Addendum, Bank authorizes Tech to use the PHI in its possession for the proper management and administration of Tech’s business and to carry out its legal responsibilities.  Tech may disclose PHI for its proper management and administration, provided that (i) such disclosures are required by law; or (ii) Tech obtains, in writing, prior to making any disclosure to a third party: (a) reasonable assurances from such third party that the PHI will be held confidential as provided under this Addendum and used or further disclosed only as required by law or for the purpose for which it was disclosed to such third party; and (b) an agreement from such third party to notify Tech immediately of

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any breaches of the confidentiality of the PHI, to the extent it has knowledge of such breach.

(c)	Bank does not authorize Tech to De-Identify the PHI or to perform Data Aggregation services without the prior written consent of Bank.

(d)
Tech shall not use or disclose PHI in a manner other than as provided in this Addendum, as permitted under the HIPAA Regulations, or as required by law.  Tech will not use or disclose PHI in any manner that would violate applicable laws or regulations, including, without limitation, the HIPAA Regulations, if done by a Covered Entity.

(e)	Upon request, Tech shall make available to Bank any PHI of the Covered Entities that Tech, or any of its subcontractors or agents, have in their possession.

3.
Safeguards Against Misuse of PHI.  Tech shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, availability, and integrity of the Electronic PHI that it creates, receives, maintains, or transmits on behalf of Bank or its Covered Entity clients, and shall use appropriate safeguards to prevent the use or disclosure of all PHI other than as provided by the Services Agreement or this Addendum.  In particular, but without limitation, Tech shall provide security for all PHI provided to it under this Addendum that meets the standards set forth in the Guidance issued by HHS under the HITECH Act, as published in 74 Fed. Reg. 19006, et seq. (April 27, 2009), as such standards may be modified or amended by HHS.  Tech agrees to take reasonable steps to ensure that the actions or omissions of its employees or agents do not cause Tech to breach the terms of this Addendum.

4.
Reporting to Bank.  Tech shall report to Bank in writing (1) any use or disclosure of PHI not provided for by this Addendum of which it becomes aware, or (2) any Security Incident affecting Electronic PHI that it creates, receives, maintains, or transmits on behalf of Bank or its Covered Entity customers of which it becomes aware in accordance with the following requirements:

(a)
Tech will report to Bank any use or disclosure of the PHI pursuant to any Security Incident of which it becomes aware in accordance with the following reporting procedures for Security Incidents that result in unauthorized access, use, disclosure, modification or destruction of information or interference with system operations (“Successful Security Incidents”) and for Security Incidents that do not so result (“Unsuccessful Security Incidents”):

(1) For Unsuccessful Security Incidents, Tech and Bank agree that this paragraph constitutes notice of such Unsuccessful Security Incidents. By way of example, the Parties consider the following to be illustrative of Unsuccessful Security Incidents when they do not result in actual unauthorized access, use, disclosure, modification or destruction of Electronic PHI or interference with an information system that contains or processes Electronic PHI: (i) pings on a firewall, (ii) port scans, (iii) attempts to log on to a system or enter a database

SCHEDULE H - 3

with an invalid password or username, (iv) denial-of-service attacks that do not result in a server being taken off-line, and (v) Malware (worms, viruses, etc.).

(2) For Successful Security Incidents, Tech will give Bank immediate notice after learning of the Successful Security Incident.

5.
Mitigation of Disclosures of PHI.  Tech shall mitigate, to the extent practicable, any harmful effect that is known to Tech of any use or disclosure of PHI by Tech or its agents or subcontractors in violation of the requirements of this Addendum.

6.
Agreements with Agents or Subcontractors.  Tech shall ensure that any agent or subcontractor that has access to or to which Tech provides PHI agrees in writing to the restrictions and conditions concerning uses and disclosures of PHI contained herein, and agrees to implement reasonable and appropriate safeguards to protect any Electronic PHI that it creates, receives, maintains, or transmits on behalf of Bank or a Covered Entity.

7.	Access to PHI by Individuals.

(a)	Upon request, Tech agrees to furnish Bank with copies of the PHI maintained by Tech in a Designated Record Set in the time and manner designated by Bank.

(b)
In the event any individual or personal representative requests access to the individual’s PHI directly from Tech, Tech shall forward that request immediately to Bank.  Any disclosure of, or decision not to disclose, the PHI requested by an individual or a personal representative and compliance with the requirements applicable to an individual’s right top obtain access to PHI shall be the sole responsibility of the Covered Entity contracting with Bank.

8.	Amendment of PHI.

(a)
Upon request and instruction from Bank, Tech shall amend PHI or a Record about an individual in a Designated Record Set that is maintained by, or otherwise within the possession of, Tech as directed by Bank in accordance with procedures established by 45 C.F.R. § 164.526.  Any request by Bank to amend such information shall be completed by Tech promptly upon the request from Bank.

(b)
In the event that any individual requests that Tech amend such individual’s PHI or Record in a Designated Record Set, Tech shall forward such request immediately to Bank.  Any amendment of, or decision not to amend, the PHI or Record as requested by an individual and compliance with the requirements applicable to an individual’s right to request an amendment of PHI shall be the sole responsibility of the Covered Entity contracting with Bank.

9.	Accounting of Disclosures.

(a)
Tech shall document any disclosures of PHI made by it, except for disclosures relating to treatment, payment or health care operations of the Covered Entities of Bank or other disclosures excepted under 45 C.F.R. § 164.528 (a).  Tech also

SCHEDULE H - 4

shall make available information related to such disclosures as would be required for the Covered Entity customers of Bank to respond to a request for an accounting of disclosures in accordance with 45 C.F.R. § 164.528.  At a minimum, Tech shall furnish Bank the following with respect to any covered disclosures by Tech:  (i) the date of disclosure of PHI; (ii) the name of the entity or person who received PHI, and, if known, the address of such entity or person; (iii) a brief description of the PHI disclosed; and (iv) a brief statement of the purpose of the disclosure which includes the basis for such disclosure.

(b)	Tech hereby agrees to implement an appropriate recordkeeping system to enable it to comply with the requirements of this Section. Tech agrees to retain such records for a minimum of six (6) years.

(c)
Tech shall furnish to Bank information collected in accordance with this Section, in the time and manner designated by Bank, to permit the Covered Entity contracting with Bank to make an accounting of disclosures as required by 45 C.F.R. § 164.528.

(d)
In the event that an individual delivers the request for an accounting directly to Tech, Tech shall forward such request immediately to Bank.  The Covered Entity contracting with Bank shall maintain sole responsibility for preparing and delivering any accounting requested and for complying with the requirements applicable to an individual’s right to obtain an accounting of disclosures of PHI.

10.
Availability of Books and Records.  Tech shall make available to Bank its internal practices, books, agreements, records, and policies and procedures relating to the use and disclosure of PHI and, upon request, to the Secretary of HHS for purposes of determining a Covered Entity’s compliance with the HIPAA Regulations.  Notwithstanding the foregoing, prior to any such disclosure to the Secretary of HHS or any other federal or state agency, Tech shall notify Bank in writing immediately of such request and shall furnish Bank with copies of such request.  Bank and Tech agree to work together in responding to any such request, including but not limited to engaging in an effort to obtain a confidentiality agreement, protective order, injunction or court order, if necessary, to preserve any applicable privilege.

11.	Term and Termination.

(a)	This Addendum shall become effective on the Effective Date and shall continue in effect until all obligations of the Parties have been met under the Services Agreement and under this Addendum.

(b)
Bank may terminate immediately this Addendum, the Services Agreement, and any other related agreements if Tech has breached a material term of this Addendum and Tech has failed to cure that material breach, to the reasonable satisfaction of Bank, within forty-five (45) days after written notice from Bank; provided, however, that if Bank determines in its reasonable judgment that the material breach cannot be cured feasibly within forty-five (45) days or that

SCHEDULE H - 5

immediate termination is necessary to prevent further unauthorized uses or disclosures of PHI, it shall have the right to terminate this Addendum and/or the Services Agreement immediately.

(c)
Upon termination of the Services Agreement for any reason, all PHI maintained by Tech shall be returned to Bank or destroyed by Tech.  Tech shall not retain any copies of such information.  This provision shall apply to PHI in the possession of Tech’s subcontractors and agents.  If return or destruction of the PHI is not feasible in Tech’s reasonable judgment, Tech shall furnish Bank with notification, in writing, of the conditions that make return or destruction infeasible.  Upon mutual agreement of the Parties that return or destruction of the PHI is infeasible, Tech will extend the protections of this Addendum to such information for as long as Tech retains such information and will limit further uses and disclosures to those purposes that make the return or destruction of the information not feasible.  This Section 11(c) shall survive any termination of this Addendum.

12.	Effect of Addendum.

(a)
This Addendum is a part of and subject to the terms of the Services Agreement, except that to the extent any terms of this Addendum conflict with any term of the Services Agreement, the terms of this Addendum shall control and all other terms of the Services Agreement shall remain in full force and effect.  In the event of inconsistency between the provisions of this Addendum and mandatory provisions of the HIPAA Regulations, as amended, or their interpretation by any court or regulatory agency of competent authority and jurisdiction over either Party hereto, the HIPAA Regulations, as interpreted by such court or agency, shall control.  Where the provisions of this Addendum are different from those mandated in the HIPAA Regulations, but are nonetheless permitted by such rules as interpreted by courts or agencies, the provisions of this Addendum shall control.

(b)	Except as expressly stated herein or as provided by law, this Addendum shall not create any rights in favor of any third party.

13.	Regulatory References. A reference in this Addendum to a section in the HIPAA Regulations means the section as in effect or as amended.

14.
Notices.  All notices, requests and demands or other communications to be given hereunder to a Party shall be made via first class mail, registered or certified or express courier to such Party’s address given below, and/or via facsimile to the facsimile telephone numbers listed below:

If to Bank, to: Michael J. Butz Sourcing Manager I Bank of America Mail Code: NC1-023-09-01 525 N Tryon St. Charlotte, NC 28255 Facsimile number: 617.310.2235	With a copy to: Kelly Spinard Senior Compliance Manager Bank of America Mail Code: RI1-537-08-02 1 Financial Plaza Providence, RI 02903 Facsimile number: 617.310.2313

SCHEDULE H - 6

If to Tech, to: Robert A. Eberle President and CEO Bottomline Technologies (de), Inc. 325 Corporate Drive Portsmouth, NH 03801 Facsimile number: 603. 436.0300	With a copy to: John A. Burgess, Esq. Wilmer Cutler Pickering Hale & Dorr LLP 60 State Street Boston, MA 02109 Facsimile number: 617. 526.5000

15.
Amendments; Waiver.  This Addendum may not be modified, nor shall any provision be waived or amended, except in writing duly signed by authorized representatives of the Parties.  The Parties acknowledge that federal laws regarding health information privacy and data security are undergoing rapid change and hereby agree to amend, upon the mutual agreement of the parties, this Addendum from time to time as is necessary for Bank and its Covered Entity customers to comply with these statutory requirements.  Should the parties fail to agree promptly to reasonable terms and conditions to amend this Addendum as required in order to comply with a new or revised law, rule or regulation, Bank may promptly terminate this Addendum and/or the Services Agreement (pursuant to Sections 15.2 and 23.14(d) of the Services Agreement).  A waiver with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

16.
HITECH Act Compliance.  The Parties acknowledge that the HITECH Act includes several provisions impacting the health care industry, including significant changes to the HIPAA Regulations. The Privacy Subtitle of the HITECH Act sets forth provisions that significantly change the requirements for business associates and the agreements between business associates and covered entities under the HIPAA Regulations and many of these changes will be clarified in forthcoming regulations and guidance.  Each Party agrees to comply with the applicable provisions of the HITECH Act and any implementing regulations and guidance issued thereunder.  Also, the Parties agree to modify this Addendum as reasonably necessary to comply with the HITECH Act and its implementing regulations, guidance, and interpretations as they become effective.

SCHEDULE H - 7

In Witness Whereof, this Addendum is executed by the Parties as of the date first written above.

BANK OF AMERICA, N.A. By: /s/ Mike Butz Print Name: Mike Butz Title: VP, Supply Chain	BOTTOMLINE TECHNOLOGIES, INC. By: /s/ Robert A. Eberle Print Name: Robert A. Eberle Title: President and CEO

SCHEDULE H - 8

SCHEDULE I

SCHEDULE I

Agreements Subject to Consent Requirement

1)	Customer Service Agreement with [**]

2)	Customer Service Agreement with [**]

SCHEDULE J

SCHEDULE J

Background Checks

In accordance with and subject to the terms and conditions of this Services Agreement, within [**] after executing this Services Agreement with respect to any person that is a former employee of Bank being assigned to participate in the provision of Services to Bank, and prior to participating in the provision of Services to Bank with respect to any person who is not a former employee of Bank, the following background screening guidelines must be administered to and successfully passed by each Representative of Tech (“Contract Person”):

(b)	Search of the Contract Person’s social security number to verify the accuracy of the individual’s identity and current and previous addresses.

(c)	A criminal background search of all court records in each venue of the Contract Person’s current and previous addresses [**].

(d)	A minimum of at least [**] work references prior to assignment at Bank.

(e)	Verification of highest post high school education or degrees, i.e., B.A., B.S., Associate, or professional certifications.

(f)	Validation of United States citizenship or certification to work in the United States.

Tech shall keep copies of background screening documentation and provide certification of their completion to Bank when requested.

SCHEDULE K

SCHEDULE K

Business Continuity Requirements

1.
Tech shall establish, maintain and implement a Business Continuity Plan per the terms of this Services Agreement.  The Business Continuity Plan shall include recovery strategy, loss of critical personnel, documented recovery plans covering all areas of operations necessary to delivering Tech’s Services pursuant to this Services Agreement, vital records protection and testing plans.  The plans shall provide, without limitation, for off-site backup of critical data files, Confidential Information, software, documentation, forms and supplies as well as alternative means of transmitting and processing Confidential Information.

2.
The recovery strategy shall provide for recovery after both short and long term disruptions in facilities, environmental support, workforce availability, and data processing equipment. Although short term outages can be protected with redundant resources and network diversity, the long term strategy must allow for total destruction of Tech’s business operations for a period of [**] or longer and set forth a recovery strategy.

3.	Tech’s recovery objectives shall not exceed the following during any recovery period:

(a)	Time to Full Restoration from time of disruption event: [**]
(b)	Maximum Data Loss (stated in hours) from time of disruption event: [**]
(c)	Percentage Reduction of Service Levels: [**]

4.	Bank agrees to work with Tech to determine a mutually agreeable date for Tech to match the new objectives if necessary.

5.
Tech shall continue to provide Services to Bank, at Bank’s expense, if Bank activates its contingency plan or moves to an interim site to conduct its business, including during tests of Bank’s contingency operations plans.

6.
Tech shall furnish contingency recovery plans, contingency exercise and testing schedules annually or upon request.  Tech shall provide to Bank, annually, or upon request, copies of all contingency exercise final reports, and shall include disaster scenario description, exercise scope and objectives, detailed tasks, exercise issues list and remediation, and exercise results. If requested, Tech shall allow Bank, at its own expense, to observe a contingency test.

7.	If Tech provides electronic interchange of data with Bank, Tech shall participate, if requested and at Bank’s expense, in the recovery exercises of Bank to validate recovery capability.

8.	Tech shall provide evidence of capability to meet any applicable regulatory requirements concerning business continuity.

9.	Tech shall participate, if reasonably requested by Bank and at Bank’s expense, in recovery testing of a mutually agreed upon scope and frequency.